Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271360

PROSPECTUS

VERDE CLEAN FUELS, INC.

UP TO 32,528,461 SHARES OF CLASS A COMMON STOCK
UP TO 15,412,479 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
UP TO 2,475,000 WARRANTS TO PURCHASE COMMON STOCK

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This prospectus relates to the issuance by us of up to 15,412,479 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (i) up to 2,475,000 shares of our Class A Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) that were originally issued in a private placement to CENAQ Sponsor LLC, a Delaware limited liability company (“CENAQ Sponsor”), at a purchase price of $1.00 per warrant, at an exercise price of $11.50 per share; and (ii) up to 12,937,479 shares of our Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by CENAQ Energy Corp., a Delaware corporation (“CENAQ”), at a purchase price of $10.00 per unit in its initial public offering, at an exercise price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 32,528,461 shares of Class A Common Stock consisting of: (a) 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor, originally acquired by such parties for an effective purchase price of approximately $0.0058 per share, (b) 22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) issued to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), upon the exchange of Class C common units (“Class C OpCo Units”) of Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange (such shares or Class C Common Stock originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share), (c) 3,200,000 shares of Class A Common Stock originally issued and sold to certain of the Selling Securityholders pursuant to subscription agreements dated as of August 12, 2022 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share, (d) 825,000 shares of Class A Common Stock held directly by Anchor Investors, originally acquired at a purchase price of $0.0058 per share, (e) 2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants issued under the Business Combination Agreement (defined below) that were originally sold by CENAQ at a purchase price of $1.00 per Private Placement Warrant in connection with its initial public offering which Warrants are exercisable for our Class A Common Stock at an exercise price of $11.50 per share, and (f) up to 40,961 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note (as defined herein) at a conversion price of $10.00 per share; and (ii) up to 2,475,000 Private Placement Warrants, which were originally purchased at a price of $1.00 per Private Placement Warrant. We will not receive any proceeds from the sale of shares of Class A Common Stock or warrants by the Selling Securityholders pursuant to this prospectus.

In connection with the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 12, 2022 (as amended, the “Business Combination Agreement”), by and among CENAQ, OpCo, Holdings, Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and, solely with respect to Section 6.18 thereto, CENAQ Sponsor, holders of 15,403,880 shares of CENAQ’s Class A common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.31 per share, for an aggregate redemption amount of $158,797,475.52. The shares of Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 68.8% of shares of Class A Common Stock outstanding of the Company as of May 19, 2023 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the conversion of Class C Common Stock to be issued to Holdings upon the exchange by them of Class C OpCo Units). Given the substantial number of shares of Class A Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in CENAQ’s IPO, certain of the Selling Securityholders, including CENAQ Sponsor, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A Common Stock. For example, based on the closing price of our Class A Common Stock of $4.65 as of May 19, 2023, CENAQ Sponsor and the Anchor Investors would experience a potential profit of up to approximately $4.6442 per share, or up to approximately $21,562,500 in the aggregate.

We could receive up to an aggregate of $177,243,508 if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have 15,412,479 outstanding Warrants to purchase 15,412,479 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. As of May 19, 2023, the closing price of our Class A Common Stock was $4.65 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, our Warrant holders have the option to exercise the Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants.” As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Class A Common Stock. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A Common Stock.

Our shares of Class A Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VGAS.” On May 19, 2023, the closing price of our Class A Common Stock was $4.65 per share. Our public warrants are listed on Nasdaq under the symbol “VGASW.” On May 19, 2023, the closing price of our Public Warrants was $0.1675 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

“$15.00 Triggering Event” or “Triggering Event I” are to the date on which the volume-weighted average price of one share of Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days within the Earn Out Period; provided that the $15.00 Triggering Event shall have occurred if, during the Earn Out Period, there is a Company Sale pursuant to which the holders of Class A Common Stock have the right to receive consideration implying a value for the Class A Common Stock (as determined in good faith by the Board) of greater than or equal to $15.00.

“$18.00 Triggering Event” or “Triggering Event II” are to the date on which the volume-weighted average price of one share of Class A Common Stock is greater than or equal to $18.00 for any 20 trading days within any period of 30 consecutive trading days within the Earn Out Period; provided that the $18.00 Triggering Event shall have occurred if, during the Earn Out Period, there is a Company Sale pursuant to which the holders of Class A Common Stock have the right to receive consideration implying a value for the Class A Common Stock (as determined in good faith by the Board) of greater than or equal to $18.00.

“Anchor Investors” refers to certain qualified institutional buyers or institutional accredited investors that participated in the IPO.

“A&R Registration Rights Agreement” refers to the amended and restated IPO Registration Rights Agreement, dated as of the Closing Date, by and among Verde Clean Fuels, certain persons and entities holding securities of CENAQ prior to the Closing (the “Initial Holders”) and certain persons and entities who received Class A Common Stock and Class C Common Stock pursuant to the Business Combination (together with the Initial Holders, the “Reg Rights Holders”), as included in Exhibit 10.6 to the Current Report on Form 8-K, filed with the SEC on February 21, 2023, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“Arb” refers to Arb Clean Fuels Management LLC and its affiliates.

“ASC” refers to Accounting Standards Codification.

“BERR” refers to Bluescape Energy Recapitalization and Restructuring Fund IV LP.

“Board” refers to our Board of directors.

“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” refers to the Business Combination Agreement, dated as of August 12, 2022, by and among CENAQ, OpCo, Holdings, Intermediate and CENAQ Sponsor (solely with respect to Section 6.18 thereto), as amended, supplemented or modified.

“Bylaws” refers to the amended and restated bylaws of Verde Clean Fuels.

“Call Right” refers to the right we have, upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, to, for administrative convenience, acquire each tendered Class C OpCo Unit directly from the OpCo unitholder for, at our election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash, and such Class C OpCo Units shall be automatically recapitalized into the same number of Class A OpCo Units.

“CENAQ” refers to CENAQ Energy Corp., a Delaware corporation, and our previous name prior to the Closing.

“CENAQ Sponsor” refers to CENAQ Sponsor LLC, a Delaware limited liability company.

“Charter” refers to the fourth amended and restated certificate of incorporation of Verde Clean Fuels.

“Class A Common Stock” refers to Verde Clean Fuels’ Class A common stock, par value $0.0001 per share.

“Class A OpCo Units” refers to the Class A common units of OpCo.

“Class C Common Stock” refers to Verde Clean Fuels’ Class C common stock, par value $0.0001 per share.

“Class C OpCo Units” refers to the Class C common units of OpCo.

“Closing” refers to the closing of the Business Combination.

“Closing Date” refers to February 15, 2023, the date on which the Closing occurred.

“Code” refers to Internal Revenue Code of 1986, as amended.

“Common Stock” refers collectively to Class A Common Stock and Class C Common Stock.

“Controlled Company Event” refers to such time that Verde Clean Fuels is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1).

“DGCL” refers to the General Corporation Law of the State of Delaware.

“Earn Out Equity” refers to up to 3,500,000 Class C OpCo Units and 3,500,000 shares of Class C Common Stock that may be transferred from OpCo to Holdings within five business days after the occurrence of a Triggering Event.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Founder Shares” refers to 4,312,500 shares of common stock of CENAQ that were issued prior to the IPO of CENAQ. Such shares were converted into 4,312,500 shares of Class A Common Stock in connection with the Business Combination.

“GAAP” refers to U.S. generally accepted accounting principles.

“Holdings” refers to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company.

“Intermediate” refers to Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company.

“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

“IPO” refers to CENAQ’s initial public offering of its Class A common stock and public warrants pursuant to the IPO Registration Statement and completed on August 17, 2021.

“IPO Registration Statement” refers to CENAQ’s Registration Statement on Form S-1, filed with the SEC (File No. 333-253695), on March 1, 2021.

“IRS” refers to the U.S. Internal Revenue Service.

“Lock-Up Agreement” refers to the lock-up agreement by and between Holdings and CENAQ, dated August 12, 2022.

“management” or our “management team” refers to our officers and directors.

“Mandatory Exchange” refers to the right we have to require, (i) upon a change of control of us or (ii) in our discretion with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units.

“Nasdaq” refers to the Nasdaq Capital Market.

“OpCo” refers to Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of Verde Clean Fuels.

“OpCo A&R LLC Agreement” refers to the amended and restated limited liability company agreement of OpCo.

“OpCo Exchange Right” refers to the right each OpCo unitholder (excluding us) will have, subject to certain timing procedures and other conditions set forth in the OpCo A&R LLC Agreement, to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash.

OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash.

“OpCo Units” refers to the Class A OpCo Units and the Class C OpCo Units.

“Organizational Documents” refers to our Charter and our Bylaws.

“Payment Cap” refers to the payment cap of $50,000,000, which applies only to certain payments required to be paid pursuant to the Tax Receivable Agreement in connection with the occurrence of a change of control (as defined in the Tax Receivable Agreement).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Investment” refers to the private offering of securities of Verde Clean Fuels to certain investors in connection with the Business Combination.

“PIPE Investors” refers to the investors in the PIPE Investment.

“PIPE Proceeds” refers to the proceeds from the PIPE Investment.

“PIPE Shares” refers to the 3,200,000 shares of Class A Common Stock that were issued in the PIPE Investment.

“Preferred Stock” refers to Verde Clean Fuels’ preferred stock, par value $0.0001 per share.

“Private Placement Warrants” refers to the 2,475,000 redeemable warrants that were exchanged for CENAQ’s private placement warrants in connection with the Closing, entitling the holder thereof to purchase Class A Common Stock.

“Public Warrants” refers to the 12,937,479 redeemable warrants exchanged for CENAQ’s public warrants in connection with the Closing, entitling the holder thereof to purchase Class A Common Stock.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002, as amended.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Selling Securityholders” refers to the selling securityholders named in this prospectus.

“Series A Incentive Units” refers to the 800 incentive units issued by Holdings on August 7, 2020 to certain members of management of Intermediate in compensation for their services.

“Sponsor Earn Out” refers to the 3,234,375 Founder Shares held by the Sponsor immediately prior to Closing, (a) 50% of which will be subject to forfeiture until the occurrence of the $15.00 Triggering Event and (b) 50% of which will be subject to forfeiture until the occurrence of the $18.00 Triggering Event.

“Subscription Agreements” refers to the subscription agreements (as amended from time to time) that CENAQ entered into in connection with the Business Combination Agreement.

“Tax Receivable Agreement” refers to the Tax Receivable Agreement, dated as of the Closing Date, by and among Verde Clean Fuels and Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the Agent (as defined in the Tax Receivable Agreement), as included in Exhibit 10.5 to the Current Report on Form 8-K, filed with the SEC on February 21, 2023, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“Triggering Events” refers to Triggering Event I and Triggering Event II, respectively.

“U.S. GAAP” refers to the accounting principles generally accepted in the United States of America.

“Verde Clean Fuels,” “we,” “our,” “us” or the “Company” refers to Verde Clean Fuels, Inc.

“Warrants” refers collectively to the Private Placement Warrants together with the Public Warrants.

In addition, the following is a glossary of key industry terms used herein:

“CAA” refers to the federal Clean Air Act.

“CWCs” refers to cellulosic waiver credits.

“CERCLA” refers to the Comprehensive Environmental Response, Compensation and Liability Act.

“Clean Water Act” refers to the federal Water Pollution Control Act.

“CO2” refers to Carbon dioxide.

“CI” refers to carbon intensity.

“D3” refers to cellulosic biofuel with a 60% GHG reduction requirement.

“EHS” refers to environment, health and safety.

“EISA” refers to Energy Independence and Security Act of 2007.

“EPA” refers to the U.S. Environmental Protection Agency.

“Energy Act” refers to the Energy Policy Act of 2005.

“EPC” refers to engineering, procurement and construction.

“FEED” refers to front-end engineering and design.

“FERC” refers to the U.S. Federal Energy Regulatory Commission.

“GHG” refers to greenhouse gases.

“ICE” refers to internal combustion engine.

“IR Act” refers to the Inflation Reduction Act of 2022.

“LCFS” refers to Low Carbon Fuel Standard or similar types of federal and state programs.

“MSW” refers to municipal solid waste.

“Obligated Parties” means refiners or importers of gasoline or diesel fuel under the RFS program.

“RCRA” refers to the Resource Conservation and Recovery Act.

“RBOB” refers to Reformulated Blend-stock for Oxygenate.

“RFS” refers to the EPA’s Renewable Fuel Standard.

“RINs” refers to Renewable Identification Numbers.

“RVOs” refers to renewable volume obligations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including, without limitation, statements under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). The Company’s forward-looking statements include, but are not limited to, statements regarding the Company’s or the Company’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the Company, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•        the financial and business performance of the Company;

•        the ability to maintain the listing of the Class A Common Stock and the Public Warrants on Nasdaq, and the potential liquidity and trading of such securities;

•        the failure to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition;

•        the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

•        the Company’s ability to develop and operate new projects;

•        the Company’s ability to obtain financing for future projects;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        delays in acquisition, financing, construction and development of new projects;

•        the length of development cycles for new projects, including the design and construction processes for the Company’s projects;

•        the Company’s ability to identify suitable locations for new projects;

•        the Company’s dependence on suppliers;

•        existing laws and regulations and changes to laws. regulations and policies that affect the Company’s operations;

•        decline in public acceptance and support of renewable energy development and projects;

•        demand for renewable energy not being sustained;

•        impacts of climate change, changing weather patterns and conditions, and natural disasters;

•        the ability to secure necessary governmental and regulatory approvals;

•        the ability to qualify for federal and state level low-carbon fuel credits;

•        any decline in the value of carbon credits and the development of the carbon credit markets;

•        risks relating to the Company’s status as a development stage company with a history of net losses;

•        risks relating to the uncertainty of success or delays of the Company’s research and development efforts;

•        disruptions in the supply chain, fluctuation in price of product inputs, and market conditions and global and economic factors beyond the Company’s control;

•        the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•        the ability of the Company to execute its business model, including market acceptance of gasoline derived from renewable feedstocks;

•        litigation and the ability to adequately protect intellectual property rights;

•        competition from companies with greater resources and financial strength in the industries in which the Company operates;

•        the effect of legal, tax and regulatory changes; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that the Company considers immaterial or which are unknown. It is not possible to predict or identify all such risks. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” in the Company’s periodic filings with the SEC, including its Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q. The Company’s SEC filings are available publicly on the SEC’s website at http://www.sec.gov.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider when making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.” The definition of some of the terms used in this prospectus are set forth under the section “Certain Defined Terms.” Unless the context otherwise requires, we use the terms “Verde,” “company,” “we,” “us” and “our” in this prospectus to refer to Verde Clean Fuels, Inc. and our consolidated subsidiaries.

Business Overview

We are a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, municipal solid waste (“MSW”) and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+® process. Through our STG+® process, we convert syngas into Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline. We are focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities with expected capacity to produce between approximately seven million to 30 million gallons of renewable gasoline per year.

We are redefining liquid fuels technology through our proprietary and innovative STG+® process to deliver scalable and cost-effective renewable gasoline. We acquired our STG+® technology from Primus Green Energy (“Primus”), a company established in 2007 that developed the patented STG+® technology to convert syngas into gasoline or methanol. Since acquiring the technology, we have adapted the application of our STG+® technology to focus on the renewable energy industry. This adaptation requires a third-party gasification system to produce acceptable synthesis gas from these renewable feedstocks. Our proprietary STG+® system converts the syngas into gasoline.

We have made significant progress towards commercializing the first STG+® based commercial production facility in the United States. Our first commercial production facility, which we expect to be operational by the first half of 2025, will be in Maricopa, Arizona. In the first phase we expect this facility to produce approximately 7 million gallons of renewable gasoline in the first full year of operations. In the second phase, which we expect to be operational in 2026, we anticipate producing approximately 30 million gallons per year of renewable gasoline. Additionally, we have several additional renewable gasoline projects, and flare mitigating natural gas to gasoline project, in various early stages of development.

Over $110 million has been invested in our technology, including our demonstration facility in New Jersey, which has completed over 10,500 hours of operation producing gasoline or methanol. Our demonstration facility represents the scalable nature of our operational modular commercial design which has fully integrated reactors and recycle lines and is designed with key variables, like gas velocity and catalyst bed length, at a 1-to-1 scale with our commercial design. We have also participated in carbon lifecycle studies to validate the CI score and reduced lifecycle emissions of our renewable gasoline as well as fuel, blending and engine testing to validate the specification and performance of our gasoline product. We believe our renewable gasoline exhibits a significant lifecycle carbon emissions reduction compared to traditional petroleum-based gasoline. As a result, we believe our gasoline produced from renewable feedstock, such as biomass, will qualify under the federal renewable fuel standard (“RFS”) program for the D3 renewable identification number (“RIN”) (a carbon credit), which can have significant value. Similarly, gasoline produced from our process may also qualify for various state carbon programs, including California’s Low Carbon Fuel Standard (“LCFS”). Unlike many other gas-to-liquids technologies, not only can our STG+® process produce renewable gasoline from syngas, but we expect it will be able to be applied at other production facilities to produce other end products including methanol. In addition to our initial focus on the production of renewable gasoline, there is opportunity to continue to develop additional process technology to produce middle distillates including sustainable diesel and sustainable aviation fuel. As of March 31, 2023, the Company has not derived revenue from its principal business activities. The Company is managed as an integrated business and consequently, there is only one reportable segment. However, as with other government programs, the use requirements of the RFS program and other similar state-level programs are subject to change, which could materially harm our ability to operate profitably.

Growth Strategy

We intend to grow our business by leveraging our competitive advantages in the design and implementation of small-scale modular facilities that can be situated in proximity to renewable feedstock sources. We believe we have a number of avenues to achieve our growth objectives:

Construction and Development of Commercial Production Facilities.

A critical step in our success will be the successful construction and operation of the first commercial production facility using our STG+® technology. In April 2022, we commenced a pre-FEED study for our first commercial production facility in Maricopa, Arizona, and we are actively engaged in activities associated with securing the location, feedstock, utility interconnections and front-end gasification for our first commercial facility. We believe our commercialization activities are being completed at a pace that can support initial commercial production of renewable gasoline as early as the first half of 2025.

We plan to grow our business by building and operating a portfolio of commercial production facilities. Currently, we have three additional production facilities planned and four potential production facility development opportunities identified. We also expect there to be expansion opportunities at the approximately 700 landfills across the United States that intake sufficient volumes of MSW to supply one of our facilities as well as numerous additional locations using other renewable feedstocks. We believe the number of identified and planned potential production facilities bode well for our potential future success. We plan to commence pre-FEED studies on these three additional production facilities in 2023 and complete two of the facilities in 2025 and the remaining facility in 2026. We expect the total capital expenditures for these additional production facilities to be approximately $900 million, and we expect to fund these projects with equity and project-related debt.

Expansion of Commercial Operations and Customer Base.

We also expect to achieve growth through the expansion of our in-process projects as the facilities are expanded or otherwise begin to produce renewable gasoline. We also intend to license our technology in places where we do not anticipate deploying our own capital. Additionally, we intend to expand internationally to regions interested in our middle distillates process, like the United Kingdom, and may enter relationships with other businesses to expand our operations and to create service networks to support our production and delivery of renewable gasoline.

Establishing and Maintaining Relationships with Key Strategic Partners.

We have established, maintained and managed strategic relationships with Waste Management, InEnTec and EcoStrat, who devote the resources to promote mutually beneficial business relationships and grow our business. To expand our business, we will continue to identify and evaluate development and partnership opportunities and other suitable and scalable business relationships.

Developing and Advancing Technology.

Just as we refocused the use and application of our STG+® technology from using natural gas as a feedstock to using renewable biomass, MSW and other feedstocks, our R&D team is continuously researching and developing ways to improve our technology and meet our customers’ energy needs. Using our innovative technology platform and robust intellectual property portfolio, we are well-positioned to continue making technology advancements over time. Additionally, we intend to develop or acquire additional intellectual property, such as processes for sustainable diesel and aviation fuel, as well as other complementary technologies.

Corporate Information

We were originally known as CENAQ Energy Corp. On February 15, 2023, CENAQ, Intermediate, OpCo and Holdings consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of CENAQ held on January 4, 2023. In connection with the closing of the Business Combination, we changed our name from CENAQ Energy Corp. to Verde Clean Fuels, Inc.

Our principal executive offices are located at 600 Travis Street, Suite 5050, Houston, Texas 77002 and our telephone number is (469) 398-2200. Our website is www.verdecleanfuels.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our securities.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including in this prospectus;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of CENAQ becoming a public company).

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have irrevocably opted out of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

For additional information, see the section titled “Risk Factors — General Risk Factors — The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.”

Information About the Resale of Shares

The shares of Common Stock being registered for resale pursuant to this prospectus includes shares that were purchased at prices that may be significantly below the trading price of our Common Stock and the sale of which would result in the Selling Securityholder realizing a significant gain even if other Verde securityholders experience a negative rate of return. For example, in connection with CENAQ’s IPO, CENAQ Sponsor and the Anchor Investors paid an aggregate $25,000, or approximately $0.0058 per share, for an aggregate 4,312,500 Founder Shares that were converted to Class A Common Stock at the closing of the Business Combination and CENAQ paid $4,950,000 for 4,950,000 Private Placement Warrants, or $1.00 per Private Placement Warrant. CENAQ Sponsor forfeited all but 2,475,000 Private Placement Warrants in connection with the Business Combination. In connection with the Business Combination, the issuance of shares of Common Stock as merger consideration and the sale of PIPE Shares were based on an acquiror share value of $10.00 per share. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 68.8% of the shares outstanding on a fully diluted basis as of May 19, 2023 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the conversion of Class C Common Stock to be issued to Holdings upon the exchange by them of Class C OpCo Units). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in CENAQ’s IPO, certain of the selling securityholders, including CENAQ Sponsor and the Anchor Investors, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A Common Stock. For example, based on the closing price of our common stock of $4.65 as of May 19, 2023, CENAQ Sponsor and the Anchor Investors would experience a potential profit of up to approximately $4.6442 per share, or approximately $20.1 million in the aggregate.

Risk Factor Summary

You should consider all of the information contained in this prospectus before investing in our securities which involves substantial risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 16 of this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to Our Business, Operations and Industry

•        Our commercial success depends on our ability to develop and operate production facilities for the commercial production of renewable gasoline.

•        Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

•        We may be unable to qualify for existing federal and state level low-carbon fuel credits and the carbon credit markets may not develop as quickly or efficiently as we anticipate or at all.

•        Significant capital investment is required to develop and conduct our operations and we intend to raise additional funds through debt financing for our planned operations. These funds may not be available when needed.

•        In order to construct new commercial production facilities, we typically face a long and variable design, fabrication, and construction development cycle that requires significant resource commitments and may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.

•        We have entered into relatively new markets for renewables, including renewable natural gas, renewable gasoline and biofuel. These new markets are highly volatile and have significant risk associated with current market conditions.

•        Fluctuations in the price of product inputs, including renewable feedstocks, natural gas and other feedstocks, may affect our cost structure.

•        Fluctuations in petroleum prices and customer demand patterns may reduce demand for renewable fuels and bio-based chemicals. A prolonged environment of low petroleum prices or reduced demand for renewable fuels or biofuels could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

•        Our proposed growth projects may not be completed or, if completed, may not perform as expected. Our project development activities may consume a significant portion of our management’s focus, and if not successful, reduce our profitability.

•        We may not be able to develop, maintain and grow strategic relationships, identify new strategic relationship opportunities, or form strategic relationships, in the future.

•        We may be subject to liabilities and losses that may not be covered by insurance.

•        Renewable gasoline has not previously been used as a commercial fuel in significant amounts, its use subjects us to product liability risks and we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

•        Failure of third parties to manufacture quality products or provide reliable services in accordance with schedules, prices, quality and volumes that are acceptable to us could cause delays in developing and operating our commercial production facilities, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

•        We may be unable to successfully perform under future supply and distribution agreements to provide our renewable gasoline, which could harm our commercial prospects.

•        Third parties on whom we may rely for transportation services are subject to complex federal, state and other laws that could adversely affect our operations.

•        Our facilities and processes may fail to produce renewable gasoline at the volumes, rates and costs we expect.

•        Even if we are successful in completing the first commercial production facility and consistently producing renewable gasoline on a commercial scale, we may not be successful in commencing and expanding commercial operations to support the growth of our business.

•        We are a development stage company with a history of net losses, we are currently not profitable and we may not achieve or maintain profitability. If we incur substantial losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

•        Our actual costs may be greater than expected in developing our commercial production facilities or growth projects, causing us to realize significantly lower profits or greater losses.

•        Disruption in the supply chain, including increases in costs, shortage of materials or other disruption of supply, or in the workforce could materially adversely affect our business.

•        Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and

•        Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding adoption of renewable fuels. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

•        Our industry and our technologies are rapidly evolving and may be subject to unforeseen changes and developments in alternative technologies may adversely affect the demand for renewable gasoline. If we fail to make the right investment decisions in our technologies and products, we may be at a competitive disadvantage.

•        We identified a material weakness in our internal controls over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

•        We are a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, qualify for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

•        We are a holding company. Our only material asset is our equity interest in OpCo, and we will accordingly be dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

The Offering

Issuance of Common Stock
Issuer	Verde Clean Fuels, Inc.
Shares of Class A Common Stock offered by us	Up to 15,412,479 shares of Class A Common Stock, consisting of:
• 2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant; and

•   12,937,479 shares of Class A Common Stock underlying the Public Warrants that were originally issued as part of the units sold by CENAQ at a purchase price of $10.00 per unit in its initial public offering.

Shares of Class A Common Stock outstanding prior to the exercise of all Public and Private Placement Warrants	9,358,620 (as of May 19, 2023)
Shares of Class A Common Stock outstanding assuming exercise of all Public and Private Placement Warrants	24,771,099 (based on the total shares outstanding as of May 19, 2023 and excluding the conversion of Class C Common Stock upon the exchange by Holdings of Class C OpCo Units)
Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.
Use of proceeds

We will receive up to an aggregate of approximately $177.2 million from the exercise of the Public and Private Placement Warrants. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Public and Private Placement Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Public Warrants and Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is highly dependent upon the trading price of our Class A Common Stock. We have 15,412,479 outstanding Warrants to purchase 15,412,479 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of May 19, 2023, the closing price of our Class A Common Stock was $4.65. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Warrant holders have the option to exercise their Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of their securities. See “Use of Proceeds.”

Resale of Class A Common Stock and Warrants
Securities offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 32,528,461 shares of Class A Common Stock, consisting of:
• 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor, originally acquired by such parties for an effective purchase price of approximately $0.0058 per share;

•   22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C Common Stock issued to Holdings upon the exchange of Class C OpCo Units and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange (such shares or Class C Common Stock originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share);

•   2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants, that were originally sold by CENAQ at a purchase price of $1.00 per warrant in connection with its initial public offering which warrants are exercisable for our Class A Common Stock at an exercise price of $11.50 per share;

• 825,000 shares of Class A Common Stock held directly by Anchor Investors, originally acquired at a purchase price of $0.0058 per share;
• 3,200,000 shares of Class A Common Stock issued to the PIPE Investors at a purchase price of $10.00 per share; and
• 40,961 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note at a conversion price of $10.00 per share.
Warrants offered by the Selling Securityholders	Up to 2,475,000 warrants to purchase Class A Common Stock consisting of Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant.
Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Capital Stock — Public Warrants.”
Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.
Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders.
Nasdaq ticker symbols	Our Class A Common Stock and Public Warrants are listed for trading on Nasdaq under the symbols “VGAS” and “VGASW,” respectively.
Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

The following risk factors apply to our business and operations. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of our business, financial condition and prospects. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein.

Risks Related to Our Business, Operations and Industry

Our commercial success depends on our ability to develop and operate production facilities for the commercial production of renewable gasoline.

Our business strategy includes growth primarily through the construction and development of commercial production facilities, including the development of our first commercial production facility which we expect to support first commercial production of renewable gasoline as early as the first half of 2025. This strategy depends on our ability to successfully construct and complete commercial production facilities on favorable terms and on our expected schedule, obtain the necessary permits, governmental approvals and carbon credit qualifications needed to operate our commercial production facilities and identify and evaluate development and partnership opportunities to expand our business. We cannot guarantee that we will be able to successfully develop commercial production facilities, obtain necessary approval, qualifications and permits necessary to operate, identify new opportunities and develop new technologies and commercial production facilities, or establish and maintain our relationships with key strategic partners. In addition, we will compete with other companies for these development opportunities, which may increase our costs. We also expect to achieve growth through the expansion of our in-process projects as the facilities are expanded or otherwise begin to produce renewable gasoline, but we cannot assure you that we will be able to reach or renew the necessary agreements to complete these commercial production facilities or expansions. If we are unable to successfully identify and consummate future commercial production facility opportunities or complete or expand our planned commercial production facilities, it will impede our ability to execute our growth strategy.

Our ability to develop and operate commercial production facilities, as well as expand production at future commercial production facilities, is subject to many risks beyond our control, including:

•        regulatory changes that affect the value of renewable fuels including changes to existing federal and state level low-carbon fuel credit systems, which could have a significant effect on the financial performance of our commercial production facilities and the number of potential projects with attractive economics;

•        technological risks, including technological advances and changes in production methods that may render our technologies and products obsolete or uneconomical, delaying or failing to adapt or incorporate technological advances, new standards or production technologies that may require us to make significant expenditures to replace or modify our operations, and challenges in obtaining, implementing or financing any new technologies;

•        competition from other carbon-based and non-carbon-based fuel producers;

•        changes in energy commodity prices, such as crude oil and natural gas as well as wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in quality standards or other regulatory changes that may limit our ability to produce renewable gasoline or increase the costs of processing renewable gasoline;

•        changes in the broader waste collection industry or changes to environmental regulations governing the industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the renewable fuel feedstock that we currently target for our commercial production facilities;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, changes in laws and regulations and inclement weather and labor disruptions;

•        the ability to establish and maintain our relationships with key strategic partners, on favorable terms or at all;

•        disruptions in sales, productions, service or other business activities or our inability to attract and retain qualified personnel;

•        operating risks and the effect of disruptions on our business, including the effects of global health crises or pandemics (such as COVID-19), weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life;

•        entering into markets where we have less experience than our competitors;

•        challenges arising from our ability to recruit and retain key personnel;

•        the ability to obtain financing for a commercial production facility on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete a commercial production facility and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components, necessary for the commercial production facilities to function;

•        obtaining and keeping in good standing permits, authorizations and consents (including environmental and operating permits) from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations;

•        difficulties in identifying, obtaining and permitting suitable sites for new commercial production facilities; and

•        identifying potential customers for our products and entering into contracts to sell our products on favorable terms.

Any of these factors could prevent us from developing, operating or expanding our commercial production facilities, or otherwise adversely affect our business, financial condition and results of operations.

Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We were formed in 2020 and although our core syngas-to-gasoline technology has been developed and tested for over thirteen years, we have not produced gasoline on a large-scale, commercial level. As a result, we have a limited operating history upon which to evaluate our business and future prospects, which subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Since our founding, and acquisition of the STG+® technology in 2020, we have made significant progress towards constructing our first commercial production facility. Following the acquisition of the patented STG+® process and demonstration facility with over 10,500 historical operating hours, we have continued to focus on commercial scale production of on-spec renewable gasoline from renewable feedstocks. The reactor designs, gas velocity, process configurations, and control system of the demonstration facility are representative of a full-scale syngas-to-gasoline production facility. We have also participated in carbon lifecycle studies to validate the carbon intensity (“CI”) score and reduced lifecycle carbon emissions of our renewable gasoline as well as fuel testing studies to validate the specification and performance of our gasoline product. As we continue to develop our first commercial production facility, we expect our operating losses and negative operating cash flows to grow until first commercial production.

We have encountered and expect to continue to encounter risks and difficulties experienced by growing companies in rapidly developing and changing industries, including challenges related to achieving market acceptance of our renewable fuel, competing against companies with greater financial and technical resources, competing against entrenched incumbent competitors that have long-standing relationships with our prospective customers in the commercial renewable fuels market, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately. As a result, we may not attain sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period, or at all.

We may be unable to qualify for existing federal and state level low-carbon fuel credits and the carbon credit markets may not develop as quickly or efficiently as we anticipate or at all.

The continued development of carbon credit marketplaces will be crucial for our success, as we expect carbon credits (including, for example, the RFS for the D3 RIN and various state carbon programs such as California’s LCFS) to be a significant source of future revenue. The efficiency of the voluntary carbon credit market is currently affected by several concerns, including insufficiency of demand, the risk that carbon reduction credits could be counted multiple times and a lack of standardization of credit verification. Additionally, the value of products produced using our process technologies may be dependent on the value of carbon credits which may fluctuate based on these market forces. Under the current RFS regulations, renewable gasoline produced from separated yard waste, crop residue, slash, and pre-commercial thinnings, biogenic components of separated municipal solid waste, cellulosic components of separated food waste, and cellulosic components of annual cover crops through a gasification and upgrading process qualifies for D3 RINs. Our commercial production facilities will utilize gasification and upgrading to produce renewable gasoline from one or more of these feedstocks. Accordingly, we believe that the renewable gasoline produced by our commercial production facilities will qualify for D3 RINs and intend to register with EPA as a producer of RINs prior to the commercial operation of our first commercial production facility. However, if our renewable gasoline is unable to qualify under the RFS for the D3 RIN and various state carbon programs, our financial condition and results of operations could be adversely impacted. Delayed development of carbon credit markets, as well as any decline in the value of carbon credits or other incentives associated with products produced using our process technologies, could also negatively impact the commercial viability of our commercial production facilities and could limit the growth of the business and adversely impact our financial condition and future results. There is a risk that the supply of low-carbon alternative materials and products outstrips demand, resulting in the value of carbon credits declining. Any decline in the value of carbon credits or other incentives associated with products produced using our process technologies could harm our results of operations, cash flow and financial condition. The value of carbon credits and other incentives may also be adversely affected by legislative, agency, or judicial determinations.

Significant capital investment is required to develop and conduct our operations and we intend to raise additional funds through debt financing for our planned operations. These funds may not be available when needed.

The construction and development of our proposed commercial production facilities through 2025 requires substantial capital investment. We intend to fund approximately 70% of such capital in the future through debt financing, which may include project financing, industrial revenue bonds, pollution control bonds or some other combination. While we have been in discussions with banks and other credit counterparties regarding project financing, industrial revenue bonds, or pollution control bonds, and these discussions have led to indications of debt financing equivalent to 70% of our expected capital expenditure requirements through 2025, there can be no assurance that we will be successful in obtaining such financing. If we are unable to obtain debt financing on favorable terms or at all, or, if proceeds raised in our transaction with CENAQ are less than expected, our development timeline may be delayed and would require raising of additional equity or debt capital. Additionally, given the proceeds raised in our transaction with CENAQ are less than the 30% of our expected capital expenditures through 2025, our development timeline may be delayed and will require raising of additional equity or debt capital. As our transaction with CENAQ only resulted in $37.1 million of net proceeds, we expect that we will only be able to construct one of our first four planned production facilities with the proceeds from the Business Combination. This could result in materially less future revenue and EBITDA than expected and delay the expected growth of our operations. As we have not yet developed a commercial production facility and have no meaningful revenue to date, we may require additional funds than anticipated in future years. Our ability to raise funds through equity offerings may be limited by the significant number of shares that may be publicly sold, including the shares registered for resale under this registration statement.

Additionally, we may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or by engaging in joint ventures or other alternative forms of financing. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such debt securities or loan arrangements could require significant interest payments, contain covenants that restrict our business, or contain other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

In order to construct new commercial production facilities, we typically face a long and variable design, fabrication, and construction development cycle that requires significant resource commitments and may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.

The development, design and construction process for our commercial production facilities generally lasts from 24 to 36 months, on average. Prior to constructing and developing a commercial production facility, we typically conduct a preliminary review and assess whether the commercial production facility is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop such commercial production facility. This extended development process requires the dedication of significant time and resources from our management team, with no certainty of success or recovery of our expenses. Further, upon commencement of operations, we expect it may take six months or longer for the commercial production facility to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our business will require suitable tracts of real property upon which to construct and operate the specialized equipment supporting our commercial production facilities. We anticipate that such tracts of real property will be predominantly leased from third parties under long-term land leases, but it is possible that some of such tracts may be purchased by us. If we are unable to identify such suitable tracts of real property, or if we are unable to purchase or lease such tracts at commercially reasonable rates and under terms favorable to us, our business may be adversely affected.

The construction and operation of the equipment supporting our commercial production facilities sales may require specialized permitting from applicable governmental authorities. We may be unable to obtain such specialized permitting, or we may experience significant delays in obtaining such specialized permitting, and this may delay our ability to launch these facilities for commercial operations, which may have a significant impact on our revenue and profitability.

The complexity, expense, and nature of customer procurement processes result in a lengthy customer acquisition and sales process. We anticipate that it may take us months to attract, obtain an award from, contract with, and recognize revenue from the production of renewable gasoline by a new commercial production facility, if we are successful at all.

We have entered into relatively new markets for renewables, including renewable natural gas, renewable gasoline and biofuel. These new markets are highly volatile and have significant risk associated with current market conditions.

We have limited experience in marketing and selling renewable gasoline. As such, we may not be able to compete successfully with existing or new competitors in supplying renewable gasoline to potential customers. If we are unable to establish production and sales channels that allow us to offer comparable products at attractive prices, we may not be able to compete effectively in the market. Furthermore, there can be no assurance that our renewables business will ever generate significant revenues or maintain profitability. The failure to do so could have a material adverse effect on our business and results of operations.

Fluctuations in the price of product inputs, including renewable feedstocks, natural gas and other feedstocks, may affect our cost structure.

Our approach to the renewable fuels market will be dependent on the price of renewable feedstocks, such as biomass and MSW, as well as natural gas (including synthetic natural gas) and other feedstocks that will be used to produce our renewable gasoline. A decrease in the availability of feedstocks or an increase in the price may have a material adverse effect on our financial condition and operating results. At certain levels, prices may make these products uneconomical to use and produce as we may be unable to pass the full amount of feedstock cost increases on to our customers.

The price and availability of biomass, MSW, natural gas and other feedstocks may be influenced by general economic, market and regulatory factors. These factors include weather conditions, farming decisions, government policies and subsidies with respect to agriculture and international trade and global demand and supply. For example, renewable feedstock prices may increase significantly in response to increased demand for biomass for the production of competing renewable fuels.

Fluctuations in petroleum prices and customer demand patterns may reduce demand for renewable fuels and bio-based chemicals. A prolonged environment of low petroleum prices or reduced demand for renewable fuels or biofuels could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Our renewable gasoline may be considered an alternative to petroleum-based fuels. Therefore, if the price of crude oil falls, any revenues that we generate from renewable gasoline could decline and we may be unable to produce products that are a commercially viable alternative to petroleum-based fuels. Additionally, demand for liquid transportation fuels, including renewable gasoline, may decrease due to economic conditions or other factors outside of our control, which could have a material adverse impact on our business and results of operations.

Long-term renewable fuels prices may fluctuate substantially due to factors outside of our control. The price of renewable fuels can vary significantly for many reasons, including: (i) increases and decreases in the number of internal combustion engines in operation in our markets; (ii) changes in competing liquid hydrocarbon technologies or fuel transportation capacity constraints or inefficiencies; (iii) energy or renewable fuel supply disruptions; (iv) weather conditions; (v) seasonal fluctuations; (vi) changes in the demand for energy or in patterns of renewable fuel usage, including the potential development of demand-side management tools and practices; (vi) development of new fuels or new technologies for the production of renewable fuels; and (vii) federal and state regulations.

We may face substantial competition from companies with greater resources and financial strength, which could adversely affect our performance and growth.

We may face substantial competition in the market for renewable fuel. Our competitors include companies in the incumbent petroleum-based industry as well as those in the emerging renewable fuels industry. The petroleum-based industry benefits from a large established infrastructure, production capability and business relationships. The greater resources and financial strength in this industry provide significant competitive advantages that we may not be able to overcome in a timely manner.

Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Many of our competitors have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, certain of our competitors may also benefit from local government subsidies and other incentives that are not available to us. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our business or operations increases, which could lead to litigation. Furthermore, to secure purchase agreements from certain customers, we may be required to enter into exclusive supply contracts, which could limit our ability to further expand our sales to new customers. Likewise, major potential customers may be locked into long-term, exclusive agreements with our competitors, which could inhibit our ability to compete for their business.

Our ability to compete successfully also depends on our ability to identify, hire, attract, train and develop and retain highly qualified personnel. We may not be able to recruit and hire a sufficient number of such personnel which may adversely affect our results of operations, sales capabilities and financial position. New hires require significant training and time before they achieve full productivity and the ability to attract, hire and retain them depends on our ability to provide competitive compensation. There is significant competition for personnel with strong sales skills and technical knowledge. We may be unable to hire or retain sufficient numbers of qualified individuals and such failure could adversely affect our business, including the execution of our proposed growth projects.

In addition, various governments have recently announced a number of spending programs focused on the development of clean technologies, including alternatives to petroleum-based fuels and the reduction of carbon emissions. Such spending programs could lead to increased funding for our competitors or a rapid increase in the number of competitors within those markets.

We also may face substantial competition as we develop our commercial production facilities and STG+® technology and seek to work with agricultural industry participants, commercial waste companies and landowners to source our renewable feedstocks, including biomass and MSW, as well as natural gas and other feedstocks and lease or acquire land to install and operate commercial production facilities. Our competitors include established companies and developers with significantly greater resources and financial strength, which may provide them with competitive advantages that we may not be able to overcome in a timely manner, or at all.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position and prevent us from obtaining or maintaining profitability.

Our proposed growth projects may not be completed or, if completed, may not perform as expected. Our project development activities may consume a significant portion of our management’s focus, and if not successful, reduce our profitability.

We plan to grow our business by building multiple commercial production facilities, including our first commercial STG+® based production facility in the United States, along with our additional planned and identified potential commercial production facilities. Development projects may require us to spend significant sums for engineering, permitting, legal, financial advisory and other expenses before we determine whether a development project is feasible, economically attractive or capable of being financed.

Our development projects are typically planned to be large and complex, and we may not be able to complete them. There can be no assurance that we will be able to negotiate the required agreements, overcome any local opposition, or obtain the necessary approvals, licenses, permits and financing. Failure to achieve any of these elements may prevent the development and construction of a project. If that were to occur, we could lose all of our investment in development expenditures and may be required to write-off project development assets.

We may not be able to develop, maintain and grow strategic relationships, identify new strategic relationship opportunities, or form strategic relationships, in the future.

We expect that our ability to establish, maintain, and manage strategic relationships, such as our agreements with Waste Management, Inc. (“Waste Management”), InEnTec Inc. (“InEnTec”) and EcoStrat Inc. (“EcoStrat”), could have a significant impact on the success of our business. While we expect to increase the amount of revenue associated with our STG+® technology to become a more substantial operating entity in the future, there can be no assurance that we will be able to identify or secure suitable and scalable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do.

Additionally, we cannot guarantee that the companies with which we have developed or will develop strategic relationships will continue to devote the resources necessary to promote mutually beneficial business relationships and grow our business. Our current arrangements are not exclusive, and some of our strategic partners work with our competitors. If we are unsuccessful in establishing or maintaining our relationships with key strategic partners, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be adversely affected.

We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.

Although we have not made any acquisitions to date, our business strategy in the future may include acquiring other complementary products, technologies, or businesses. We also may enter relationships with other businesses to expand our operations and to create service networks to support our production and delivery of renewable gasoline. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel, or operations of the acquired companies particularly if the key personnel of the acquired companies choose not to work for us. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.

Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. Even if we do successfully complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, securities analysts, and investors.

Fluctuations in the price and availability of energy to power our facilities may harm our performance.

We anticipate our commercial production facilities to use significant amounts of energy to produce our renewable gasoline. Accordingly, our business is dependent upon energy supplied by third parties. The prices and availability of energy resources are subject to volatile market conditions. These market conditions are affected by factors beyond our control, such as weather conditions, overall economic conditions and governmental regulations. Should the price of energy increase or should access to the required energy sources be unavailable, our business could suffer and have a material adverse impact on our results of operations. In addition, a lack of availability of sufficient amounts of renewable energy to effectively decarbonize our facilities could have a material impact on our business and results of operations.

We may be subject to liabilities and losses that may not be covered by insurance.

Our employees and facilities are subject to the hazards associated with producing renewable gasoline. Operating hazards can cause personal injury and loss of life, damage to, or destruction of, property, plant and equipment and environmental damage. We maintain insurance coverage in amounts against the risks that we believe are consistent with industry practice, and maintain a safety program. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or to property owned by third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our coverage limits or that are not covered by our insurance, we might be required to use working capital to satisfy these claims rather than to maintain or expand our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our operating results and financial condition could be materially and adversely affected.

Renewable gasoline has not previously been used as a commercial fuel in significant amounts, its use subjects us to product liability risks and we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Renewable gasoline has not been used as a commercial fuel in large quantities or for a long period of time. Research regarding this product and its distribution infrastructure is ongoing. Although renewable gasoline has been tested on some engines, there is a risk that it may damage engines or otherwise fail to perform as expected. If renewable gasoline degrades the performance or reduce the life-cycle of engines, or causes them to fail to meet emissions standards, market acceptance could be slowed or stopped, and we could be subject to product liability claims. A significant product liability lawsuit could substantially impair our production efforts and could have a material adverse effect on our business, reputation, financial condition and results of operations.

While we intend to carry insurance for product liability, it is possible that our insurance coverage may not cover the full exposure on a product liability claim of significant magnitude. A successful product liability claim against us could require us to pay a substantial monetary award. A product liability claim could also generate substantial negative publicity about our business and operations and could have an adverse effect on our brand, business, prospects, financial condition, and operating results.

Liabilities and costs associated with hazardous materials, contamination and other environmental conditions may require us to conduct investigations or remediation or expose us to other liabilities, both of which may adversely impact our operations and financial condition.

We may incur liabilities for the investigation and cleanup of any environmental contamination at our commercial production facilities, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, certain broad categories of persons, including an owner or operator of a property, or businesses may become liable for costs of investigation and remediation, impacts to human health and for damages to natural resources. These laws often impose strict and joint and several liability without regard to fault or degree of contribution or whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time it occurred. We also may be subject to related claims by private parties, including employees, contractors, or the general public, alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial costs or other damages associated with these obligations, which could adversely impact our business, financial condition and results of operations.

Furthermore, we rely on third parties to ensure compliance with certain environmental laws, including those relating to the disposal of wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, could result in liability under environmental, health and safety laws. The costs of liability could have a material adverse effect on our business, financial condition or results of operations.

Our operations, and future planned operations, are subject to certain environmental health and safety laws or permitting requirements, which could result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations could result in substantial fines or other limitations that could adversely impact our financial results or operations.

Our operations, as well as our contractors, suppliers, and customers, are subject to certain federal, state, local and foreign environmental laws and regulations governing, among other things, the generation, storage, transportation, and disposal of hazardous substances and wastes. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions and operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operations requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business. There are also significant capital, operating and other costs associated with compliance with these environmental laws and regulations.

Environmental and health and safety laws and regulations are subject to change and may become more stringent over time, such as through new regulations enacted at the international, national, state, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits could have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, could cause additional expenditures, restrictions, and delays in connection with our operations as well as our other future projects.

Future changes to our operations, such as siting of new facilities or the implementation of manufacturing processes at our planned future facilities, could result in increased expenditures to comply with environmental laws, or to obtain and comply with pre-construction and operating permits. For example, federal siting requirements could require us to consider alternative sites for our manufacturing facilities or we could be subject to challenges from stakeholders regarding the use of land for such facilities, which could lead to delays or an inability to construct new facilities. Additionally, future planned operations may create regulated emissions which may require obtaining permits, adhering to permit limits, and/or the use of emissions control technology at our manufacturing facilities. Should permitted limits or other requirements applicable to our current or future operations change in the future, we may be required to install additional, more costly control technology to ensure continued compliance with environmental laws or permits. Any failure to comply with environmental laws could result in significant fines and penalties or business interruptions that could adversely impact our financial results or operations.

Increased focus on sustainability or other ESG matters could impact our operations.

Our business requires customers and financial institutions to view our business and operations as having a positive environmental, social and corporate governance (“ESG”) profile. Increasing attention to, and societal expectations regarding, climate change, human rights, and other ESG topics may require us to make certain changes to our business operations to satisfy the expectations of customers and financial institutions. Additionally, our customers may be driven to purchase our fuel products due to their own sustainability or ESG commitments, which may entail holding their suppliers — including us — to ESG standards that go beyond compliance with laws and regulations and our ability to comply with such standards. Failure to maintain operations that align with such “beyond compliance” standards may cause potential customers to not do business with us or otherwise hurt demand for our products. These and other ESG concerns could adversely affect our business, prospects, financial condition and operating results.

Failure of third parties to manufacture quality products or provide reliable services in accordance with schedules, prices, quality and volumes that are acceptable to us could cause delays in developing and operating our commercial production facilities, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop and operate our commercial production facilities in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our commercial production facilities and technologies, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by contractors and subcontractors. We also rely on contractors and subcontractors to perform substantially all of the construction and installation work related to our commercial production facilities, and we often need to engage contractors or subcontractors with whom we have no past experience.

If any of our contractors or subcontractors are unable to provide services that meet or exceed our expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our commercial production facilities and require considerable expense to find replacement products and to maintain and repair our facilities. This could cause us to experience interruption in our production and distribution of renewable gasoline, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

We may be unable to successfully perform under future supply and distribution agreements to provide our renewable gasoline, which could harm our commercial prospects.

We expect to enter into multiple supply agreements pursuant to which we will supply our renewable gasoline to various customers. Under certain of these supply agreements, we expect the purchasers will agree to pay for and receive, or cause to be received by a third party, or pay for even if not taken, the renewable gasoline under contract (a “take-or-pay” arrangement). We anticipate that the timing and volume commitment of certain of these agreements will be conditioned upon, and subject to, our ability to complete the construction of our first commercial production facility and our additional planned and identified potential commercial production facilities. In order to construct and commence operations of commercial production facilities, we must secure third-party financing. While we have secured and believe that we can secure additional adequate financing in order to commence construction of and complete our commercial production facilities and, in turn, perform under these agreements, we cannot assure you that we will in the future be able to obtain adequate financing on favorable terms, or at all. Furthermore, we have not demonstrated that we can meet the production levels and specifications contemplated in anticipated or future supply agreements. If our production is slower than we expect, if demand decreases or if we encounter difficulties in successfully completing our first commercial production facility and our additional planned and identified potential commercial production facilities, the counterparties may terminate the supply agreements and potential customers may be less willing to negotiate definitive supply agreements with us, and therefore cause our performance to suffer.

In addition, from time to time, we may enter into letters of intent, memoranda of understanding and other largely non-binding agreements or understandings with potential customers or partners in order to develop our business and the markets that we serve. We can make no assurance that legally binding, definitive agreements reflecting the terms of such non-binding agreements will be completed with such customers or partners, or at all.

Third parties on whom we may rely for transportation services are subject to complex federal, state and other laws that could adversely affect our operations.

The operations of third parties on whom we may rely for transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state and local government authorities. These third parties may incur substantial costs in order to comply with existing laws and regulations. If existing laws and regulations governing such third-party services are revised or reinterpreted, or if new laws and regulations become applicable to their operations, these changes may affect the costs that we pay for services. Similarly, a failure to comply with such laws and regulations by the third parties could have a material adverse effect on our business, financial condition and results of operations.

Our business and operations may be significantly disrupted upon the occurrence of a catastrophic event, information technology system failures or cyberattack.

Our business is dependent on proprietary technologies, processes and information that we have developed, much of which is stored on our computer systems. We also have entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays, a material disruption of our business or increases in capital expenses. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures.

Furthermore, the importance of such information technology systems and networks and systems has increased due to many of our employees working remotely on less secure systems and environments. Additionally, if one of our service providers were to fail and we were unable to find a suitable replacement in a timely manner, we could be unable to properly administer our outsourced functions. If we cannot continue to retain these services provided by our vendors on acceptable terms, our access to the IT system and services could be interrupted. Any security breach, interruption or failure in our IT system and operations could impair quality of services, increase costs, prompt litigation and other consumer claims, and damage our reputation, any of which could substantially harm our business, financial condition or the results of operations.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. While we have implemented security resources to protect our data security and information technology systems, such measures may not prevent such events. In addition, certain measures that could increase the security of our IT system take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations. Significant disruption to our IT system or breaches of data security could also have a material adverse effect on our business, financial condition and results of operations.

Our facilities and processes may fail to produce renewable gasoline at the volumes, rates and costs we expect.

Some, or all, of our future commercial production facilities may be in locations distant from biomass and MSW, natural gas or other feedstock sources, which could increase our feedstock costs or prevent us from acquiring sufficient feedstock volumes for commercial production. General market conditions might also cause increases in feedstock prices, which could likewise increase our production costs.

Even if we secure access to sufficient volumes of feedstock, our commercial production facilities may fail to perform as expected. The equipment and subsystems that we install in our commercial production facilities may never operate as planned. Unexpected problems may force us to cease or delay production and the time and costs involved with such delays may prove prohibitive. Any or all of these risks could prevent us from achieving the production throughput and yields necessary to achieve our target annualized production run rates and/or to meet the future volume demands or minimum requirements of our customers, including pursuant to definitive supply or distribution agreements that we may enter into, which may subject us to monetary damages. Failure to achieve these rates or meet these minimum requirements, or achieving them only after significant additional expenditures, could substantially harm our commercial performance.

We may in the future use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

We are likely in the future to use interest rate swaps to manage interest rate risk. In addition, we may use forward energy sales and other types of hedging contracts, including foreign currency hedges if we do expand into other countries. If we elect to enter into these type of hedging arrangements, our related assets could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

Business interruptions, including those related to the widespread outbreak of an illness, pandemic (such as COVID-19), adverse weather conditions, manmade problems such as terrorism and other catastrophic events, may have an adverse impact on our business and results of operations.

We are vulnerable to natural disasters and other events that could disrupt our operations. Any of our facilities or future facilities or operations may be harmed or rendered inoperable by catastrophic events, such as natural disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods; nuclear disasters, riots, civil disturbances, war, acts of terrorism or other criminal activities; pandemics (such as COVID-19); power outages and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

In the event of natural disaster or other catastrophic event, we may be unable to continue our operations and may endure production interruptions, reputational harm, delays in manufacturing, delays in the development and testing of our STG+® solutions, and related technologies, and the loss of critical data, all of which could have an adverse effect on our business, prospects, financial condition, and operating results. If our facilities are damaged by such natural disasters or catastrophic events, the repair or replacement would likely be costly and any such efforts would likely require substantial time that may affect our ability to produce and deliver our renewable gasoline. Any future disruptions in our operations could negatively impact our business, prospects, financial condition, and operating results and harm our reputation. In addition, we may not carry enough insurance to compensate for the losses that may occur.

Even if we are successful in completing the first commercial production facility and consistently producing renewable gasoline on a commercial scale, we may not be successful in commencing and expanding commercial operations to support the growth of our business.

Our ability to achieve significant future revenue will depend in large part upon our ability to attract customers and enter into contracts on favorable terms. We expect that many of our customers will be large companies with extensive experience operating in the fuels or chemicals markets. We lack significant commercial operating experience and may face difficulties in developing marketing expertise in these fields. Our business model relies upon our ability to successfully implement the first commercial production facility and commence and expand commercial operations and successfully negotiate, structure and fulfill long-term supply agreements for our renewable gasoline. Agreements with potential customers may initially only provide for the purchase of limited quantities from us. Our ability to increase our sales will depend in large part upon our ability to expand these existing customer relationships into long-term supply agreements. Establishing, maintaining and expanding relationships with customers can require substantial investment without any assurance from customers that they will place significant orders. In addition, many of our potential customers may be more experienced in these matters than we are, and we may fail to successfully negotiate these agreements in a timely manner or on favorable terms which, in turn, may force us to slow our production, dedicate additional resources to increasing our storage capacity and/or dedicate resources to sales in spot markets. Furthermore, should we become more dependent on spot market sales, our profitability will become increasingly vulnerable to short-term fluctuations in the price and demand for petroleum-based fuels and competing substitutes.

We are a development stage company with a history of net losses, we are currently not profitable and we may not achieve or maintain profitability. If we incur substantial losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

We have incurred net losses since our inception. We are currently in the development stage and have not yet commenced principal operations or generated revenue.

Furthermore, we expect to spend significant amounts on further development of our technology, acquiring or otherwise gaining access to commercial production facilities, marketing and general and administrative expenses associated with our planned growth and management of operations as a public company. In some market environments, we may have limited access to incremental financing, which could defer or cancel growth projects, reduce business activity or cause us to default under any debt agreements if we are unable to meet our payment schedules. In addition, the cost of preparing, filing, prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending ourselves against claims by others that we may be violating their intellectual property rights may be significant. As a result, even if our revenues increase substantially, we expect that our expenses will exceed revenues for the foreseeable future. We do not expect to achieve profitability during this period, and may never achieve it. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our actual costs may be greater than expected in developing our commercial production facilities or growth projects, causing us to realize significantly lower profits or greater losses.

We generally must estimate the costs of completing a specific commercial production facility or growth project prior to the construction of the facility or project. The actual cost of labor and materials may vary from the costs we originally estimated. These variations may cause the gross cost for a commercial production facility or growth project to differ from those we originally estimated. Cost overruns on our commercial production facilities and growth projects could occur due to changes in a variety of factors such as:

•        failure to properly estimate costs of engineering, materials, equipment, labor or financing;

•        unanticipated technical problems with the structures, materials or services;

•        unanticipated project modifications;

•        changes in the costs of equipment, materials, labor or contractors;

•        our strategic partners, suppliers’ or contractors’ failure to perform;

•        changes in laws and regulations; and

•        delays caused by weather conditions.

As commercial production facilities or projects grow in size and complexity, multiple factors may contribute to reduced profit or greater losses, and depending on the size of the particular project, variations from the estimated costs could have a material adverse effect on our business. For example, if costs exceed our estimates, it could cause us to realize significantly lower profits or greater losses.

Disruption in the supply chain, including increases in costs, shortage of materials or other disruption of supply, or in the workforce could materially adversely affect our business.

We rely on our suppliers and strategic partners for our business, from feedstocks to materials for our commercial production facilities and our STG+® technology. Future delays or interruptions in the supply chain could expose us to the various risks which would likely significantly increase our costs and/or impact our operations or business plans including:

•        we or our strategic partners may have excess or inadequate inventory of feedstocks for operation of our facilities;

•        we may face delays in construction or development of our growth projects;

•        we may not be able to timely procure parts or equipment to upgrade, replace, or repair our facilities and technology system; and

•        our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to obtain, or comply with terms and conditions for, government grants, loans, and other incentives for which we may apply for in the future, which may limit our opportunities to expand our business.

We anticipate that in the future there will be new opportunities for us to apply for grants, loans, and other federal and state incentives. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these programs and other incentives is and will remain highly competitive. We may not be successful in obtaining any of these additional grants, loans, and other incentives. We may in the future fail to comply with the conditions of these incentives, which could cause us to lose funding or negotiate with governmental entities to revise such conditions. We may be unable to find alternative sources of funding to meet our planned capital needs, in which case, our business, prospects, financial condition, and operating results could be adversely affected.

We may expand our operations globally, which would subject us to anti-corruption, anti-bribery, anti-money laundering, trade compliance, economic sanctions and similar laws, and non-compliance with such laws may subject us to criminal or civil liability and harm our business, financial condition and/or results of operations. We may also be subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

If we expand our operations globally, we would be subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in the countries in which we would conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. If we engage in international operations, sales and business with partners and third-party intermediaries to market our products, we may be required to obtain additional permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. If we engage in international operations, sales and business with the public sector, we can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, agents, representatives, contractors, and partners, even if we do not explicitly authorize such activities.

Failure to protect our intellectual property, inability to enforce our intellectual property rights or loss of our intellectual property rights through costly litigation or administrative proceedings, could adversely affect our ability to compete and our business.

Our success depends in large part on our ability to obtain and maintain patent and other proprietary protection for commercially important inventions, to obtain and maintain know-how related to our business, including our proprietary manufacturing technology, to defend and enforce our intellectual property rights, in particular our patent rights, to preserve the confidentiality of our trade secrets, and to operate without infringing, misappropriating, or violating the valid and enforceable patents and other intellectual property rights of third parties. We rely on various intellectual property rights, including patents, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory protection to protect our proprietary rights. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we do not protect and enforce our intellectual property rights adequately and successfully, our competitive position may suffer, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of our patents, the registrability of our trademarks or the trade secret status of our proprietary information. There can be no assurance that additional patents will be issued or that any issued patents will provide significant protection for our intellectual property or for those portions of our proprietary technology and software that are the most key to our competitive positions in the marketplace. In addition, our patents, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that we seek, including business decisions about when and where to file patents and when and how to maintain and protect trade secrets, license and other contractual rights will be adequate to protect our business.

Moreover, recent amendments to developing jurisprudence and current and possible future changes to intellectual property laws and regulations, including U.S. and foreign patent, trade secret and other statutory law, may affect our ability to protect and enforce our intellectual property rights and to protect our proprietary technology. Despite our precautions, our intellectual property is vulnerable to unauthorized access and copying through employee, contractor or other third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or may be unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate our intellectual property, to copy or reverse engineer our proprietary manufacturing process, and to use information that we regard as proprietary to create products and services that compete with ours.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology. Effective patent, trademark and other intellectual property protection may not be available in every country in which our services are made available. To the extent we expand our international activities, our exposure to unauthorized copying and use of our intellectual property and proprietary information may increase. Consequently, we may not be able to prevent third parties from infringing on our intellectual property in all countries outside the U.S., or from selling or importing products made using our intellectual property in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement of patents and other intellectual protection is not as strong as that in the U.S. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

As we move into new markets and expand our products or services offerings, incumbent participants in such markets may assert their intellectual property and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. In addition, our agreements with some of our customers, suppliers or other entities with whom we do business requires us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. As a result, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

We have entered into confidentiality agreements with contractors and consultants as well as agreements containing restrictive covenants and confidentiality provisions with employees of Intermediate, and we may enter into agreements with similar provisions with our employees and with other third parties in the future. We cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of our proprietary information. Further, these agreements with our employees, contractors, and other parties may not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to our technologies, products and services.

We derive a substantial portion of our revenue from our proprietary manufacturing technology, which we believe is a unique aspect of our technology in the current market and provides us with a significant competitive advantage. Our ability to prevent competitors from replicating this technology depends on our ability to obtain, maintain, protect, defend and enforce our intellectual property rights in the processes that comprise the technology and/or keep those processes and the underlying technology secret. We may not be able to prevent competitors from replicating or developing a better version of our proprietary manufacturing technology, which could result in a substantial decrease in our revenue and limit demand for our services.

We may need to spend significant resources securing and monitoring our intellectual property rights, and we may or may not be able to detect infringement by third parties. The steps we take to protect our intellectual property rights may not be sufficient to effectively prevent third parties from infringing, misappropriating, diluting or otherwise violating our intellectual property rights or to prevent unauthorized disclosure or unauthorized use of our trade secrets or other confidential information. Our competitive position may be adversely impacted if we cannot detect infringement or enforce our intellectual property rights quickly or at all. In some circumstances, we may choose not to pursue enforcement because an infringer has a dominant intellectual property position, because of uncertainty relating to the scope of our intellectual property or the outcome of an enforcement action, or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and our development teams and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of our intellectual property rights, or with counterclaims and countersuits asserting infringement by us of third-party intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business, any of which could have an adverse effect on our business, prospects, financial condition, and operating results.

Agreements containing confidentiality provisions and restrictive covenants with employees, contractors, consultants and other third-parties may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. Our employees have agreed to restrictive covenants and other confidentiality provisions and our consultants and contractors are required to enter into confidentiality agreements with us. We cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf and each party that has or may have had access to our confidential information, know-how and trade secrets. We intend for new employees, consultants and other third parties to execute confidentiality agreements or agreements containing confidentiality provisions upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that know-how and inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, these agreements may be insufficient or breached, or may not be enforceable, our proprietary information may be disclosed, third parties could reverse engineer our biocatalysts and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside of the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would not be able to prevent them from using that technology or information to compete with us, and our competitive position could be materially and adversely harmed. An unauthorized breach in our information technology systems may expose our trade secrets and other proprietary information to unauthorized parties.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent prosecution process. When related patents are pursued concurrently in multiple jurisdictions, international treaties may impose additional procedural, documentary, fee payment and other provisions. Periodic maintenance or annuity fees and various other governmental fees on any issued patent and/or pending patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of a patent or patent application. Our outside counsel has systems in place to remind us to pay these fees, and we rely on our outside counsel and their third-party vendors to pay these fees. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are many situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications directed to our proprietary technology, our competitors might be able to enter the market, which could harm our business, financial condition, results of operations, and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our technology.

Our success is dependent on intellectual property, particularly patents. Obtaining and enforcing patents in our industry involves both technological and legal complexity and is therefore costly, time-consuming and inherently uncertain, due in part to ongoing changes in patent laws. Depending on decisions by Congress, the federal courts and the USPTO, and equivalent institutions in other jurisdictions, the laws and regulations governing patents, and interpretation thereof, could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce existing or future patents. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.

Patent law can be highly uncertain and involve complex legal and factual questions for which important principles remain unresolved. In the United States and in many international jurisdictions, policy regarding the breadth of claims allowed in patents can be inconsistent. The U.S. Supreme Court and the Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how they interpret the patent laws of the United States. Similarly, international courts have made, and will likely continue to make, changes in how they interpret the patent laws in their respective jurisdictions. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by U.S. and international legislative bodies. Those changes may materially affect our patent rights and our ability to obtain issued patents.

We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and, if we are unsuccessful in defending such claims, could limit our ability to use certain technologies and compete.

Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology against us or against our customers for which we may be liable or have an indemnification obligation. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and our development teams from our business.

Although third parties may offer a license to their technology the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Alternatively, we may be required to develop non-infringing technology which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from selling certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents, copyrights, trade secrets or other statutory rights, royalties or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of noncompetition or non-solicitation agreements with our competitors or their former employers.

We also may employ or otherwise engage personnel who were previously or are concurrently employed or engaged at research institutions or other clean technology companies, including our competitors or potential competitors. We may be subject to claims that these personnel, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former or concurrent employers, or that patents and applications we have filed to protect inventions of these personnel, even those related to our technology, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could adversely affect our operations, result in substantial costs and be a distraction to management.

Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.

Our business and prospects are dependent on our ability to develop, maintain, and strengthen our brand. Promoting and positioning our brand will depend significantly on our ability to provide high quality clean, renewable gasoline. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, such as the costs associated with conducting product demonstrations and attending trade conferences. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners, or retain our existing customers and partners and our business and financial condition may be adversely affected.

We also believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos, slogans and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. Further, we may not timely or successfully register our trademarks. If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business.

Moreover, any negative publicity relating to our employees, current or future partners, our STG+® technology, our clean, renewable gasoline, or customers who use our technology or gasoline, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or defects in our gasoline occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. Other businesses, including our competitors, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in reduced demand for our products and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property, including technologies, data, content and software from third parties, that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more-established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding adoption of renewable fuels. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption of commercial renewable fuel technologies, which is uncertain. Furthermore, as we invest in the development of our commercial production facilities that have yet to achieve commercial success, we may not recover the often substantial up-front costs of developing these facilities or recover the opportunity cost of diverting management and financial resources away from other projects. Additionally, our business may be affected by reductions in consumer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our renewable gasoline may not prove to be accurate as a result of competitive pressures or customer demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to stock-based compensation and accounting for income taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

Inflation may adversely affect us by increasing costs of our business.

Inflation can adversely affect us by increasing costs of feedstock, equipment, materials, and labor. In addition, inflation is often accompanied by higher interest rates. In an inflationary environment, such as the current economic environment, depending on other economic conditions, we may be unable to raise prices of our fuels or products to keep up with the rate of inflation, which would reduce our profit margins. Given the inflation rates in 2022 and thus far in 2023, we have experienced, and continue to experience, increases in prices of feedstock, equipment, materials, and labor. Continued inflationary pressures could impact our profitability.

Our industry and our technologies are rapidly evolving and may be subject to unforeseen changes and developments in alternative technologies may adversely affect the demand for renewable gasoline. If we fail to make the right investment decisions in our technologies and products, we may be at a competitive disadvantage.

The renewable fuels industry is relatively new and has experienced substantial change in the last several years. As more companies invest in renewable energy technology and alternative energy sources, we may be unable to keep up with technology advancements and, as a result, our competitiveness may suffer. As technologies change, we plan to spend significant resources in ongoing research and development, and to upgrade or adapt our renewable gasoline, and introduce new products and services in order to continue to provide renewable gasoline and related products with the latest technology. Our research and development efforts may not be sufficient or could involve substantial costs and delays and lower our return on investment for our technologies. Delays or missed opportunities to adopt new technologies could adversely affect our business, prospects, financial condition, and operating results.

In addition, we may not be able to compete effectively with other alternative fuel products and integrate the latest technology into our STG+® process and related technologies. Even if we are able to keep pace with changes in technology and develop new products, we are subject to the risk that our prior products and production process will become obsolete more quickly than expected, resulting in less efficient facilities and potentially reducing our return on investment. Moreover, developments in alternative technologies, such as advanced diesel, ethanol, hydrogen fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may adversely affect our business and prospects in ways we do not currently anticipate. Any developments with respect to these technologies and related renewables research, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.

Concerns regarding the environmental impact of renewable gasoline production could affect public policy which could impair our ability to operate at a profit and substantially harm our revenues and operating margins.

Under the Energy Independence and Security Act, the EPA is required to produce a study every three years of the environmental impacts associated with current and future biofuel production and use, including effects on air and water quality, soil quality and conservation, water availability, energy recovery from secondary materials, ecosystem health and biodiversity, invasive species and international impacts. Should such EPA triennial studies, or other analyses find that biofuel production and use has resulted in, or could in the future result in, adverse environmental impacts, such findings could also negatively impact public perception and acceptance of biofuel as an alternative fuel, which also could result in the loss of political support. To the extent that state or federal laws are modified or public perception turns against biofuels, use requirements such as RFS and LCFS may not continue, which could materially harm our ability to operate profitably.

Each of Intermediate and CENAQ identified material weaknesses in its internal controls over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

In connection with the preparation of Intermediate’s financial statements for the years ended December 31, 2022 and 2021, management of Intermediate noted a material weakness in Intermediate’s internal control over financial reporting. Intermediate’s management did not maintain effective internal control over the reconciliation of the final fair value of the unit-based compensation awards prepared by third party valuation specialists to the accounting records due to a lack of professionals with defined roles within the accounting function providing financial reporting oversight. Additionally, Intermediate did not maintain effective internal control regarding the date on which to apply new accounting standards based upon CENAQ’s elections made under the JOBS Act, which required Intermediate to apply new accounting standards as if it were a public business entity.

In connection with the preparation of our financial statements as of September 30, 2021, CENAQ reevaluated the classification of the Class A Common Stock subject to possible redemption. This revaluation was due to a recent notification from the SEC that SPAC’s must not report possible redemption of stock as permanent equity. After consultation with the chairman of its audit committee, CENAQ management concluded that the previously issued audited balance sheet dated as of August 17, 2021 related to the consummation of its IPO, should be restated to report all Class A Common Stock subject to possible redemption as temporary equity. As part of such process, CENAQ identified a material weakness in its internal control over financial reporting related to the lack of ability to account for complex financial instruments. During the quarter ended December 31, 2021, CENAQ management identified a material weakness in internal control relating to the over-allotment option. During the quarter ended June 30, 2022, CENAQ management identified a material weakness for improper recording of accrued liabilities which affected the quarter ended March 31, 2022.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, our securities price may decline and we may face litigation as a result. We continue to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. However, we cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

If we lose key personnel, including key management personnel, or are unable to attract and retain additional personnel, it could delay our development and harm our research, make it more difficult to pursue partnerships or develop our own products or otherwise have a material adverse effect on our business.

Our business is complex and we intend to target a variety of markets. Therefore, it is critical that our management team and employee workforce are knowledgeable in the areas in which we operate. The departure, illness or absence of any key members of our management, including our named executive officers, or the failure to attract or retain other key employees who possess the requisite expertise for the conduct of our business, could prevent us from developing and commercializing our renewable gasoline for our target markets and entering into partnership arrangements to execute our business strategy. In addition, the loss of any key scientific staff, or the failure to attract or retain other key scientific employees, could prevent us from developing and commercializing our renewable gasoline for our target markets and entering into partnership arrangements to execute our business strategy. All of our employees are at-will employees, meaning that either the employee or we may terminate their employment at any time.

We also engage a number of individuals as independent contractors to provide certain material scientific and engineering services. The failure to retain access to the services provided by these individuals, or to attract and retain individuals to provide consulting or other services, could also delay or prevent us from developing and commercializing our renewable gasoline for our target markets and entering into partnership arrangements to execute our business strategy, and otherwise executing on our business plans.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team members may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.

We are a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, qualify for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

Over 50% of our voting power for the election of directors is held by an individual, group or another company. As a result, we are a controlled company within the meaning of Nasdaq Capital Market corporate governance standards. Under Nasdaq Capital Market rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•        a majority of the board consist of independent directors under Nasdaq Capital Market rules;

•        the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. We may utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq Capital Market.

From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, former employees and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

Risks Related to Ownership of Our Securities and Other General Matters

Future sales and issuances of our Class A Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to pursue our growth plan. To raise capital, we may sell shares of our Class A Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of our Class A Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences, and privileges senior to existing holders of our Class A Common Stock.

Future sales of a substantial number of shares of our Class A Common Stock, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of our Class A Common Stock.

Sales of a substantial number of shares of our Class A Common Stock in the public market, including the resale of the shares held by our stockholders, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of our Class A Common Stock. The shares of Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 68.8% of shares of Class A Common Stock outstanding as of May 19, 2023 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the exchange by them of OpCo Units).

After this registration statement is effective and until such time that it is no longer effective, the registration statement registering such securities will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of shares of our Class A Common Stock in the public market could adversely affect the market price for our Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial numbers of such shares in the public market, including the resale of the shares of Class A Common Stock held by our stockholders, could adversely affect the market price of our Class A Common Stock.

Pursuant to the Lock-Up Agreement, certain stockholders, including Holdings and CENAQ Sponsor, which collectively held approximately 23,300,000 shares, and 3,487,500 shares, respectively, of our outstanding Common Stock as of the closing of the Business Combination, agreed to certain restrictions on transfer until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date (x) if the last sale price of the shares of Class A Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $12.00 per share for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Closing Date or (y) the date on which we complete a liquidation, merger capital stock exchange, reorganization or other similar transaction with a third party that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Sales of such shares may be made under a registration statement filed under the Securities Act or in reliance upon an exemption from registration under the Securities Act.

Additionally, the shares of Common Stock being registered for resale pursuant to this prospectus includes shares that were purchased at prices that may be significantly below the trading price of our Common Stock and the sale of which would result in the Selling Securityholder realizing a significant gain even if other Verde securityholders experience a negative rate of return. For example, in connection with CENAQ’s IPO, CENAQ Sponsor and the Anchor Investors paid an aggregate $25,000, or approximately $0.0058 per share, for an aggregate 4,312,500 Founder Shares that were converted to Class A Common Stock at the closing of the Business Combination and CENAQ paid $4,950,000 for 4,950,000 Private Placement Warrants, or $1.00 per Private Placement Warrant. CENAQ Sponsor forfeited all but 2,475,000 Private Placement Warrants in connection with the Business Combination. In connection with the Business Combination, the issuance of shares of Common Stock as merger consideration and the sale of PIPE Shares were based on an acquiror share value of $10.00 per share. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 68.8% of the shares outstanding on a fully diluted basis as of May 19, 2023 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the conversion of Class C Common Stock to be issued to Holdings upon the exchange by them of Class C OpCo Units). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in CENAQ’s IPO, certain of the selling securityholders, including CENAQ Sponsor and the Anchor Investors, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A Common Stock. For example, based on the closing price of our common stock of $4.65 as of May 19, 2023, CENAQ Sponsor and the Anchor Investors would experience a potential profit of up to approximately $4.6442 per share, or approximately $20.1 million in the aggregate.

The loss of our senior management or technical personnel could adversely affect our ability to successfully operate our business.

While we intend to closely scrutinize any individuals we engage, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements. The loss of the services of our senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations. We are also dependent, in part, upon Intermediate’s technical personnel in connection with operating the business. A loss by Intermediate of its technical personnel could seriously harm our business and results of operations.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm our business may occur and not be detected.

Our management does not expect that our internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in we have been detected.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. A failure of our controls and procedures to detect error or fraud could seriously harm our business and results of operations.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss. We are also dependent, in part, upon Intermediate’s information. A failure in the security of Intermediate’s information systems could seriously harm our business and results of operations.

Holdings owns the majority of our voting stock and has the right to appoint a majority of our Board members, and our interests may conflict with those of other stockholders.

Holdings owns the majority of our voting stock and is initially entitled to appoint the majority of our Board. As a result, Holdings is able to substantially influence matters requiring our stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Class A Common Stock will be able to affect the way we are managed or the direction of our business. The interests of Holdings with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.

For example, Holdings may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence our decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other considerations of Holdings, including the effect of such positions on our obligations under the Tax Receivable Agreement, which may differ from the considerations of ours or other stockholders.

We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or to correct any mistake, including to conform the provisions therein to the descriptions of the terms of the warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our shares of Class A Common Stock and the Public Warrants are listed on Nasdaq under the symbols “VGAS” and “VGASW,” respectively. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences. The consequences of failing to meet the listing requirements include:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Because there are no current plans to pay cash dividends on shares of Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Common Stock will be at the sole discretion of our Board, who may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our its stockholders or by our subsidiaries to us and such other factors our Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of any indebtedness we incur. As a result, you may not receive any return on an investment in the shares of Class A Common Stock unless you sell your shares of Class A Common Stock for a price greater than that which you paid for it.

If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control.

If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale;

•        any major change in our Board or management;

•        sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        sales of shares of our Class A Common Stock by the PIPE Investors;

•        the volume of shares of our Class A Common Stock available for public sale, including as a result of the termination of the post-closing lock-up pursuant to the terms thereof; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the Nasdaq Stock Market have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

The Warrants may have an adverse effect on the market price of our Class A Common Stock

As of the date of this prospectus, we have 15,412,479 outstanding Warrants to purchase 15,412,479 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, which will expire on February 15, 2028. The exercise of a significant number of Warrants in the future may have an adverse effect on the market price of our Class A Common Stock, in that it may increase the number of shares that are available for sale in the market.

The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrant and the price of our Class A Common Stock at the time of exercise. For example, to the extent the price of our Class A Common Stock exceeds $11.50 per share, it is more likely that the holders of our Warrants will exercise their warrants. If the price of our Class A Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their Warrants. As of May 19, 2023, the closing price of our Class A Common Stock was $4.65 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. In addition, the Warrant holders have the option to exercise their Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect our after-tax profitability and financial results.

Our effective tax rates may fluctuate widely in the future, particularly if our business expands domestically or internationally. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of our business.

Additionally, we may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

We are a holding company. Our only material asset is our equity interest in OpCo, and we will accordingly be dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our equity interest in OpCo. We have no independent means of generating revenue. To the extent OpCo has available cash, we intend to cause OpCo to make (i) generally pro rata distributions to the holders of OpCo Units, including us, in an amount at least sufficient to allow us to pay our taxes and make payments under the Tax Receivable Agreement and any subsequent tax receivable agreement that we may enter into in connection with future acquisitions and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement will be dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to OpCo. We intend that such distributions from OpCo and its subsidiaries be funded with cash from operations or from future borrowings. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

We will be required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.

In connection with the Business Combination, we entered into the Tax Receivable Agreement with the TRA Holders. This agreement generally provides for the payment by us to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and certain benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of any actual net cash tax savings that we realize.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), and we make the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally are calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any redemption of Class C OpCo Units, the price of our Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Class C OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Any distributions made by OpCo to us in order to enable us to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the OpCo unitholders, could have an adverse impact on our liquidity.

The payments under the Tax Receivable Agreement will not be conditioned upon a TRA Holder having a continued ownership interest in us or OpCo.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement and such payment is expected to be substantial. The calculation of anticipated future payments would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, (ii) that any OpCo Units (other than those held by us) outstanding on the termination date are deemed to be redeemed on the termination date, and (iii) a price of $10.00 per share. If we were to experience a change of control or the Tax Receivable Agreement was otherwise terminated as of the Closing Date, we estimate that the early termination payment, calculated on the basis of the above assumptions, would have been approximately $32 million (calculated using a discount rate equal to (i) the greater of (A) 0.25% and (B) the Secured Overnight Financing Rate (“SOFR”), plus (ii) 150 basis points, applied against an undiscounted liability of $48 million based on the 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates). The foregoing amount is merely an estimate and the actual payment could differ materially. In connection with a change of control, any early termination payment would be subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates. Moreover, the obligation to make an early termination payment upon a change of control could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.

There can be no assurance that we will be able to satisfy our obligations under the Tax Receivable Agreement.

In the event that payment obligations under the Tax Receivable Agreement are accelerated in connection with a change of control, the consideration payable to holders of our Class A Common Stock in connection with such change of control could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), we would be obligated to make a substantial immediate lump-sum payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates; provided that any such payment would be subject to the Payment Cap of $50,000,000, which applies only to certain payments required to be made under the Tax Receivable Agreement in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. As a result of this payment obligation, holders of our Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders’ having a continued interest in us or OpCo. Accordingly, the TRA Holders’ interests may conflict with those of the holders of our Class A Common Stock. Please read “Risk Factors — Risks Related to the Company — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.”

We will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. The IRS or another taxing authority may challenge all or part of the tax basis increases covered by the Tax Receivable Agreement, as well as other related tax positions we take, and a court could sustain such challenge. The TRA Holders will not reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and we may not be able to recoup those payments, which could materially adversely affect our liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, transfers of Class C OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more of such safe harbors. For example, we intend to limit the number of holders of OpCo Units, and the OpCo A&R LLC Agreement, provides for certain limitations on the ability of holders of OpCo Units to transfer their OpCo

Units and provides us, as the manager of OpCo, with the right to prohibit the exercise of an OpCo Exchange Right if we determine (based on the advice of counsel) there is a material risk that OpCo would be a publicly traded partnership as a result of such exercise.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we might not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo unitholders, including us, and the tax distributions that OpCo will be required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

OpCo will generally make quarterly tax distributions to the OpCo unitholders, including us. Such distributions will be pro rata and be in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement or any similar subsequent tax receivable agreements that we may enter into in connection with future acquisitions. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to us for the applicable taxable year unless otherwise determined by OpCo. In the case of any OpCo unitholder other than us, the amount of tax distributions to such unitholder for any year may be reduced by prior operating distributions made to that unitholder for such year. As a result of certain assumptions in calculating the tax distribution payments, we may receive tax distributions from OpCo in excess of our actual tax liability and our obligations under the Tax Receivable Agreement.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of a Class A OpCo Unit to deviate from the value of a share of Class A Common Stock. If we retain such cash balances, the holders of Class C OpCo Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right. We intend to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on our Class A Common Stock and reinvesting such cash balances in OpCo for additional Class A OpCo Units (with an accompanying stock dividend with respect to our Class A Common Stock or an adjustment to the one-to-one exchange ratio applicable to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right).

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

General Risk Factors

Changes in tax laws or the imposition of new or increased taxes may adversely affect our financial condition, results of operations and cash flows.

We are a U.S. corporation and thus are subject to U.S. corporate income tax on our worldwide income. Further, our operations and customers will be located in the United States, and, as a result, we will be subject to various U.S. federal, state and local taxes. U.S. federal, state and local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on our financial condition, results of operations and cash flows.

For example, in the United States, several tax law changes have been previously proposed that would, if ultimately enacted, impact the U.S. federal income taxation of corporations. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as us) from 21% to 28%. It is unclear whether this, similar or other changes will be enacted and, if enacted, how soon any such changes could take effect, and we cannot predict how any future changes in tax laws might affect us. Additionally, states in which we operate or own assets may impose new or increased taxes. Changes in tax laws or the imposition of new or increased taxes could adversely affect our financial condition, results of operations and cash flows.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following August 17, 2026, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be less active trading market for our Class A Common Stock and our stock price may be more volatile.

We may issue additional common stock or preferred stock under an employee incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of common or preferred stock under an employee incentive plan. The issuance of additional shares of common or preferred stock:

•        may significantly dilute the equity interests of our investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our Class A Common Stock and/or warrants.

Our Charter designates state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of ours to us or our stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against us or any director, officer, employee or agent of ours arising pursuant to any provision of the DGCL, our Charter or our Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of our Charter or our Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (v) any action asserting a claim against us or any director, officer, employee or agent of ours that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

In addition, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could receive up to an aggregate of $177.2 million if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, including to fund research and development activities, the construction and development of our projects and potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. We have 15,412,479 outstanding Warrants to purchase 15,412,479 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of May 19, 2023, the closing price of our Class A Common Stock was $4.65. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities — Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise specified, capitalized terms used herein but not defined herein have the meanings given to such terms in the definitive proxy statement dated November 10, 2022 and filed with the Securities and Exchange Commission.

Introduction

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and the three months ended March 31, 2023, present the historical financial statements of CENAQ and Intermediate, adjusted to reflect the Business Combination. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2022 and for the three months ended March 31, 2023, gives pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2022. The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X, as amended.

The Business Combination includes:

•        Holdings contributing 100% of the issued and outstanding limited liability company interests of Intermediate to OpCo in exchange for 22,500,000 Class C OpCo Units and an equal number of shares of Class C Common Stock;

•        the common control reverse recapitalization between CENAQ and Intermediate;

•        the issuance and sale of 3,200,000 shares of Class A Common Stock for a purchase price of approximately $10.00 per share, for an aggregate purchase price of $32,000,000 in the PIPE Financing pursuant to the Subscription Agreements;

•        Delivery of $19,031,516 of proceeds from CENAQ’s Trust Account related to non-redeeming Holders of 1,846,120 of Class A Common Stock; and

•        Repayment of $3,750,000 of capital contributions made by Holdings since December 2021 and payment of $10,043,793 of transaction expenses including deferred underwriting fees of $1,700,000;

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•        the notes accompanying the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of CENAQ contained in this Registration Statement;

•        the historical audited financial statements of Intermediate set forth herein;

•        the historical unaudited financial statements of the Company set forth herein;

•        the discussion of the financial condition and results of operations of the Company set forth herein; and

•        other information contained in this Registration Statement.

The Transactions are being accomplished through an “Up-C” structure and the classification of consideration received by Holdings reflects such “Up-C” structure. Upon the Closing, Holdings held a number of OpCo Units that are exchangeable for an aggregate of 22,500,000 shares of Class A Common Stock, or, at the option of Verde Clean Fuels, cash in an amount equal to the net proceeds raised by selling such Class A Common Stock in a contemporaneous sale or underwritten offering.

Pursuant to the Tax Receivable Agreement, Verde Clean Fuels will be required to pay 85% of the net cash savings in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes), if any, that it actually realizes (or in certain cases is deemed to realize) in periods after the Business Combination as a result of certain increases in tax basis pursuant to the exercise of the

OpCo Exchange Right, a Mandatory Exchange or the Call Right and certain benefits attributable to imputed interest. Any such payments to TRA Holders will reduce the cash provided by the tax savings generated from future exchanges that would otherwise have been available to Verde Clean Fuels for other uses, including reinvestment or dividends to holders of Class A Common Stock. Cash tax savings from the remaining 15% of the tax benefits will be retained by Verde Clean Fuels. Verde Clean Fuels’ obligations under the Tax Receivable Agreement in connection with a change of control are subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

Due to the uncertainty of the amount and timing of future exchanges of Class C OpCo Units, the unaudited pro forma condensed combined financial information assumes that no exchanges of Class C OpCo Units have occurred and therefore, no increases in tax basis have been realized. Additionally, Verde Clean Fuels would recognize a full valuation allowance for any deferred tax asset realized based on Verde Clean Fuels’ current assessment of the future realizability.

The following summarizes the Verde Clean Fuels Common Stock outstanding as of February 15, 2023. The percentage of beneficial ownership is based on 31,858,620 shares of Company’s Class A Common Stock and Class C common stock issued and outstanding as of February 15, 2023.

	Shares	% of Common Stock
CENAQ Public Stockholders(a)	1,846,120	5.79%
Holdings(b)	23,300,000	73.14%
New PIPE Investors (excluding Holdings)(c)	2,400,000	7.53%
Sponsor and Anchor Investors(d)	1,078,125	3.38%
Sponsor Earn Out shares(e)	3,234,375	10.15%
Total Shares of Common Stock at Closing	31,858,620	100.00%
Earn Out Equity shares(f)	3,500,000
Total diluted shares at Closing (including shares above)(g)	35,358,620

____________

(a)      CENAQ Public Stockholders holding 15,403,880 shares of Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that were forfeited as of Closing pursuant to the Underwriters Letter.

(b)      Includes (i) 22,500,000 shares of Class C Common Stock issued to Holdings at Closing, representing 100% of the shares of Class C Common Stock outstanding as of February 15, 2023, and (ii) 800,000 shares of Class A Common Stock acquired by Holdings in the PIPE Financing.

(c)      Excludes 800,000 shares of Class A Common Stock acquired by Holdings in the PIPE Financing.

(d)      Includes 253,125 and 825,000 shares of Class A Common Stock issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing.

(e)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events. Excludes 2,475,000 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants held by Sponsor.

(f)      Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

(g)      Excludes 12,937,500 and 2,475,000 shares of Class A Common Stock issuable upon the exercise of the Public Warrants and Private Placement Warrants, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2023

	Historical		Transaction Accounting Adjustments	Note 2	Pro Forma Combined
	CENAQ	Intermediate
General and administrative expenses	$36,005	$4,333,465	$—		$4,369,470
Contingent consideration	—	(1,299,000)	1,299,000	(a)	—
Research and development expenses	—	82,662	—		82,662
Total operating (income) expenses	36,005	3,117,127	1,299,000		4,452,132

Income (Loss) from operations	(36,005)	(3,117,127)	(1,299,000)		(4,452,132)

Other income (expense):
Interest earned on marketable securities held in CENAQ Trust Account	38,407	—	(38,407)	(b)	—
Total other income (expense)	38,407	—	(38,407)		—

Income (Loss) before provision for income taxes	2,402	(3,117,127)	(1,337,407)		(4,452,132)
Provision for income taxes	—	—	—		—
Net income (loss)	2,402	(3,117,127)	(1,337,407)		(4,452,132)
Net income (loss) attributable to noncontrolling interest	—	—	(3,144,297)	(c)	(3,144,297)
Net income (loss) attributable to Verde Clean Fuels, Inc.	$2,402	$(3,117,127)	$1,806,890		$(1,307,835)

Weighted average Class A Common Stock outstanding, basic and diluted				(d)	6,124,245
Net loss per share of Class A Common Stock, basic and diluted				(d)	$(0.21)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2022

	Historical		Transaction Accounting Adjustments	Note 2	Pro Forma Combined
	CENAQ	Intermediate
General and administrative expenses	$5,715,022	$4,514,994	$—		$10,230,016
Contingent consideration	—	(7,551,000)	7,551,000	(a)	—
Research and development expenses	—	316,712	—		316,712
Total operating (income) expenses	5,715,022	(2,719,294)	7,551,000		10,546,728
Income (Loss) from operations	(5,715,022)	2,719,294	(7,551,000)		(10,546,728)

Other income (expense):
Interest earned on marketable securities held in CENAQ Trust Account	2,455,873	—	(2,455,873)	(b)	—
Interest expense on promissory note – related party	(7,363)	—	7,363	(e)	—
Total other income (expense)	2,448,510	—	(2,448,510)		—

Income (Loss) before provision for income taxes	(3,266,512)	2,719,294	(9,999,510)		(10,546,728)
Provision for income taxes	(431,632)	—	—		(431,632)
Net income (loss)	(3,698,144)	2,719,294	(9,999,510)		(10,978,360)
Net income (loss) attributable to noncontrolling interest	—	—	(7,753,415)	(c)	(7,753,415)
Net income (loss) attributable to Verde Clean Fuels, Inc.	$(3,698,144)	$2,719,294	$(2,246,095)		$(3,224,945)

Weighted average Class A Common Stock outstanding, basic and diluted				(d)	6,124,245
Net loss per share of Class A Common Stock, basic and diluted				(d)	$(0.53)

Basic and diluted weighted average shares outstanding, common stock subject to redemption	17,250,000
Basic and diluted net loss per common stock subject to redemption	$(0.17)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	4,502,250
Basic and diluted net loss per non-redeemable common stock	$(0.17)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effect of the Business Combination.

The Business Combination has been accounted for according to a common control reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Business Combination was not treated as a change in control of Intermediate. This determination reflects Holdings holding a majority of the voting power of Verde Clean Fuels, Intermediate’s pre-business combination operations being the majority post-Business Combination operations of Verde Clean Fuels, and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings will continue to have control of the board of directors through its majority voting rights.

Under the guidance in the Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations, for transactions between entities under common control, the assets, liabilities and noncontrolling interests of CENAQ and Intermediate are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, CENAQ was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization. The net assets of CENAQ are stated at their historical value within the pro forma financial information with no goodwill or other intangible assets recorded.

Note 2 — Transaction Accounting Adjustments

The transaction accounting adjustments included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2022 and the three months ended March 31, 2023 are as follows:

(a) Contingent Consideration.    Represents the elimination of contingent consideration, which was recorded by Intermediate related to a contingent payment to Intermediate’s management in the event that certain return on investment hurdles are met within a specified period from the date of a prior asset purchase. Although Intermediate recorded the contingent consideration (as the employees rendering service are employed by consolidated subsidiaries of Intermediate), Holdings, the parent entity and 100% owner of Intermediate, is legally obligated to settle the contingent payment should the return on investment hurdles be achieved. On August 5, 2022, BCF Holdings entered into an agreement with the Company’s management and CEO whereby the contingent payment is forfeited upon closing of the Business Combination. Therefore, contingent consideration has been excluded from the unaudited pro forma condensed combined statement of operations.

(b) Interest Income.    Represents elimination of interest earned on marketable securities held in the Trust Account.

(c) Net Loss to Noncontrolling Interest.    The net loss of Verde Clean Fuels is being reduced as summarized below:

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Pro forma net loss	(4,452,132)	$(10,978,360)
Noncontrolling interest percentage(1)	70.62%	70.62%
Noncontrolling interest pro forma adjustment	(3,144,297)	(7,753,415)
Net loss attributable to Verde Clean Fuels	$(1,307,835)	$(3,224,945)

____________

(1)      Following the Closing, holders of Class A Common Stock will own direct controlling interests in the results of the combined entity, while Holdings will own an economic interest in OpCo shown as noncontrolling interest in equity in the financial statements of Verde Clean Fuels. The indirect economic interests are held by Holdings in the form of the OpCo Exchange Right or, in certain circumstances, including at the election of Verde Clean Fuels, cash in an amount equal to the fair value of Class A Common Stock. If Verde Clean Fuels elects that the exchanged Class C OpCo Units, together with cancellation of the Class C Common Stock, will be settled in cash, the cash used to settle the exchange must be funded through private sale or an underwritten offering of Class A Common Stock.

The following table summarizes the economic interests of Verde Clean Fuels between the holders of Class A Common Stock and indirect economic interests held by OpCo unitholders (assuming all Class C OpCo Units are exchanged for Class A Common Stock):

	Economic Interests	% of Economic Interests
Class A Common Stock	9,358,620	29.38%
OpCo Units (Noncontrolling interest)	22,500,000	70.62%
Total	31,858,620	100.00%

The noncontrolling interest may decrease according to the number of shares of Class C Common Stock and OpCo Units that are exchanged for shares of Class A Common Stock or, in certain circumstances including at the election of Verde Clean Fuels, cash in an amount equal to the fair value of Class A Common Stock. The calculation of noncontrolling interest is based on the net assets of Verde Clean Fuels at the closing of the business combination.

(d) Earnings (Loss) Per Share.    Represents the net income (loss) per share calculated using the weighted average shares outstanding. As the Business Combination is reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

	Note	Three Months Ended March 31, 2023	Year Ended December 31, 2022
“Pro Forma net loss attributable to Verde Clean Fuels”		$(1,307,835)	$(3,224,945)
“Weighted average Class A Common Stock, basic and diluted”	(1),(2)	6,124,245	6,124,245
“Net loss per Class A Common Stock, basic and diluted”		$(0.21)	$(0.53)

____________

(1)      For the purposes of calculating the weighted average number of shares of Class A Common Stock outstanding, the effect of outstanding Public Warrants and Private Placement Warrants to purchase 12,937,500 and 2,475,000 shares of Class A Common Stock, respectively, was not considered in the calculation of diluted loss per share, as the inclusion of such warrants would be anti-dilutive.

(2)      For the purposes of calculating the weighted average number of shares of Class A Common Stock outstanding, the shares subject to the Earn Out Equity and Sponsor Earn Out shares have been excluded from basic and diluted loss per share as they are contingent upon the price of Class A Common Stock reaching specified thresholds not currently met.

(e) Interest expense on promissory note.    Represents elimination of interest on an existing related party promissory notes totaling $1,950,000 for a new related party, non-interest bearing promissory note of $409,631, payable in cash, shares of Class A Common Stock at a conversion price of $10.00 per share, or a combination thereof.

MARKET INFORMATION FOR SECURITES, AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Public Warrants are listed for trading on Nasdaq under the symbols “VGAS” and “VGASW,” respectively.

The closing price of our Class A Common Stock and Public Warrants on May 19, 2023 was $4.65, and $0.1675, respectively. Holders of Class A Common Stock and Warrants should obtain current market quotations for their securities.

Dividend Policy

We have not paid any cash dividends on shares of our Class A Common Stock to date and have no current plans to pay dividends on our Class A Common Stock in the foreseeable future. Holders of our Class C Common Stock do not have any right to receive dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our Board.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Verde” refer to Intermediate and its subsidiaries prior to the consummation of the Business Combination and to Verde Clean Fuels, Inc. and its consolidated subsidiaries following the Business Combination.

The following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information. See “Unaudited Pro Forma Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties that may be outside our control. As a result of many factors, such as those set forth under the headings “Risk Factors” and “Forward-Looking Statements” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward- looking statements.

Overview

We are a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, MSW and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+ process. Through our STG+ process, we convert syngas into RBOB gasoline. We are focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities with expected capacity to produce between approximately seven million to 30 million gallons of renewable gasoline per year.

Our commercial production facilities will be based on our proprietary and innovative STG+ technology, which provides a scalable process that will deliver cost-effective renewable gasoline. Our core technology, STG+, can be combined with third party gasification technology to generate approximately seven million to 30 million gallon per year renewable gasoline production facilities. STG+ is focused on simplification and efficiency versus traditional Fischer-Tropsch processes and we believe this results in cost-effective, and modular, production facilities that can be co-located close to feedstocks or end-use markets.

Formation

On July 29, 2020, Green Energy Partners, Inc. (“GEP”), formed by the Chief Executive Officer of Intermediate, and an additional individual (the “Founders”), entered into an asset purchase agreement with Primus Green Energy, Inc. (“Primus”) to purchase the assets of Primus. The assets under the asset purchase agreement included a demonstration facility, a laboratory, office space, and intellectual property including the patented STG+ process technology.

GEP then assigned its rights under the asset purchase agreement to a newly formed subsidiary of Intermediate. Immediately following the closing of the asset purchase agreement, the GEP Founders sold 100% of their membership interests to BEP Clean Fuels Holdings, LLC, a Delaware limited liability company (“BEP”) a wholly owned subsidiary of the Bluescape Energy Recapitalization and Restructuring Fund IV LP, in exchange for agreeing to make the payments under the asset purchase agreement as well as other capital contributions and a contingent payment. BEP ultimately contributed the membership interests down to its wholly owned subsidiary Bluescape Clean Fuels Holdings, LLC which then immediately contributed the membership interest down to its wholly owned subsidiary Intermediate. Intermediate held the acquired assets through Bluescape Clean Fuels, LLC. Since acquiring the assets from Primus, we have developed the use and application of the technology acquired to focus on the renewable energy industry.

The Transactions

We entered into the Business Combination Agreement with CENAQ on August 12, 2022. Pursuant to the Business Combination Agreement, on February 15, 2023, (i) (A) CENAQ contributed to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and (2) the Holdings Class C Shares and (B) in exchange therefor, OpCo issued to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) and (ii) immediately following the SPAC Contribution, (A) Holdings contributed to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo transferred to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares. Holdings holds 22,500,000 OpCo Units and an equal number of shares of Class C Common Stock.

The business combination will be accounted for akin to a common control reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Business Combination will not be treated as a change in control of Intermediate. This determination reflects Holdings holding a majority of the voting power of Verde Clean Fuels, Intermediate’s pre-Business Combination operations being the majority post-Business Combination operations of Verde Clean Fuels, and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings will continue to have control of the board of directors through its majority voting rights.

Under the guidance in the FASB ASC 805, Business Combinations, for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of CENAQ and Intermediate are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, CENAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization.

The most significant change in Verde Clean Fuel’s future reported financial position and results is a net increase in cash (as compared to Intermediate’s financial position as of December 31, 2022) of $37.1 million, as a result of the consummation of the business combination on February 15, 2023.

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other carbon-based and other non-carbon-based fuel producers, changes to existing federal and state level low-carbon fuel credit systems, and other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Commencing and Expanding Commercial Operations

In April 2022, we commenced a pre-FEED study for our first commercial production facility, and we are actively engaged in activities associated with securing the location, feedstock, utility interconnections, and front-end gasification for our first commercial facility. We believe our commercialization activities are being completed at a pace that can support first commercial production of renewable gasoline as early as 2025.

We have three additional production facilities planned and four additional identified potential production facility development opportunities. We believe the number of planned and identified potential production facilities bode well for our potential future success.

Successful Implementation of the first commercial facility

A critical step in our success will be the successful construction and operation of the first commercial production facility using our patented STG+ technology. We expect that the first commercial production facility could be operational as early as 2025.

Protection and continuous development of our patented technology

Our ability to compete successfully will depend on our ability to protect, commercialize, and further develop our proprietary process technology and commercial facilities in a timely manner, and in a manner technologically superior to and/or are less expensive than competing processes.

Potential Resale of Shares

Sales of a substantial number of shares of our Class A Common Stock in the public market, including the resale of the shares held by our stockholders, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of our Class A Common Stock. The shares of Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 68.8% of shares of Class A Common Stock outstanding as of May 19, 2023 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the exchange by them of OpCo Units). Additionally, Holdings, the beneficial owner of 73.14% of our outstanding shares (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the exchange by them of OpCo Units), will be able to sell all of its shares following the Lock-Up Period (as defined below) so long as the registration statement of which this prospectus forms a part is available for use.

Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial numbers of such shares in the public market, including the resale of the shares of Class A Common Stock held by our stockholders, could adversely affect the market price of our Class A Common Stock.

Pursuant to the Lock-Up Agreement, certain stockholders, including Holdings and CENAQ Sponsor, which collectively held approximately 23,300,000 shares, and 3,487,500 shares, respectively, of our outstanding Common Stock as of the closing of the Business Combination, agreed to certain restrictions on transfer until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date (x) if the last sale price of the shares of Class A Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $12.00 per share for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Closing Date or (y) the date on which we complete a liquidation, merger capital stock exchange, reorganization or other similar transaction with a third party that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Lock-Up Period”). Sales of such shares may be made under a registration statement filed under the Securities Act or in reliance upon an exemption from registration under the Securities Act.

Additionally, the shares of Common Stock being registered for resale pursuant to this prospectus includes shares that were purchased at prices that may be significantly below the trading price of our Common Stock and the sale of which would result in the Selling Securityholder realizing a significant gain even if other Verde securityholders experience a negative rate of return. For example, in connection with CENAQ’s IPO, CENAQ Sponsor and the Anchor Investors paid an aggregate $25,000, or approximately $0.0058 per share, for an aggregate 4,312,500 Founder Shares that were converted to Class A Common Stock at the closing of the Business Combination and CENAQ paid $4,950,000 for 4,950,000 Private Placement Warrants, or $1.00 per Private Placement Warrant. CENAQ Sponsor forfeited all but 2,475,000 Private Placement Warrants in connection with the Business Combination. In connection with the Business Combination, the issuance of shares of Common Stock as merger consideration and the sale of PIPE Shares were based on an acquiror share value of $10.00 per share. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 68.8% of the shares outstanding on a fully diluted basis as of May 19, 2023 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the conversion of Class C Common Stock to be issued to Holdings upon the exchange by them of Class C OpCo Units). Given the substantial number of shares of Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in CENAQ’s IPO, certain of the selling securityholders, including CENAQ Sponsor and the Anchor Investors, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A Common Stock. For example, based on the closing price of our common stock of $4.65 as of May 19, 2023, CENAQ Sponsor and the Anchor Investors would experience a potential profit of up to approximately $4.644 per share, or approximately $20.1 million in the aggregate.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated any revenue to date. We expect to generate a significant portion of our future revenue from the sale of renewable RBOB grade gasoline primarily in markets with federal and state level low-carbon fuel credit systems.

Expenses

General and Administrative Expense

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing and consulting services, and insurance costs. Following the business combination, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the Nasdaq Capital Market.

Research and Development Expense

Our research and development (“R&D”) expenses consist primarily of internal and external expenses incurred in connection with our R&D activities. These expenses include labor directly performed on our projects and fees paid to third parties working on and testing specific aspects of our STG+ design and gasoline product output. R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop the STG+ technology and develop market and strategic relationships with other businesses.

Income Tax Effects

We are a limited liability company that is treated as a partnership for tax purposes, with each of our members accounting for its share of tax attributes and liabilities. Accordingly, there are no current or deferred income tax amounts recorded in our financial statements.

Results of Operations

Comparison of the three months Ended March 31, 2023 and 2022

	Three months ended March 31,
	2023	2022
General and administrative expenses	$4,333,465	$1,328,035
Contingent Consideration	(1,299,000)	—
Research and development expenses	82,662	97,242
Total Operating (income) expenses	$3,117,127	$1,425,277

General and Administrative

General and administrative expense increased approximately $3 million or 226% from $1.3 million for the three months ended March 31, 2022 to $4.33 million for the three months ended March 31, 2023 primarily due to an increase in share-based compensation expense of $1.5 million, an increase in professional fees of $0.9 million, and other miscellaneous fee increases of $0.6 million.

Contingent Consideration

The reduction in the contingent consideration liability of $1.3 million to $0 during the three-months ended March 31, 2023 was primarily due to a contractual forfeiture of the payment following the close of the Business Combination on February 15, 2023. See Note 2.

Research and Development

Research and development expense decreased approximately $15 thousand or 15% from $97 thousand for the three-months ending March 31, 2022 to $83 thousand for the three-months ending March 31, 2023. The decrease in research and development expense was a result of a decrease in consulting and outside contractor billings, as a new consulting firm hired worked less hours on a fuel testing H2 analysis project.

Comparison of the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021
General and administrative expense	$(4,514,994)	$(3,605,580)
Contingent consideration	7,551,000	(8,810,000)
Research and development expense	(316,712)	(509,545)
Income (loss) from operations	2,719,294	(12,925,125)
Net income (loss)	$2,719,294	$(12,925,125)

General and Administrative

The increase in General and administrative expenses of $909 thousand during the year ended December 31, 2022 versus the same period in 2021 was primarily due to an increase of $445 thousand in accounting and audit fees, an increase of $165 thousand in professional and consulting fees primarily related to our ongoing project commercialization efforts and a $129 thousand increase related to feedstock supply and renewable fuel credit studies prepared by outside consultants. General and administrative expenses was also impacted by a $110 thousand net increase in compensation expense primarily related to an adjustment to account for the correction of grant date fair value of our Series A Incentive Units.

Contingent Consideration

The reduction in the contingent consideration liability of $7.6 million during the year ended December 31, 2022 was primarily due to a reduction in the probability of payment following an amendment to the terms and conditions of this arrangement during the third quarter of 2022, and due to the increased likelihood of closing the Business Combination with the SPAC, at which time the contingent payment would be forfeited. We also updated assumptions related to the incremental time transpired since the closing date of our Primus asset purchase and increased the discount rate (WACC) (including the risk free rate) used in the valuation. Between July 31, 2020 (inception) and September 30, 2021, we determined that the contingent consideration liability did not significantly change due to the low likelihood of achieving the return on investment hurdles associated with the contingent payment.

Research and Development

The $193 thousand decrease in Research and development expenses was driven by a decrease in consulting and outside contractor billings on a fuel testing analysis and billings on two ongoing development projects. Such activity did not reoccur during the year ended December 31, 2022.

Comparison of the Year Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020

	Year Ended December 31, 2021	For the Period From July 31, 2020 (Inception) to December 31, 2020
General and administrative expenses	$12,415,580	$1,357,296
Research and development expenses	509,545	109,409
Loss from operations	12,925,125	1,466,705
Net loss	$12,925,125	$1,466,705

General and Administrative

The approximately $11.1 million increase in General and administrative expenses during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was primarily due to an approximately $8.8 million increase in contingent consideration payable to certain employees and consultants of Intermediate that could become payable in the event that certain return on investment hurdles are met within five years. We remeasured the estimated payments under this arrangement and recorded an estimate of amounts payable under such arrangement. In measuring the estimated amount payable under this arrangement as of December 31, 2021, we took into consideration the business combination with CENAQ (as a non-binding term sheet was entered into in December of 2021) and the specified contractual return hurdles. Such contingent consideration arrangement, while reflected as a liability of Intermediate, was contractually entered into by the parent entity of Intermediate, or Holdings. Following the business combination, such arrangement will be settled by the parent entity (Holdings).

The remaining approximately $2.3 million increase during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was primarily due to a $120 thousand increase in employee bonus accruals, a $90 thousand increase in accounting and finance contractor billings, a $36 thousand increase in directors and officers insurance premiums, a $60 thousand increase in legal and professional expenses related to project developments, and a $36 thousand increase due to higher travel expenses associated with project developments. The remaining approximately $1.9 million increase is due to seven additional months during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020.

Research and Development

The approximately $400 thousand increase in R&D expenses of approximately for the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was due to a $240 thousand increase due to higher consultant expenses related to two ongoing development projects. The remaining approximately $160 thousand increase is due to seven additional months during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020.

Liquidity and Capital Resources

Liquidity

We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve General and administrative and R&D activities for the ongoing commercialization of our first production facility and associated plant design.

We had $0.5 million and $34.8 million in cash and cash equivalents as of December 31, 2022 and March 31, 2023, respectively (compared to $88 thousand as of December 31, 2021).

Since inception, we have incurred significant operating losses, have an accumulated deficit of $11.7 million and $21.8 million as of December 31, 2022 and March 31, 2023, respectively, and negative operating cash flow during years ended December 31, 2022 and 2021 and during the three months ended March 31, 2023 and 2022. Management expects that operating losses and negative cash flows may increase because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other companies. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our product development, to successfully market our product and to achieve commerciality of our products.

We expect an aggregate of $727 million of capital expenditures through 2024 as we construct our first four commercial production facilities and we expect 70% of such capital requirements, or approximately $509 million, will be met with project financing, industrial revenue bonds, or pollution control bonds, or some combination of debt financing. The $37.1 million of net proceeds raised at closing of the transaction with CENAQ will contribute to the equity capital portion of our capital expenditure requirements through 2024, or approximately $218 million. We also expect to earn interest income on the net proceeds raised at closing during the ongoing development and construction of our facilities through 2024, and that such interest income will be utilized towards capital expenditures or for general and administrative expenses. While we have been in discussions with banks and other credit counterparties regarding project financing, industrial revenue bonds, or pollution control bonds, and these discussions have led to indications of debt financing equivalent to 70% of our capital expenditure requirements, there can be no assurance that we will be successful in obtaining such financing.

Further, given the proceeds raised in our transaction with CENAQ are less than $218 million, our development timeline may be delayed and will require raising of additional equity or debt capital. As our transaction with CENAQ only resulted in $37.1 million of net proceeds, we expect that we will only be able to construct one of our first four planned production facilities with the proceeds from the CENAQ transaction. This could result in materially less future revenue and EBITDA compared to unaudited prospective financial projections included in our previous proxy.

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we are able to commercialize our first production facility, and our financial projections anticipate certain gasoline sales income from our first facility, that is not assured, will be recycled into capital expenditures in 2024 and beyond. We believe that the proceeds of the business combination (including the related private placement) may be sufficient to reach commercialization of our first production facility (after including 70% of assumed debt financing of the capital expenditure requirements). However, if we are unable to obtain debt financing, or if expenditures exceed our estimates, we may require additional equity or debt capital to complete our first production facility. Additionally, while we expect to be able to construct our first facility through the combination of transaction proceeds and debt financing, we will require additional equity or debt capital to develop the remaining three of our first four planned production facilities and to fund operations for the foreseeable future. We also expect our costs to increase in connection with advancement of our production facilities towards commercialization. In addition, we expect to incur additional costs associated with operating as a public company. If costs associated with the advancement of our production facilities towards commercialization or costs associated with operating as a public company exceed our expectations, this may also require us to seek additional capital funding sources.

We have 15,412,479 outstanding Warrants to purchase 15,412,479 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share. We could receive up to an aggregate of $177,243,508 if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. As of May 19, 2023, the closing price of our Class A Common Stock was $4.65 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition our Warrant holders have the option to exercise their Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants.”

Following the Business Combination and the closing of the PIPE Investment, we received approximately $37.1 million in cash, net of approximately $10.1 million of transaction expenses and the repayment of approximately $3.8 million of capital contributions made by Bluescape Clean Fuels Holdings LLC since December 2021. We expect to use such proceeds to fund our ongoing operations and R&D activities. The gross amount, before expenses, was composed of approximately $19.0 million release from CENAQ’s Trust Account, after payment of approximately $158.8 million to public stockholders who exercised redemption rights (representing a redemption rate of approximately 89.3%), and $32.0 million of proceeds from the PIPE Investment. We believe that based on our current level of operating expenses and currently available cash on hand, we will have sufficient funds available to cover R&D activities and operating cash needs through 2024. However, as we have not yet developed a commercial production facility and have no meaningful revenue to date, we may require additional funds in future years. Our ability to raise funds through equity offerings may be limited by the significant number of shares that may be publicly sold, including the shares registered for resale under this registration statement. See “Risk Factors — Significant capital investment is required to develop and conduct our operations and we intend to raise additional funds through debt financing for our planned operations. These funds may not be available when needed.” Our ability to fund R&D activities and our operating cash needs for several years does not depend on the proceeds we may receive as the result of exercises of Warrants.

In connection with the Closing, CENAQ Sponsor was due $409,612 under existing promissory notes with CENAQ. On February 15, 2023, in lieu of repayment of the existing promissory notes with CENAQ Sponsor, the Company entered into a new promissory note with the CENAQ Sponsor totaling $409,612 (“New Promissory Note”). The New Promissory Note, cancels and supersedes the existing promissory notes. The New Promissory note is non-interest bearing and the entire principal balance of the New Promissory Note is payable on or before February 15, 2024. The New Promissory Note is payable at the Company’s election in cash or in Class A Common Stock at a conversion price of $10.00 per share. The foregoing description of the New Promissory Note is qualified in its entirety by the full text of the New Promissory Note, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Summary Statement of Cash Flows for the Interim Periods Ended March 31, 2023 and March 31, 2022

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	For the Three Months Ended
	2023	2022
Net cash used in operating activities	$(2,846,040)	$(775,903)
Net cash used in investing activities	—	—
Net cash provided by financing activities	37,198,926	1,246,931
Net increase (decrease) in cash and restricted cash	$34,352,886	$471,028

Cash Flows used in Operating Activities

Net cash used in our operating activities increased $2.1 million during the three months ended March 31, 2023 versus the same period in 2022, due to a larger net loss from higher General and administrative expenses of approximately $3.0 million comprised of increased share-based payment expense of $1.5 million, and increased professional fees of $0.9 million. An increase in prepaid expenses of $1.6 million due to the payment of directors and officers’ insurance policy further increased net cash used in operating activities.

Cash Flows used in Investing Activities

Net cash used in investing activities was $0 for the three months ended March 31, 2023 and 2022.

Cash Flows from Financing Activities

Net cash provided by financing activities increased approximately $36.0 million during the three months ended March 31, 2023 compared to the same period in prior in 2022. The increase was primarily due to the close of the business combination on February 15, 2023 which raised $37.3 million.

Summary Statement of Cash Flows for the Years Ended December 31, 2022 and 2021

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	For the Year Ended December 31
	2022	2021
Net cash used in operating activities	$(3,279,147)	$(2,626,534)
Net cash used in investing activities	(4,411)	(290,096)
Net cash provided by financing activities	3,659,395	1,952,992
Net increase (decrease) in cash and cash equivalents	$375,837	$(963,638)

Cash Flows used in Operating Activities

Net cash used in our operating activities increased during the year ended December 31, 2022 versus the same period in the prior year primarily due to higher General and administrative expenses (after excluding non-cash activities such as changes in our contingent consideration payable and unit-based compensation expense). The higher General and administrative expenses were partially offset by $193 thousand less in Research and development expenses.

Cash Flows used in Investing Activities

Net cash used in investing decreased $286 thousand during the year ended December 31, 2022 compared to the same period 2021. The decrease was due to capitalized legal and professional fees that did not reoccur during the year ended December 31, 2022. The capitalized legal and professional fees during the year ended December 31, 2021 related to our asset acquisition from Primus during 2020, but were not paid until 2021.

Cash Flows from Financing Activities

Net cash provided by financing activities increased $1.7 million during the year ended December 31, 2022 compared to the same period in prior year. The increase was primarily due to Member’s Equity capital contributions by our parent entity (Holdings) to fund our ongoing operations.

Summary Statement of Cash Flows for the Year Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020

	For the Year Ended December 31, 2021	For The Period From July 31, 2020 (Inception) to December 31, 2020
Net cash used in operating activities	$(2,626,534)	$(883,640)
Net cash used in investing activities	(290,096)	(1,800,000)
Net cash provided by financing activities	1,952,992	3,734,916
Net increase (decrease) in cash and cash equivalents	$(963,638)	$1,051,276

Cash Flows used in Operating Activities

Net cash used in operating activities increased by approximately $1.7 million for the year ended December 31, 2021 compared to the period from July 31, 2020 (inception) to December 31, 2020 due to a higher net loss related to higher General and administrative and Research and development expenses during the year ended December 31, 2021 as well as seven additional months during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020. The higher net loss was partially offset by a $121 thousand decrease in prepaid expenses related to lower general liability insurance premiums and a $66 thousand increase in accrued liabilities related to employee bonus accruals.

Cash Flows used in Investing Activities

Net cash used in investing activities decreased by approximately $1.5 million for the year ended December 31, 2021 compared to the period from July 31, 2020 to December 31, 2020 due to approximately $1.8 million related to the acquisition of certain intellectual property from Primus that did not reoccur in 2021. This was partially offset by capitalized legal and professional fees of approximately $288 thousand during 2021 related to our asset acquisition from Primus during 2020, but were not paid until 2021. The $288 thousand was included in accrued liabilities on our balance sheets as of December 31, 2020.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased approximately $1.8 million for the year ended December 31, 2021 compared to the period from July 31, 2020 to December 31, 2020 due to less Member’s Equity capital contributions by our parent entity (Holdings). $1.8 million of Member’s Equity capital contributions related to our asset acquisition from Primus during 2020 did not reoccur in 2021.

Commitments and Contractual Obligations

On October 17, 2022, we entered into a 25-year land lease in Maricopa, Arizona with the intent of building a biofuel processing facility. The commencement date of the lease occurred in February 2023, contemporaneous with us obtaining control of the identified asset.

Off-Balance Sheet Arrangements

As of March 31, 2023, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Internal Control over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting. A material weakness is deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. In connection with the preparation of Intermediate’s financial statements as of December 31, 2021 and the period from July 31, 2020 (inception) to December 31, 2020, management of Intermediate noted a material weakness in our internal control over financial reporting related to the understatement of unit-based compensation expense. The understatement of the grant date fair value was due to a revision in the underlying fair value determination, and such revision was not appropriately reflected in the financial statements. Management concluded that the grant date fair value and corresponding incremental expense should be adjusted by recognizing the additional expense in Intermediate’s March 31, 2022 financials. As part of such process, management identified a material weakness in its internal control over financial reporting related to the grant date fair value revision. Additionally, Intermediate did not maintain effective internal control regarding the date on which to apply new accounting standards based upon CENAQ’s elections made as an emerging growth company under the JOBS Act, which required Intermediate to apply new accounting standards as if it were a public business entity.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. Intermediate’s management continues to evaluate steps to remediate the material weaknesses. These material weaknesses have not been fully remediated. We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the below:

•        Designing and implementing a risk assessment process supporting the identification of risks facing Intermediate.

•        Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain and we may not fully remediate these material weaknesses during the year ended December 31, 2023. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in conformity with U.S. GAAP as determined by the FASB. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses and allocated charges during the reporting period. The following is a summary of certain critical accounting policies and estimates that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Contingent Consideration

Our parent entity (Holdings), on Intermediate’s behalf, has an arrangement payable to our Chief Executive Officer and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within five years of the closing date of the Primus asset purchase. We recognize the liability for such contingent payment on our balance sheets and remeasure the estimated payments under this arrangement and record our best estimate of amounts payable under such arrangement.

Our contingent consideration liability is measured at fair value and based on significant inputs not observable in the market. As such, our contingent consideration liability is classified as a Level 3 fair value measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions we believe would be made by a market participant. We assess these estimates on an ongoing basis as additional data impacting the assumptions is obtained. Changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within the consolidated statements of operations.

Contingent consideration may change significantly as capital contributed increases, changes in discount rates, and expected volatility, expected timing of payment (expected term), and probability of payment fluctuate. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques could result in materially different fair value estimates.

The fair value of the contingent consideration as of the asset acquisition date and December 31, 2020 was estimated using a concluded Enterprise Value of Intermediate’s business based on a weighting of derived value from the combination of two Income approaches to business valuation (Discounted Cash Flows and Relief from Royalty). Such business value underpinned a Monte Carlo Simulation valuation model to determine the ultimate contingent consideration liability balance.

In measuring the estimated amount payable under this arrangement as of December 31, 2022 and 2021, we took into consideration a discounted cash flow valuation of the business based on internal projections as well as the business valuation implied by the proposed business combination transaction with CENAQ, which implied a value to existing equity holders of $225,000,000, and also considered the expected timing of the transaction closing which was assumed to occur in the first quarter of 2023. Such implied value and timing underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance (as similarly used in the prior periods). Primarily as a result of the higher implied value to existing equity holders implied by the CENAQ transaction non-binding term sheet (originally signed in December 2021), the fair value of our contingent consideration liability increased to $8,850,000 as of December 31, 2021. Subsequently, we continued considering the $225,000,000 implied CENAQ transaction equity value together with a discounted cash flow valuation of the business based on internal projections. We also updated our expected timing of transaction closing to occur in the fourth quarter of 2022 or approximately one quarter later than originally conceived as part of the December 31, 2021 valuation. The incremental time added to the expected transaction closing resulted in a higher threshold for achievement based on the internal rate of return hurdle. In addition, the discount rate utilized in the determination also increased primarily as a result of an increase in the risk-free rate. We also updated the probability of payment due to the increased likelihood of forfeiture of the contingent consideration payment as a result of an amendment to the terms and conditions of this contingent payment during the quarter ended September 30, 2022, as discussed further below. Accordingly, we recorded a reduction in contingent consideration totaling $7,551,000 during the year ended December 31, 2022, resulting in a contingent consideration liability balance of $1,299,000 as of December 31, 2022.

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success, a specified contractual return hurdle (based on internal rate of return), and a contractual proportion of excess gain allocable to the contingent payment above the contractual return hurdle.

The following table provides a summary of key inputs utilized in the valuation of the contingent consideration liability as of each balance sheet date:

Inputs	December 31,
	2022	2021	2020
Expected volatility	68.60%	65.80%	56.35%
Expected dividends	0%	0%	0%
Remaining expected term (in years)	0.09	0.60	4.6
Risk-free rate	4.12%	0.29%	0.14% – 0.23%
Discount rate (WACC)	27.2%	23.4%	24.3%
Payment probability	25%	90%	1% – 12.5%
Internal rate of return hurdle	15%	15%	15%
Excess return allocable to contingent payment	10%	10%	10%
Estimated fair value of contingent consideration	$1,299,000	$8,850,000	$40,000

On August 5, 2022, BCF Holdings entered into an agreement with our management and CEO whereby, upon closing of the business combination with CENAQ, the contingent consideration would be forfeited. Following the closing on February 15, 2023, the contingent consideration was forfeited, and this arrangement was terminated and no payments were made. Thus, the Company reversed the entire $1,299,000 during the three months ended March 31, 2023. The Company did not recognize expense related to the contingent payments for the three months ended March 31, 2022.

Unit-Based Compensation

We apply the fair value method under ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized. The Company accelerated share-based payment expense related to service-based units during the three-month period ending March 31, 2023 in connection with the Business Combination totaling $2.1 million. No service-based or performance-based incentive units were granted during the three-month period ended March 31, 2023.

Impairment of Intangible Assets

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, we consider macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested for impairment using a discounted cash flow approach and tested for impairment using the relief-from-royalty method. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Since our formation, we have considered a mix of information in monitoring the risks associated with impairment through the use of various valuation analyses which were used to measure the estimated fair value of our stock-based incentive awards and contingent consideration arrangement (discussed above). In addition, we considered market transactions (such as our business combination with CENAQ). As discussed above, substantially all of the value of the acquired assets from Primus was attributable to the intellectual property and patented technology. Such technology has remained our core asset since our acquisition and we have continued to develop such technology and expand its application to other feedstocks.

During the years ended December 31, 2022 and 2021, we placed the most weight to our business combination with CENAQ in concluding that no impairment testing was required. We also leveraged the valuation analyses prepared in the measurement of our contingent consideration as discussed in detail above. Such transaction implies an estimated $225,000,000 valuation of our current owners which served to support management’s conclusion that fair value of our indefinite-lived intangible asset is greater than its carrying amount by a substantial amount.

The Company’s intangible asset consists of its intellectual property and patented technology and is considered an indefinite lived intangible and is not subject to amortization. As of March 31, 2023, December 31, 2022, and December 31, 2021, the gross and carrying amount of this intangible asset was $1,925,151. No impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

We evaluate the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We expect to be an emerging growth company at least through 2023. CENAQ has previously elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

Recent Accounting Pronouncements

There is no new accounting guidance issued but not yet effective that would have a material impact to our current financial statements.

BUSINESS

Business Overview

We are a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, MSW and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+® process. Through our STG+® process, we convert syngas into RBOB gasoline. We are focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities with expected capacity to produce between approximately seven million to 30 million gallons of renewable gasoline per year.

We are redefining liquid fuels technology through our proprietary and innovative STG+® process to deliver scalable and cost-effective renewable gasoline. We acquired our STG+® technology from Primus, a company established in 2007 that developed the patented STG+® technology to convert syngas into gasoline or methanol. Since acquiring the technology, we have adapted the application of our STG+® technology to focus on the renewable energy industry. This adaptation requires a third-party gasification system to produce acceptable synthesis gas from these renewable feedstocks. Our proprietary STG+® system converts the syngas into gasoline.

We have made significant progress towards commercializing the first STG+® based commercial production facility in the United States. Our first commercial production facility, which we expect to be operational by the first half of 2025, will be in Maricopa, Arizona. In the first phase we expect this facility to produce approximately 7 million gallons of renewable gasoline in the first full year of operations. In the second phase, which we expect to be operational in 2026, we anticipate producing approximately 30 million gallons per year of renewable gasoline. Additionally, we have several additional renewable gasoline projects, and flare mitigating natural gas to gasoline project, in various early stages of development.

Over $110 million has been invested in our technology, including our demonstration facility in New Jersey, which has completed over 10,500 hours of operation producing gasoline or methanol. Our demonstration facility represents the scalable nature of our operational modular commercial design which has fully integrated reactors and recycle lines and is designed with key variables, like gas velocity and catalyst bed length, at a 1-to-1 scale with our commercial design. We have also participated in carbon lifecycle studies to validate the CI score and reduced lifecycle emissions of our renewable gasoline as well as fuel, blending and engine testing to validate the specification and performance of our gasoline product. We believe our renewable gasoline exhibits a significant lifecycle carbon emissions reduction compared to traditional petroleum-based gasoline. As a result, we believe our gasoline produced from renewable feedstock, such as biomass, will qualify under the RFS for the D3 RIN (a carbon credit), which can have significant value. Similarly, gasoline produced from our process may also qualify for various state carbon programs, including California’s LCFS. Unlike many other gas-to-liquids technologies, not only can our STG+® process produce renewable gasoline from syngas, but we expect it will be able to be applied at other production facilities to produce other end products including methanol. In addition to our initial focus on the production of renewable gasoline, there is opportunity to continue to develop additional process technology to produce middle distillates including sustainable diesel and sustainable aviation fuel. As of December 31, 2022, the Company has not derived revenue from its principal business activities. The Company is managed as an integrated business and consequently, there is only one reportable segment. However, as with other government programs, the use requirements of the RFS program and other similar state-level programs are subject to change, which could material harm our ability to operate profitably.

Growth Strategy

We intend to grow our business by leveraging our competitive advantages in the design and implementation of small-scale modular facilities that can be situated in proximity to renewable feedstock sources. We believe we have a number of avenues to achieve our growth objectives:

Construction and Development of Commercial Production Facilities.

A critical step in our success will be the successful construction and operation of the first commercial production facility using our STG+® technology. In April 2022, we commenced a pre-FEED study for our first commercial production facility in Maricopa, Arizona, and we are actively engaged in activities associated with securing the location, feedstock, utility interconnections and front-end gasification for our first commercial facility. We believe our commercialization activities are being completed at a pace that can support initial commercial production of renewable gasoline as early as the first half of 2025.

We plan to grow our business by building and operating a portfolio of commercial production facilities. Currently, we have three additional production facilities planned and four potential production facility development opportunities identified. We also expect there to be expansion opportunities at the approximately 700 landfills across the United States that intake sufficient volumes of MSW to supply one of our facilities as well as numerous additional locations using other renewable feedstocks. We believe the number of identified and planned potential production facilities bode well for our potential future success. We plan to commence pre-FEED studies on these three additional production facilities in 2023 and complete two of the facilities in 2025 and the remaining facility in 2026. We expect the total capital expenditures for these additional production facilities to be approximately $900 million, and we expect to fund these projects with equity and project-related debt.

Expansion of Commercial Operations and Customer Base.

We also expect to achieve growth through the expansion of our in-process projects as the facilities are expanded or otherwise begin to produce renewable gasoline. We also intend to license our technology in places where we do not anticipate deploying our own capital. Additionally, we intend to expand internationally to regions interested in our middle distillates process, like the United Kingdom, and may enter relationships with other businesses to expand our operations and to create service networks to support our production and delivery of renewable gasoline.

Establishing and Maintaining Relationships with Key Strategic Partners.

We have established, maintained and managed strategic relationships with Waste Management, InEnTec and EcoStrat, who devote the resources to promote mutually beneficial business relationships and grow our business. To expand our business, we will continue to identify and evaluate development and partnership opportunities and other suitable and scalable business relationships.

Developing and Advancing Technology.

Just as we refocused the use and application of our STG+® technology from using natural gas as a feedstock to using renewable biomass, MSW and other feedstocks, our R&D team is continuously researching and developing ways to improve our technology and meet our customers’ energy needs. Using our innovative technology platform and robust intellectual property portfolio, we are well-positioned to continue making technology advancements over time. Additionally, we intend to develop or acquire additional intellectual property, such as processes for sustainable diesel and aviation fuel, as well as other complementary technologies.

Formation, Business Combination and Related Transactions

Intermediate was formed in July 2020 in connection with its acquisition of our demonstration facility, laboratory, office space and intellectual property, including our patented STG+® process technology from Primus. In connection with the Closing of the business combination, Holdings contributed to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate in exchange for 22,500,000 Class C OpCo Units and 22,500,000 shares of Class C Common Stock of Verde Clean Fuels. In connection with the Closing of the business combination, we completed a private placement of 3,200,000 shares of Class A Common Stock for gross proceeds of $32.0 million.

Verde Clean Fuels has retained its “Up-C” structure, whereby all of the equity interests in Intermediate are directly held by OpCo and the Company’s sole assets are its equity interests in OpCo.

The Up-C structure allows Holdings to retain its equity ownership through Opco, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Class C Opco Units, and provides potential future tax benefits for Verde Clean Fuels when the holders of Class C Opco Units ultimately exchange their Class C Opco Units and shares of the Company’s Class C Common Stock for shares of Class A Common Stock in the Company. The Company is the sole managing member of Opco. As such, the Company consolidates Opco, and the unitholders that hold economic interests directly in Opco are presented as redeemable noncontrolling interests in the Company’s financial statements.

Holders of Class C Opco Units, other than Verde Clean Fuels, have a redemption right, subject to certain limitations, to exchange all or a portion of its Class C Opco Units and a corresponding number of shares of Class C Common Stock for, at Opco’s election in the case of the exercise of an OpCo Exchange Right and at Verde Clean Fuels’ election in the case of a Mandatory Exchange, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) an equivalent amount of cash.

CENAQ Sponsor and Holdings are each subject to a lock-up period that expires on the earlier of (A) six months following Closing or (B) subsequent to Closing, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least seventy-five (75) days after Closing or (y) the date on which Verde Clean Fuels completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Verde Clean Fuels’ stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Our Facilities and Projects

We own a demonstration facility and office space in Hillsborough, New Jersey. Our first commercial production facility, which we expect to be operational by the first half of 2025, will be in Maricopa, Arizona.

Our Intellectual Property and Technology

As of March 31, 2023, Intermediate had been issued 28 patents globally, including 8 patents in the U.S., and had 3 pending patent applications globally. These patents, filed across 14 jurisdictions, including the U.S., protect key aspects of our technology, including the STG+® process, our proprietary method for converting syngas into gasoline. We believe our intellectual property rights are important assets for our success, providing a significant competitive advantage, and we aggressively protect these rights to maintain our competitive advantage in the market. Our U.S. patents expire on dates ranging from 2032 through 2039. We regularly review our development efforts to assess the existence and patentability of new technology and inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.

We own or have adequate rights to use the intellectual property associated with the STG+® technology. Approximately 17 patents or patent applications in our patent portfolio support and protect our ability to produce commodity-grade gasoline from syngas, 14 patents or patent applications relate to the specific fuel composition produced by our proprietary systems and certain claims of our patents relate potential future enhancements to our technology. We manage our patent portfolio to maximize the lifecycle of protecting our intellectual property and various components and aspects of our system are protected by patents that will expire at staggered times.

Strategic Relationships

InEnTec Inc.

We have selected InEnTec as a strategic partner for the buildout of our first commercial production facility in Maricopa, Arizona, which we expect to be operational by the first half of 2025. InEnTec will provide gasification services in connection with the project. We anticipate that InEnTec will be an integral member in the success of our first commercial production facility as production of renewable gasoline is dependent upon the combination of InEnTec’s existing third-party gasification technology with our STG+® process. InEnTec is also an important strategic relationship of ours because, as an active product developer, InEnTec has a portfolio of projects in which we may have an opportunity to participate in the future.

Waste Management, Inc.

Waste Management is a strategic partner for the buildout of our first planned commercial production facility in Maricopa, Arizona. Under our current plans, Waste Management would provide site and feedstock logistics in connection with the project, which we expect to require approximately 150,000 tons of feedstock per year for the first phase.

Other Important Relationships

EcoStrat is a service provider we use to assist us in finding locations for our commercial production facilities, as well as securing volume commitments once our commercial production facilities are completed and operations have commenced.

IHI E&C International Corporation (“IHI”) is our primary contractor for front-end engineering and design services (“FEED”) and is expected to perform Engineering, Procurement and Construction (“EPC”) services. We are a party to agreements with IHI and/or its subcontractors for the various aspects of FEED and EPC services needs.

Koch Modular Process Systems, LLC (“KMPS”) is an important subcontractor of IHI and provides technical information to IHI and/or its subcontractors for FEED execution.

Market Opportunity

Demand for Renewable Gasoline

Energy markets are undergoing dramatic changes as they shift from fossil fuels to carbon-reduced and carbon-free sources. A series of technological, economic, regulatory, social and investor pressures are leading the drive to decarbonize energy and other sectors, such as transportation.

According to the U.S. Energy Information Administration’s (the “EIA”) “2022 Annual Energy Outlook” and “U.S. Energy-Related Carbon Dioxide Emissions, 2020,” gasoline accounts for more than 20% of the U.S.’s energy-related CO2 emissions and overall, transportation represents approximately 37% of total U.S. energy-related CO2 emissions (or 1,903 million tons of CO2). Within the 37% of total U.S. energy-related CO2 emissions that is caused by the transportation sector, in 2019, gasoline represented approximately 56% of the total transportation emissions (or 1,086 million tons of CO2) and produced over twice as much emissions than diesel, which produced approximately 468 million tons of CO2) and over four times more emissions than aviation fuel, which produced approximately 261 million tons of CO2). Uptake on competing emissions-reduction technologies, such as electric vehicles, is growing, but, according to BloombergNEF, is only expected to reach 24% of the projected 2035 total vehicle fleet in the U.S. As a result, the EIA predicts 2035 gasoline demand to be at 92-102% of 2022 levels. According to the EIA’s “2022 Annual Energy Outlook,” petroleum and natural gas are projected to remain as the most-consumed source of energy in the U.S. through 2050, and motor gasoline is projected to be the most commonly-used transportation fuel despite electric vehicles gaining market share.

Renewable gasoline reduces lifecycle emissions by over 60% compared to traditional fossil fuel-based gasoline based on GREET-style CI analysis. Further, according to the EPA’s “National Overview: Facts and Figures on Materials, Wastes and Recycling and Landfill Methane Outreach Program,” approximately 292 million tons of MSW is generated annually, which consists of about 60% cellulosic material that can be utilized as feedstock, which can create an estimated 25 billion gallons of renewable gasoline based on the assumption that one ton of MSW can generate 140 gallons of renewable gasoline using our STG+® process. Achieving production of 25 billion gallons of renewable gasoline could meet approximately 19% of estimated 2022 gasoline demand of 132 billion gallons according to the EIA. Renewable gasoline can be utilized within the existing 268 million internal combustion engine (“ICE”) vehicles in the U.S. without vehicle modification. Additionally, according to the National Association of Convenience Stores’ “The US Petroleum Industry Statistics Definitions,” there are over 145 thousand gas stations nationwide. Our renewable gasoline will be able to utilize essentially all of the existing fossil fuel gasoline distribution and retailing infrastructure, making our renewable gasoline a drop-in solution that does not require a change in consumer behavior.

Based on the Fuel Institute’s “Life Cycle Analysis Comparison, 2022,” a single conventional ICE vehicle is accountable for 66 tons of CO2 over a 200,000-mile life, which includes 5 tons of CO2 generated from the manufacturing process, 12 tons of CO2 generated from the production and processing of the oil and gasoline fuel used in the vehicle and 48 tons of CO2 generated from vehicle emissions. Intermediate estimates that an ICE vehicle utilizing renewable gasoline would be accountable for 28 tons of CO2 over a 200,000-mile life, which includes five tons of CO2 generated from the manufacturing process, negative 25 tons of CO2 from the production of the renewable gasoline fuel used in the vehicle and 48 tons of CO2 generated from vehicle emissions. As a result, an ICE vehicle running on renewable gasoline is projected to emit approximately 57% less CO2 than the same vehicle running on traditional hydrocarbon-based gasoline.

Competition

Our traditional competitors in the renewable fuel market include companies in the incumbent petroleum-based industry, as well as those in the emerging renewable fuels industry and others selling carbon credits as a commodity. Our direct competitors are limited. There are only two other companies of which we are aware that also have their own technology to convert syngas into renewable gasoline: ExxonMobil Corporation (“Exxon”) and Haldor Topsoe (“Topsoe”). Although Exxon’s chemistry process is similar to Intermediate’s, Exxon has historically focused on larger scale projects and markets. Topsoe, though larger than Intermediate, only licenses its technology and processes to others and does not produce renewable liquid hydrocarbons.

We believe our technology, scale, and development capabilities are the competitive strengths that differentiate us from our competition. Utilizing biomass through a gasifier to produce syngas, our proprietary STG+® process can efficiently and economically convert syngas to gasoline. Intermediate plans to design its facilities to use modular construction and to operate at a scale that makes the use of renewable feedstocks viable. We believe that when using biomass as a feedstock, our ability to design facilities on a smaller scale gives us a competitive advantage, because we are able to deploy equipment to the feedstock rather than being required to build a large central facility. The economies of scale that may benefit a larger facility we believe are lost with the increased logistics and materials handling costs that come with the larger supply radius required to feed a large-scale facility. Intermediate’s process remains in a vapor phase throughout resulting in a lower piece-count and, therefore, lower capital cost.

Research & Development

Primus invested over $110 million in developing and patenting its technology and conducted over 10,500 hours of testing at our Hillsborough, New Jersey demonstration facility. Since we acquired Primus’ assets, our team has invested approximately $5 million to design the chemical processes and systems required to produce an acceptable synthesis gas from renewable feedstocks and plans to invest $3 million to engage a new FEED study, which is expected to take approximately eight months to complete. Any future FEED studies we intend to commence we anticipate will focus on the conversion of waste, biomass and other biogenic-feedstocks for future facilities we believe could require an estimated $100 to $200 million of additional capital expenditures per facility and take 18 to 24 months to construct. Our R&D team is also in the process of developing additional process technology to produce middle distillates, including diesel.

Raw Materials and Suppliers

We plan to use renewable feedstocks, such as biomass and MSW, as well as natural gas (including synthetic natural gas) and other feedstocks to produce our renewable gasoline. We plan on contracting with various suppliers for renewable feedstocks, and intend to work with other commercial waste companies, agricultural industry participants and landowners to source our renewable feedstocks and maintain an established supply of product inputs. Additionally, to lower feedstock costs and maximize the ease of access to sufficient feedstock volumes for commercial production, we intend to develop future commercial production facilities in locations near biomass and MSW, natural gas or other feedstock sources. We do not expect to be dependent on sole source or limited source suppliers for any of our raw materials or chemicals. Additionally, we expect to rely on various suppliers for the catalysts we use in our STG+® process. We do not expect to be dependent on a sole source for our supply of catalysts.

Human Capital Resources

As of March 31, 2023, we had five full-time employees, engaged six consultants on a part-time basis and one consultant on a full-time basis. Our workforce is mostly concentrated in the Texas and New Jersey regions. We have a seasoned leadership team with over 100 years of cumulative experience in the renewables or a functionally equivalent industry. Our management team places significant focus and attention on matters concerning our human capital assets, and is focused on expanding our diversity, enhancing capability development and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our pipeline of talent. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing.

Customers

With RBOB as our product, we are able to sell to a broad range of potential counterparties including refiners and importers of gasoline, distributors, blenders, retailers and trading organizations, among others. We intend to enter into offtake agreements with creditworthy counterparties with terms that are acceptable to lenders and us as support for our project financing.

Renewable gasoline. We transitioned into the renewable energy industry after applying our STG+® technology to focus on renewable inputs, expanding our potential customer base beyond the natural gas sector and traditional gasoline consumers in this space. Our potential customers will generally include companies obligated to purchase physical volumes of renewable fuel under the RFS program, such as refiners, blenders, fuel distributors and retailers and marketers, as well as trading shops.

Carbon credits. Expanding the application of our STG+® technology will also expand how we can create revenue. The value of our operations will include carbon credits derived from converting waste and other bio-feedstocks into a single, finished fuel, which can have significant value. For example, certain gasoline produced from renewable feedstock, such as biomass, qualifies under the RFS for the D3 RIN (a carbon credit). Similarly, we expect that gasoline produced in this fashion will also qualify for various state carbon programs including California’s LCFS. We anticipate that we will produce 1.5 RINs per gallon of gasoline, which can be sold alongside each gallon of renewable gasoline as a separate commodity to customers who can sell the RINs later or sole into forward or futures markets. However, as with other government programs, the use requirements of the RFS program and similar state-level programs are subject to change, which could materially harm our ability to operate profitably.

Regulatory Environment

Demand for renewable fuel has grown significantly over the past several years and is expected to continue to grow due in part to federal requirements for cellulosic biofuel volume obligations through programs such as the RFS program, which was created under the Energy Policy Act of 2005 (the “Energy Act”), which amended the Clean Air Act (“CAA”) and expanded through the Energy Independence and Security Act of 2007 (the “EISA”). The EISA requires the use of specific volumes of biofuel in the U.S. and is aimed at (i) increasing energy security by reducing U.S. dependence on foreign oil and establishing domestic green fuel related industries and (ii) improving the environment through the reduction of greenhouse gas (“GHG”) emissions. Under the RFS program, transportation fuel sold in the U.S. must contain a certain minimum volume of renewable fuel. See “— Regulatory Mandates and Governmental Funding” for more information. However, the RFS program is subject to change, including by modification or repeal by Congressional action or action by the EPA or the EPA administrator. Similarly, state-level programs like California’s LCFS are also subject to change.

Social and Environmental Preferences and Investor Pressures

The effects of climate change, including extreme weather events and rising temperature and the increased health and socio-economic stability of at-risk populations, have emphasized the need to reduce greenhouse gases and move toward reduced carbon energy solutions. Because of this, environmentally-conscious policies, initiatives and businesses are growing in value and preference.

ESG investing has accelerated as institutional investors shift their portfolios away from carbon-intensive assets. This shift in investor sentiment has caused many large integrated energy companies to set decarbonization strategies and diversify into different forms of carbon-free and carbon-reduced energy.

Governmental Regulations

Our future operations are subject to stringent and complex laws and regulations governing environmental protection and human health and safety. Compliance with such laws and regulations can be costly, and noncompliance can result in substantial penalties. Laws and regulations may have an impact on our business include:

•        The federal Comprehensive Environmental Response, Compensation and Liability Act (or “CERCLA”) and analogous state laws, impose joint and several liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of the site where the release occurred, past owners and operators of the site, and companies that disposed of or arranged for the disposal of hazardous substances found at the site. Responsible parties under CERCLA may be liable for the costs of cleaning up hazardous substances that have been released into the environment and for damages to natural resources. Additionally, it is not uncommon for third parties to assert claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment.

•        The federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (or “RCRA”), is the principal federal statute governing the management of wastes, including the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements and liability for failure to meet such requirements, on a person who is either a generator or transporter of hazardous waste or an owner or operator of a hazardous waste treatment, storage, or disposal facility. Many of the wastes that will be generated in our manufacturing facility are governed by RCRA.

•        The federal Water Pollution Control Act (also referred to as the “Clean Water Act”) imposes restrictions and controls on the discharge of pollutants into navigable waters. These controls have become more stringent over the years, and it is possible that additional restrictions may be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The Clean Water Act provides for civil, criminal and administrative penalties for discharges of oil and other pollutants and imposes liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Comparable state statutes impose liability and authorize penalties in the case of an unauthorized discharge of petroleum or its derivatives or other pollutants into state waters.

•        The CAA and associated state laws and regulations restrict the emission of air pollutants from many sources, including facilities involved in manufacturing biofuels. New facilities are generally required to obtain permits before operations can commence, and new or existing facilities may be required to incur certain capital expenditures to install air pollution control equipment in connection with obtaining and maintaining operating permits and approvals. Federal and state regulatory agencies can impose administrative, civil, and criminal penalties for non-compliance with permits or other requirements of the CAA and associated state laws and regulations. Depending on the size and scope of our operations, we may be subject to more stringent regulations regarding air emissions.

•        The federal Endangered Species Act, the federal Marine Mammal Protection Act and similar federal and state wildlife protection laws prohibit or restrict activities that could adversely impact protected plant and animal species or habitats. Construction of facilities could be prohibited or delayed in areas where such protected species or habitats may be located, or expensive mitigation may be required to accommodate such activities.

•        The IR Act provides for, among other things, a new clean hydrogen production tax credit, a new credit for sustainable aviation fuel, credits for the production and purchase of electric vehicles, expanding eligibility for and increasing the value of the carbon capture and sequestration credit, extending the biodiesel, renewable diesel and alternative fuels tax credit, funding biofuel refueling infrastructure and additional funding for working lands conservation programs for farmers. The IR Act could have many potential impacts on our business that we are continuing to evaluate, including new opportunities to access to production tax credits, carbon sequestration credits, and other benefits, which could result in changes in the configuration of the plant. However, any change in plant configuration could also result in a slight delay in commercial operation.

We may be required to obtain certain permits to construct and operate our facilities, including those related to air emissions, solid and hazardous waste management and water quality. These permits can be difficult and expensive to obtain and maintain. Our ability to obtain these permits could be impacted by opposition from various stakeholders. Once operational, our facilities will also need to maintain compliance with these permits.

In additional to compliance with environmental regulations, we expect that our future operations will be subject to federal RFS program regulations. The EPA administers the RFS program with volume requirements for several categories of renewable fuels. The EPA calculates a blending standard annually based on estimates of gasoline usage from the EIA. Different quotas and blending requirements are determined for cellulosic biofuels, biomass-based diesel, advanced biofuels and total renewable fuel. Renewable Identification Numbers (“RINs”) are used to ensure that the prescribed levels of blending are met. The Energy Act’s RFS regulations establish rules for fuel supplied and administer the RIN system for compliance, trading credits and rules for waivers. We anticipate that our renewable gasoline and other future products will benefit from the RFS program. However, the use requirements of the RFS program or state programs could change, which may impact our products and harm our ability to operate profitably. See “— Regulatory Mandates and Government Funding” for more information.

Regulatory Mandates and Government Funding

Strong increases in the federal requirement of cellulosic biofuel volume obligations position us to benefit as a producer of renewable gasoline.

The RFS program was created under the Energy Act, which amended the CAA. The EISA further amended the CAA by expanding the RFS program. The EPA implements the RFS program under the guidance of the U.S. Department of Agriculture and the Department of Energy.

The RFS program is a federal policy that requires a certain volume of renewable fuel to replace or reduce the quantity of petroleum-based transportation fuel, heating oil or aviation fuel. The four renewable fuel categories under the RFS are:

•        biomass-based diesel;

•        cellulosic biofuel;

•        advanced biofuel; and

•        total renewable fuel.

We believe our renewable gasoline will qualify under the cellulosic biofuel category, which qualifies for D3 RINs.

The 2007 enactment of EISA significantly increased the size of the program and included key changes, including:

•        boosting the long-term goals to 36 billion gallons of renewable fuel;

•        extending yearly volume requirements out to 2022;

•        adding explicit definitions for renewable fuels to qualify (e.g., renewable biomass, GHG emissions);

•        creating grandfathering allowances for volumes from certain existing facilities; and

•        including specific types of waiver authorities.

The CAA provides the EPA with the authority to adjust cellulosic, advanced and total volumes set by Congress as part of the annual rule process.

The statute also contains a general waiver authority that allows the Administrator to waive the RFS volumes, in whole or in part, based on a determination that implementation of the program is causing severe economic or environmental harm, or based on inadequate domestic supply.

For a fuel to qualify as a renewable fuel under the RFS program, the EPA must determine that the fuel qualifies under the statute and regulations. Among other requirements, fuels must achieve a reduction in GHG emissions as compared to a 2005 petroleum baseline.

The EPA has approved fuel pathways under the RFS program under all four categories of renewable fuel. Advanced pathways already approved include ethanol made from sugarcane, jet fuel made from camelina, cellulosic ethanol made from corn stover, compressed natural gas from municipal wastewater treatment facility digesters and others. Additional requirements of the RFS program include:

•        biomass-based diesel must meet a 50% lifecycle GHG reduction;

•        cellulosic biofuel must be produced from cellulose, hemicellulose or lignin and must meet a 60% lifecycle GHG reduction;

•        advanced biofuel can be produced from qualifying renewable biomass (except corn starch) and must meet a 50% GHG reduction; and

•        renewable (or conventional) fuel typically refers to ethanol derived from corn starch and must meet a 20% lifecycle GHG reduction threshold.

Lifecycle GHG reduction comparisons are based on a 2005 petroleum baseline as mandated by EISA. Biofuel facilities (domestic and foreign) that were producing fuel prior to enactment of EISA in 2007 are “grandfathered” under the statute, meaning these facilities are not required to meet the GHG reductions.

The EPA continues to review and approve new pathways, including for fuels made with advanced technologies or with new feedstocks. Certain biofuels, such as our renewable gasoline, are similar enough to gasoline or diesel that they do not have to be blended, but can be simply “dropped in” to existing petroleum-based fuels. These drop-in biofuels directly replace petroleum-based fuels and hold particular promise for the future.

Obligated Parties under the RFS program are refiners or importers of gasoline or diesel fuel. Compliance is achieved by blending renewable fuels into transportation fuel, or by obtaining credits, RINs, to meet an EPA-specified Renewable Volume Obligation (“RVO”).

The EPA calculates and establishes RVOs every year through rulemaking, based on the CAA volume requirements and projections of gasoline and diesel production for the coming year. The standards are converted into a percentage and Obligated Parties must demonstrate compliance annually.

Each fuel type is assigned a “D-code” — a code that identifies the renewable fuel type — based on the feedstock used, fuel type produced, energy inputs and GHG reduction thresholds, among other requirements. The four categories of renewable fuel have the following assigned D-codes:

•        Cellulosic biofuel is assigned a D-code of 3 (e.g., cellulosic biofuel) or D-code of 7 (cellulosic diesel);

•        Biomass-based diesel is assigned a D-code of 4;

•        Advanced biofuel is assigned a D-code of 5;

•        Renewable fuel (non-advanced/conventional biofuel) is assigned a D-code of 6 (grandfathered fuels are also assigned a D-code of 6); and

•        The production of our renewable gasoline is expected to qualify for a D-code of 3.

Obligated Parties use RINs to demonstrate compliance with the standard. These parties must obtain sufficient RINs for each category in order to demonstrate compliance with the annual standard. Some of the regulations regarding RINs include the following:

•        RINs are generated when a producer makes a gallon of renewable fuel.

•        At the end of the compliance year, Obligated Parties use RINs to demonstrate compliance.

•        RINs can be traded between parties.

•        Obligated Parties can buy gallons of renewable fuel with RINs attached. They can also buy RINs on the open market.

•        Obligated Parties can carry over unused RINs between compliance years. They may carry a compliance deficit into the next year. This deficit must be made up the following year.

The RFS program’s four renewable fuel standards are nested within each other. This means the fuel with a higher GHG reduction threshold can be used to meet the standards for a lower GHG reduction threshold. For example, fuels or RINs for advanced biofuel (i.e., cellulosic, biodiesel or sugarcane ethanol) can be used to meet the total renewable fuel standards (i.e., corn ethanol).

For cellulosic standards, an additional flexibility is provided. Cellulosic waiver credits (“CWCs”) are offered by the Energy Act at a price determined by a formula in the statute. Obligated Parties have the option of purchasing CWCs plus an advanced RIN in lieu of blending cellulosic biofuel or obtaining a cellulosic RIN.

On November 15, 2021, the U.S. Infrastructure Investment and JOBS Act was signed into law that includes $65 billion in funding for power and grid investments. This includes investments in grid reliability and resiliency as well as clean energy technologies such as carbon capture, hydrogen and advanced nuclear, including small modular reactors. Additionally, on December 8, 2021, President Biden signed an executive order mandating all electricity procured by the government be 100% carbon pollution-free by 2030, including at least 50% from around-the-clock dispatchable generation sources. The order also requires that federally owned buildings produce no net emissions by 2045 and that each federal agency achieve 100% zero-emission vehicle acquisitions by 2035.

At the international level, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France, which resulted in an agreement intended to nationally determine their contributions and set GHG emission reduction goals every five years beginning in 2020. In November 2019, plans were formally announced for the U.S. to withdraw from the Paris Agreement with an effective exit date in November 2020. In February 2021, the current administration announced reentry of the U.S. into the Paris Agreement along with a new “nationally determined contribution” for U.S. GHG emissions that would achieve emissions reductions of at least 50% relative to 2005 levels by 2030. In addition, in 2021, President Biden publicly announced the Global Methane Pledge, a pact that aims to reduce global methane emissions at least 30% below 2020 levels by 2030, including “all feasible reductions” in the energy sector. Since its formal launch at the United Nations Climate Change Conference, over 100 countries have joined the pledge.

Corporation Information

We were originally known as CENAQ Energy Corp. On February 15, 2023, CENAQ, Intermediate, OpCo and Holdings consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of CENAQ held on January 4, 2023. In connection with the closing of the Business Combination, we changed our name from CENAQ Energy Corp. to Verde Clean Fuels, Inc.

Our Common Stock is now listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VGAS” and public warrants to purchase the Common Stock at an exercise price of $11.50 per share are listed on the Nasdaq under the symbol “VGASW.”

Our principal executive offices are located at 600 Travis Street, Suite 5050, Houston, Texas 77002. Our website is located at www.verdecleanfuels.com.

Legal Proceedings

We do not consider any claims, lawsuits or proceedings that are currently pending against us, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows. However, from time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

MANAGEMENT

Executive Officers and Directors

The following table and accompanying descriptions sets forth the names, ages and background of each of our executive officers and directors.

Name	Position with Verde Clean Fuels	Age
Ernest Miller	Chief Executive Officer and Interim Chief Financial Officer	54
John Doyle	Chief Technology Officer	62
Ron Hulme	Chairman	65
Curtis Hébert, Jr.	Director	60
Graham van’t Hoff	Director	61
Duncan Palmer	Director	57
Jonathan Siegler	Director	50
Dail St. Claire	Director	64
Martijn Dekker	Director	51

Ernest Miller has served as Chief Executive Officer and Interim Chief Financial Officer since February 15, 2023. Mr. Miller previously served as the Chief Executive Officer at Intermediate from August 2020 until February 2023. Mr. Miller has over 25 years of experience in the commodity-driven energy sector. From September 2017 to August 2020, Mr. Miller served as the Chief Financial Officer and Chief Commercial Officer at Primus. Prior to joining Primus, Mr. Miller served as Chief Financial Officer for Rodeo Resources Incorporated from 2004 to 2017, a company that invested in operated and non-operated E&P midstream and mineral interests from North America, South America and West Africa. Prior to joining Rodeo Resources, Mr. Miller served as an Asset Manager and Director of Finance at Calpine Corporation from 1997 to 2002, where he developed and financed over 4,500 MW of industrial cogeneration facilities at six locations representing more than $4.0 billion in capital investment. Mr. Miller earned a Master of Natural Resources from Texas A&M University and a Bachelor of Science from the University of the South.

John Doyle has served as Chief Technology Officer since February 15, 2023. Mr. Doyle previously served as the Chief Technology Officer at Intermediate from August 2020 until February 2023. Mr. Doyle has over 25 years in the renewable energy space, taking advanced technologies from design development to commercial implementation. Prior to joining Intermediate, Mr. Doyle served as the Chief Project Officer of Primus from 2013 to through June 2020. Prior to joining Primus, Mr. Doyle was a founder and key executive at Verenium Corporation, a cellulosic ethanol company that operated for 12 years before being acquired by BP plc for approximately $120.0 million, becoming the basis for BP Biofuels. Mr. Doyle has managed approximately $1.0 billion in capital projects in the environmental and renewable energy space including, ethanol plants and large-scale pollution projects. Mr. Doyle has earned a Master of Business Administration from the University of Virginia Darden School of Business and a Bachelor of Science in Mechanical Engineering from Cornell University.

Ron Hulme has served as Chairman since February 15, 2023. Mr. Hulme currently serves as the Chief Executive Officer of Parallel Resource Partners. He has served in this role since February 2011. Mr. Hulme also currently serves as the Managing Director of Bluescape Energy Partners and has served in leadership roles at Bluescape Energy Partners since August 2015. Mr. Hulme formerly served as a senior partner at McKinsey & Company (“McKinsey”) from 1982 to 2008, a 26 year career. He led several of McKinsey’s global energy practices and led the firm’s client relationships with several leading energy companies. Mr. Hulme also co-founded and co-led McKinsey’s Global Corporate Finance Practice, which established the firm’s M&A Advisory and Private Equity Practices. He led McKinsey’s Global Strategy Practice, and he founded and led the firm’s Global Risk Practice. In these roles, Mr. Hulme advised dozens of the firm’s clients on financial restructurings, operational turnaround, major M&A transactions and risk mitigation strategies across a wide range of industries. Mr. Hulme left McKinsey in 2008 to become the Chief Executive Officer of Carlson Capital LP, a multi strategy hedge fund with approximately $5.0 billion of assets under management and $20.0 billion of gross market value. Mr. Hulme was also Head of Energy at Carlson Capital LP, overseeing a portfolio with approximately $2.0 billion gross market value of energy investments in public equities, credit and private equity. In 2011, Mr. Hulme left Carlson Capital LP to found and serve as Chief Executive Officer of Parallel Resource Partners, an energy-focused private equity firm jointly sponsored by Carlson Capital LP and Bluescape Resources Company. Parallel Resource Partners raised an institutional fund in 2021 and Mr. Hulme continues to manage the fund’s portfolio of upstream energy assets. In 2016, Mr. Hulme also became Chief Executive Officer of Bluescape

Energy Partners, a successor institutional private equity form that invests in both upstream energy and electric power. Mr. Hulme earned a Bachelor’s in Business Administration from the University of Texas, where he graduated first in his class and a Master in Business Administration from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. We believe Mr. Hulme’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Curtis Hébert, Jr. has served as a Director since February 15, 2023. Mr. Hébert is the former Commissioner and Chairman of the Federal Energy Regulatory Commission (FERC), where he served from November 1997 to September 2001, and a former Executive Vice President for Entergy Corporation, where he served from September 2001 to July 2010. Mr. Hébert is currently a Partner with the Brunini Law Firm, where has advised energy companies and corporations throughout the globe on numerous matters, including building accountability and transparency into corporate governance, improving the quality of regulatory filings, reporting and relationships, and executing complex, structured regulatory settlements since July 2012. He also served as a visiting scholar with the Bipartisan Policy Center in Washington, where he co-chaired the Energy Reliability Task Force and the Cybersecurity Task Force. Previously, Mr. Hébert served as Chief Executive Officer of Lexicon Strategy Group, an energy, finance and regulatory law advisory firm, from August 2010 to July 2012. Mr. Hébert has broad and deep experience in multiple segments of the energy sector, spanning exploration and production, natural gas transportation, electric generation and distribution, chemicals, and mining. He brings a thorough knowledge of national and international energy markets, policy, and regulatory processes. Mr. Hébert also spent years in the telecommunications, transportation, and water/sewage sector on regulatory filings and administrative hearings. Mr. Hébert serves as an independent director, a member of the audit committee, a member of the nominating committee and the chairman of the compensation committee of Bluescape Opportunity Acquisition Corp. and has served in these roles since September 2020. Mr. Hébert earned a Juris Doctorate from the Mississippi College School of Law and a Bachelor’s from the University of Southern Mississippi. We believe Mr. Hébert’s extensive experience in corporate governance and regulatory matters qualify him to serve on the Verde Clean Fuels Board.

Graham van’t Hoff has served as a Director since February 15, 2023. Mr. van’t Hoff currently serves on several boards, as described below, and has participated in consulting work in the energy and chemical industry since June of 2019. Prior to this, Mr. van’t Hoff served as the Chief Executive Officer of Shell Chemicals from January 2013 to June 2019, the Executive Vice President of Shell Alternative Energies from January 2012 to December 2012, a board member of Shell International Petroleum Co. from 2014 to 2017 and Chairman of Shell UK Limited from March 2011 to December 2012. He has extensive board experience on several global joint ventures, including Raizen, a Brazilian biofuels company, Infineum, a joint venture between Shell and ExxonMobil focused on the formulation, manufacturing and marketing of petroleum additives for lubricants and fuels, as well as Chairman of CSPC (CNOOC Shell Petrochemicals Co), one of the largest Chinese petrochemical companies. During his tenure at Shell, Mr. van’t Hoff oversaw significant global growth in the revenue and profit of Shell’s chemical businesses, with revenues exceeding $24 billion. Mr. van’t Hoff’s 35 years of experience spans multiple segments of the energy and chemical sectors from upstream through refining, marketing and trading, P&L leadership, strategy, government relations, technology and IT. Mr. van’t Hoff’s extensive international business experience includes appointments to the boards and executive committees of multiple international chemical industry associations, including ACC (the American Chemistry Council), CEFIC (the European Chemical Industry Association), and ICCA (the International Council of Chemical Associations). He was also a founding member of the Alliance to End Plastic Waste, formed in 2019, which gained $1.5 billion of funding commitments in its first year of formation, and is on the Oxford University Chemistry Development Board. He also serves on the North American Advisory Board for Air Liquide, and on the board of the privately-owned, commercial solar farm developer and operator, Silicon Ranch Corporation. Additionally, Mr. van’t Hoff serves as an independent director, a member of the audit committee, the chairman of the nominating committee and a member of the compensation committee of Bluescape Opportunities Acquisition Corp. and has served in these roles since September 2020. He has also served as a director of 5E Advanced Materials, Inc. since October 2022. Mr. van’t Hoff earned a Master in Business Management, with Distinction, from Manchester Business School and a Master in Chemistry from the University of Oxford. We believe Mr. van’t Hoff’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Duncan Palmer has served as a Director since February 15, 2023. Mr. Palmer serves as an independent director, the chairman of the audit committee, a member of the nominating committee and a member of the compensation committee of Bluescape Opportunities Acquisition Corp. and has served in these roles since October 2020. Additionally, he is the former Chief Financial Officer of Cushman & Wakefield, a leading global real estate services company and served in this position from November 2014 to February 2021. From 2012 to 2014, Mr. Palmer served as the Chief Financial Officer of RELX, a global provider of information-based analytics and decision tools and from 2007 to 2012, Mr. Palmer served as the Chief Financial Officer of Owens Corning, a global manufacturer of building materials and fiber glass reinforcements. Mr. Palmer currently sits on the board of Oshkosh Corporation, a vehicle and equipment supplier with global operations, where he has served as a member of the board since 2011 and has been chairman of the audit committee since 2019. As Chief Financial Officer, Mr. Palmer led Cushman & Wakefield’s IPO and oversaw all aspects of the company’s financial operations, including multiple corporate functions from treasury and investor relations to tax and internal audit. Mr. Palmer has extensive financial operations, transactional, and business development knowledge and experience through previous Chief Financial Officer appointments at Cushman & Wakefield, RELX, Owens Corning and as a senior finance executive at Royal Dutch Shell. Mr. Palmer’s extensive international business experience includes leadership of finance organizations ranging in size from 500 – 2,000 employees and encompasses multi-billion dollar capital allocation programs, merger integrations, debt offerings and share repurchase programs. His experience spans many segments of the energy, lubricants, materials, information services and real estate services sectors. Mr. Palmer also has deep transactional and business development experience, having overseen mergers and acquisitions execution, as well as corporate strategy. Mr. Palmer earned a Master of Business Administration from the Stanford Graduate School of Business and a Master’s degree from St. John’s College Cambridge (UK). He is a Fellow of the Chartered Institute of Management Accountants (UK). We believe Mr. Palmer’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Jonathan Siegler has served as a Director since February 15, 2023. Mr. Siegler currently serves as the President and Chief Operating Officer and Non Independent Director of Bluescape Opportunities Acquisition Corp. and has served in these positions since July 2020. Mr. Siegler also serves as Managing Director, and member of the Investment Committee of three investment vehicles (i) Bluescape Resources Company since May 2008; (ii) Parallel Resource Partners since February 2011 and (iii) Bluescape Energy Partners since May 2016. Mr. Siegler also serves on the Valuation, Compliance and Risk Committees for the investment vehicles. Mr. Siegler serves on the boards of many of the portfolio investments and is responsible for driving performance management, strategy, investment, decision making and transaction execution. As Managing Director, Mr. Siegler has helped lead more than $1.7 billion of investments across 25 major investments. Highlights include the origination and greenfield development of one of the largest contiguous positions in the Marcellus Shale, the development of long haul transmission lines to enable wind generation and the performance improvement of multiple deregulated energy companies. Mr. Siegler was formerly Senior Vice President of Strategy and M&A at TXU Corp (“TXU”) from 2004 to 2008. At TXU, Mr. Siegler helped (i) design and implement the performance improvement program, (ii) ensure the competitive market was maintained in Texas, (iii) design TXU’s new build generation strategy and (iv) helped lead the sale of TXU to an investment group led by affiliates of KKR, TPG and Goldman Sachs. Prior to TXU, Siegler was an engagement manager at McKinsey from 2001 to 2004 leading strategy, finance and operations work across the energy/industrial sector. Mr. Siegler led strategic turnaround work at both energy and production “E&P” and power companies and led operational turnaround work power plants. Prior to that, Mr. Siegler served as a lieutenant from 1990 to 2001 aboard the nuclear powered ballistic missile submarine USS Pennsylvania (SSBN 735B), qualifying as a naval nuclear engineer and receiving three Navy and Marine Corps achievement medals for superior service. Mr. Siegler earned a Master of Science in Electrical Engineering from Stanford University and a Bachelor of Science in Electrical Engineering from the United States Naval Academy, where he graduated with distinction. We believe Mr. Siegler’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Dail St. Claire has served as a Director since February 15, 2023. Ms. St. Claire currently serves as the Chief Executive Officer of St. Claire Consultants, LLC, an advisory and management consulting firm she founded in 2013, and as the Chief Strategist of ESG Investments and Sustainable Cash Management of Amalgamated Bank since May 2022. Prior to founding St. Claire Consultants, Ms. St. Claire co-founded Williams Capital (formerly known as Williams Capital Group, L.P./Williams Capital Management, LLC), a registered investment advisor and mutual fund trust company, where she served as President and Treasurer. Prior to founding Williams Capital, Ms. St. Claire served as the Vice President of Amalgamated Bank, where she directed proxy and shareholder engagement, and as Senior Investment Officer of the Office of the New York City Comptroller. Ms. St. Claire is an independent director of the board of directors of CRS Temporary Housing, where she has served as a member since 2022. Since 2021, Ms. St. Claire has served as an appointed member of the board of directors of the New York State Common Retirement Fund’s Investment Advisory Committee. Since March 2021, she has also served as a special advisor to Reverence Capital Partners, L.P., a private investment firm focused on private equity and structured credit. Ms. St. Claire earned a Master’s in Public Policy from the University of Chicago, Harris School, and a Bachelor’s in Cultural Anthropology from the University of California, San Diego, Revelle College. We believe Ms. St. Claire’s extensive experience in business qualifies her to serve on the Verde Clean Fuels Board.

Martijn Dekker has served as a Director since February 15, 2023. Mr. Dekker is managing partner of Aurivos, an America-focused energy company he co-founded in 2021. Mr. Dekker is a strategic business executive with expertise in the energy industry and in leadership positions covering all aspects of upstream oil and gas and developing clean energy strategies, and he has a strong track record of collaboration, innovation and delivering value for all stakeholders. Prior to founding Aurivos, Mr. Dekker held various roles during his eleven-year career at Shell International (“Shell”), most recently as Vice President of Strategy and Portfolio from 2016 to 2021, where he led the development of Shell’s hydrogen strategy, development, and implementation of digitalization strategy and refreshing the technology strategy and portfolio. Mr. Dekker also held various technical and business roles in Shell’s upstream business, including Vice President of Strategy and Growth of Americas Exploration and as Development Manager for groundbreaking Gulf of Mexico projects. Mr. Dekker holds a MS in Chemical Engineering from the University of Technology Eindhoven, Netherlands and a MS in Business Management from Aberdeen University, United Kingdom. We believe Mr. Dekker’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Composition of Our Board of Directors

Our business and affairs are organized under the direction of our Board. Our Board will meet on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of seven members.

Classified Board

Our Charter provides that until such time of the Controlled Company Event, the directors shall be divided into three classes designated Class I, Class II and Class III. The Verde Clean Fuels Board will be divided among the three classes as follows:

•        Class I directors are Graham van’t Hoff and Duncan Palmer, and they will serve for a term expiring at the first annual meeting of stockholders following the Closing;

•        Class II directors are Curtis Hébert, Jr. and Ron Hulme, and they will serve for a term expiring at the second annual meeting of stockholders following the Closing; and

•        Class III directors are Dail St. Claire, Martijn Dekker and Jonathan Siegler, and they will serve for a term expiring at the third annual meeting of stockholders following the Closing.

Any director so chosen shall hold office until his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Following the Controlled Company Event, the classification of our Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the next annual meeting of stockholders following the director’s election. There are no agreements with respect to the election of directors. There are no family relationships among our executive officers and directors.

Director Independence

As of February 15, 2023, Holdings beneficially owns a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Notwithstanding the availability of such exemptions, all seven of our current board members qualify as independent under applicable Nasdaq rules and our Compensation Committee is comprised of three directors, each of whom qualifies as an independent under applicable Nasdaq and SEC rules for compensation committee service. If we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq Capital Market, we will be required to comply with these standards and, depending on our Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our Board in order to achieve such compliance within the applicable transition periods.

The Nasdaq Capital Market rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Mr. van’t Hoff, Mr. Palmer, Mr. Hébert, Mr. Hulme, Mr. Siegler, Ms. St. Claire and Mr. Dekker are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Board Leadership Structure

Our Board has appointed Mr. Hulme as the Chairman of the Board in order to help reinforce the independence of the Board as a whole. The position of Chairman has been structured to serve as an effective balance to Mr. Miller’s role as Chief Executive Officer. The Chairman is empowered to, among other duties and responsibilities, work with the Chief Executive Officer to develop and approve an appropriate board meeting schedule; work with the Chief Executive Officer to develop and approve meeting agendas; provide the Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to the board; develop the agenda and moderate executive sessions of the independent members of the board; preside over board meetings when the Chief Executive Officer is not present or when such person’s performance or compensation is discussed; act as principal liaison between the independent members of the board and the Chief Executive Officer; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the board. As a result, we believe that the Chairman can help ensure the effective independent functioning of the Board in its oversight responsibilities.

Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under our charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given in the manner and to the extent provided in our bylaws.

Committees of the Board

Our Board maintains a standing audit committee (“Audit Committee”) and a standing compensation committee (“Compensation Committee”), but does not currently maintain a nominating/governance committee based upon the exceptions from the Nasdaq Listing Rules for “controlled companies.” Our Board has overall responsibility for the selection of candidates for nomination or appointment to our Board.

Audit Committee

Our Audit Committee consists of Ms. St. Claire, Mr. Palmer and Mr. Hébert, and Mr. Palmer serves as chair of our Audit Committee. Our Board has determined that each member of our Audit Committee qualifies as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Palmer, as a member of our Audit Committee, qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter adopted by our Board on February 15, 2023.

Compensation Committee

Our Compensation Committee consists of Mr. Siegler, Mr. Hulme and Mr. van’t Hoff, and Mr. Siegler serves as chair of the Compensation Committee. Our Board has determined that each member of our Compensation Committee qualifies as an independent director under the Nasdaq Listing Rules.

The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter adopted by our Board on February 15, 2023.

Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics on February 15, 2023 (the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officers, principal financial officer and principal accounting officer, which is available on our website. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website at www.verdecleanfuels.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been one of its executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers that will serve as a member of our Board or our Compensation Committee.

Limitation on Liability and Indemnification Matters

Our charter contains provisions that limit the liability of our officers and directors for damages to the fullest extent permitted by Delaware law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that Verde will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Verde entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require Verde to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

Verde maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to (i) “Verde Clean Fuels,” “we,” “us” or “our” refers to Intermediate and its consolidated subsidiaries prior to the consummation of the Business Combination and to Verde Clean Fuels, Inc. and its consolidated subsidiaries following the Business Combination and (ii) to “our Board” refers to the board of managers of Intermediate prior to the consummation of the Business Combination and to the board of directors of Verde Clean Fuels, Inc. following the Business Combination.

Overview

Unless we state otherwise or the context otherwise requires, in this Executive Compensation section, the terms “we,” “us,” “our” and the “Company” refer to Intermediate prior to the consummation of the business combination. This section discusses the material components of the executive compensation program for Intermediate’s executive officers named in the “2022 Summary Compensation Table” below.

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to “named executive officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year 2022. We had only two executive officers at the end of the fiscal year 2022 and, accordingly, our “named executive officers” for purposes of the disclosure herein (“Named Executive Officers” or “NEOs”) are:

Name	Principal Position
Ernest Miller	Chief Executive Officer
John Doyle	Chief Technology Officer

2022 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2021 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Total ($)
Ernest Miller	2022	375,000	80,000	455,000
Chief Executive Officer	2021	375,000	—	375,000
John Doyle	2022	275,000	—	275,000
Chief Technology Officer	2021	275,000	—	275,000

____________

(1)      Represents a discretionary bonus earned and paid in 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2022.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Ernest Miller	8/7/2020	168	(2)	168	(2)	N/A	N/A
	8/7/2020	0	(3)	500	(3)	N/A	N/A
John Doyle	8/7/2020	40	(4)	40	(4)	N/A	N/A

____________

(1)      The “Incentive Units” (as defined in the limited liability company agreement of Holdings (the “Holdings LLC Agreement”)) represent profits interests in Holdings, our parent company prior to the Closing Date, and, while we believe the Incentive Units are most analogous to options, the Incentive Units are not traditional options; therefore, there is no exercise price or option expiration date associated therewith.

(2)      336 “Series A Incentive Units” (as defined in the Holdings LLC Agreement) were granted to Mr. Miller on August 7, 2020, which vested or will vest in equal annual installments on each of the first four anniversaries of the grant date, subject to Mr. Miller’s continued employment through the applicable vesting date.

(3)      500 “Founder Incentive Units” (as defined in the Holdings LLC Agreement) were granted to Mr. Miller on August 7, 2020, which vest in full in the event that a certain level of “distributions” (as defined in the Holdings LLC Agreement) are made pursuant to the Holdings LLC Agreement on account of such Founder Incentive Units, subject to Mr. Miller’s continued employment through such vesting date.

(4)      80 Series A Incentive Units were granted to Mr. Doyle on August 7, 2020, which vested or will vest in equal annual installments on each of the first four anniversaries of the grant date, subject to Mr. Doyle’s continued employment through the applicable vesting date.

On August 5, 2022, Holdings entered into an agreement with Intermediate’s management team (including Ernest Miller and John Doyle) whereby, all outstanding unvested Series A Incentive Units and Founder Incentive Units became fully vested on the closing of the Business Combination. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to Holdings’ Series A Preferred Unit holders (instead of 20%).

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Our Named Executive Officers were not party to employment agreements or offer letters during fiscal year 2022.

Base Salary

The base salaries of our Named Executive Officers are approved by our Board of Directors and are subject to annual review by our Board of Directors. For fiscal year 2022, Mr. Miller’s base salary was $375,000 and Mr. Doyle’s base salary was $275,000.

Discretionary Bonus

During 2022, Mr. Miller earned a discretionary bonus of $80,000 in connection with his employment with us.

Incentive Compensation

We believe that equity incentive grants motivate our executives to dedicate themselves to our long-term performance and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our Board of Directors has periodically reviewed the equity incentive compensation of our employees and executive officers and from time to time granted equity incentive awards to our employees and executive officers, including our Named Executive Officers, in the form of Incentive Units pursuant to the Holdings LLC Agreement and award agreements thereunder. The Incentive Units are intended to qualify as “profits interests” for U.S. federal income tax purposes and the grantees are required to make a timely and effective election under Section 83(b) of the Code with respect thereto.

Incentive Units granted to our Named Executive Officers consist of Founder Incentive Units and Series A Incentive Units. Founder Incentive Units vest in full in the event that a certain level of distributions are made pursuant to the Holdings LLC Agreement on account of such Founder Incentive Units (which will only occur after a specified aggregate amount of distribution have been made to holders of Series A Preferred Units (as defined in the Holdings LLC Agreement) of Holdings), subject to the grantee’s continued employment or service through such vesting date. Series A Incentive Units only participate in distributions of Holdings after a specified return to holders of Series A Preferred Units of Holdings, and generally vest in equal annual installments over four years, subject to the grantee’s continued employment or service through the applicable vesting date. Following the termination of the applicable grantee’s employment or service other than for “cause” (as defined in the Holdings LLC Agreement), any then-vested Incentive Units are subject to repurchase at our election for a purchase price equal to the “fair market value” (as defined in the Holdings LLC Agreement). Holders of Incentive Units are subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants, customer and employee non-solicitation covenants that apply during the service period and for one year thereafter and non-competition covenants that apply during the service period and for one or two years thereafter.

Holdings had an arrangement with Mr. Miller whereby a contingent payment could become payable in the event that certain return on investment hurdles are met. On August 5, 2022, Holdings entered into an agreement with Mr. Miller whereby, if the Business Combination closed, the contingent payment would be forfeited. Therefore, the contingent payment arrangement was terminated in February 2023 and no payments were made to Mr. Miller.

Also on August 5, 2022, Holdings entered into an agreement with our management team (including Ernest Miller and John Doyle) whereby, all outstanding unvested Series A Incentive Units and Founder Incentive Units became fully vested on the closing of the Business Combination. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to Holdings’ Series A Preferred Unit holders (instead of 20%).

Arrangements Following the Closing of the Business Combination

The Company entered into employment agreements with each of Ernest Miller and John Doyle on April 12, 2023 (respectively, the “Miller Agreement” and the “Doyle Agreement”, and collectively, the “Agreements”). The Agreements each provide for an initial four-year term ending on February 15, 2027 (the “Initial Term”).

The Miller Agreement provides for, among other things, (i) an annualized base salary of $508,000, (ii) eligibility to receive an annual cash incentive bonus in an amount up to 75% of his then-applicable base salary, based upon the achievement of certain performance objectives established by the Board at its sole discretion, which goals may extend over multiple years, (iii) participation in the Company’s employee benefit and welfare plans, and (iv) an initial option grant under the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”) with an aggregate grant date fair value of $889,000, which will have an exercise price per share equal to the greater of (a) $11.00 per-share or (b) the per-share trading price of the Company common stock on the date of grant. Pursuant to the Miller Agreement, if Mr. Miller’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Miller resigns for “good reason” (each as defined in the Miller Agreement), Mr. Miller will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (I) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months, and (II) a cash severance payment equal to 2.625 times his then-current base salary, payable in a lump sum within 60 days following the termination date, if such qualifying termination occurs within 24 months following a Change in Control (as defined in the 2023 Plan).

The Doyle Agreement provides for, among other things, (i) an annualized base salary of $400,000, (ii) eligibility to receive an annual cash incentive bonus in an amount up to 50% of his then-applicable base salary, based upon the achievement of certain performance objectives established by the Board at its sole discretion, which goals may extend over multiple years, (iii) participation in the Company’s employee benefit and welfare plans, and (iv) an initial option grant under the 2023 Plan with an aggregate grant date fair value of $600,000, which will have an exercise price per share equal to the greater of (a) $11.00 per-share or (b) the per-share trading price of the Company common stock on the date of grant. Pursuant to the Doyle Agreement, if Mr. Doyle’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Doyle resigns for “good reason” (each as defined in the Doyle Agreement), Mr. Doyle will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (I) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months, and (II) a cash severance payment equal to 2.25 times his then-current base salary, payable in a lump sum within 60 days following the termination date, if such qualifying termination occurs within 24 months following a Change in Control.

Following the expiration of the Initial Term, the employment relationship will continue on an “at-will” basis, and the Company will have no obligation to provide the severance benefits described above upon any termination of employment. Additionally, the Agreements contain certain restrictive covenants regarding confidential information, non-competition, non-solicitation, and non-disparagement.

The foregoing description of the Agreements is qualified in its entirety by reference to the full text of the Miller Agreement and Doyle Agreement, which are attached hereto as Exhibit 10.21 and Exhibit 10.22 and incorporated herein by reference.

In connection with the Business Combination, we adopted the 2023 Plan. The 2023 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards to our employees (including our

Named Executive Officers), consultants and directors and is intended to align the interests of our service providers with those of our stockholders. We granted stock option awards to our management team (including our Named Executive Officers, consistent with the terms of the Agreements described above) in April 2023.

Additional Narrative Disclosure

Employee and Retirement Benefits

We currently provide broad-based health and welfare benefits that are available to our full-time employees, including our Named Executive Officers, including health, life, vision and dental insurance. In addition, we currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including our Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Our 401(k) plan does not provide for any employer contributions. All contributions under our 401(k) plan are subject to certain annual dollar limitations in accordance with applicable laws, which are periodically adjusted for changes in the cost of living. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

As of December 31, 2022, our Named Executive Officers were not party to employment agreements and did not have any contractual rights to severance benefits upon a termination of employment. The severance entitlements under the Agreements entered into on April 12, 2023, with each of our Named Executive Officers, are described above under “Arrangements Following the Closing of the Business Combination.” The treatment of Incentive Units in connection with the Named Executive Officer’s termination of employment and in connection with a change in control are described above under “Narrative Disclosure to Summary Compensation Table-Equity Incentive Compensation.”

For purposes of the Incentive Units, a “change of control” generally means: (a) the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries to a third party purchaser; (b) the sale, transfer or exchange resulting in all of the units of the Company and all of the Company’s equity interests in each of the Company’s subsidiaries being held by a third party purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third party purchaser that results in the inability of the members of the Company to directly or indirectly designate or elect a number of managers (or the board of directors (or its equivalent) of the resulting entity or its parent company) which is the same or greater than the number of managers entitled to be designated or elected by a group of affiliated persons who are not the members of the Company or their successors and affiliates; provided that, the Board may determine, in good faith, that the Company or its successor is expected to continue business operations after such transaction and therefore deem that a change of control has not occurred.

Director Compensation

We did not have any non-employee directors who received compensation for their service on our Board of Directors or committees of our Board of Directors for the year ended December 31, 2022. However, beginning in 2023 we approved the implementation of a non-employee director compensation program.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Organizational Documents, the A&R Registration Rights Agreement, and to the applicable provisions of Delaware law.

Authorized Capitalization

Our Charter provides that the total number of shares of all classes of stock that we have the authority to issue is 376,000,000 shares, consisting of:

•        375,000,000 shares of Common Stock, par value of $0.0001 per share, divided into:

•        350,000,000 shares of Class A Common Stock; and

•        25,000,000 shares of Class C Common Stock; and

•        1,000,000 shares of Preferred Stock.

Common Stock

Class A Common Stock

As of May 19, 2023, we had 9,358,620 shares of Class A Common Stock issued and outstanding.

Voting Rights

Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class C Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, have no voting power with respect to, and not entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under our Charter (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations

Subject to applicable law and the rights, if any, of the holders of any outstanding Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of ours that are by law available therefor, at the times and in the amounts as our Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless:

(a)     a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)    the Stock Adjustment has been reflected in the same economically equivalent manner with respect to all Class C OpCo Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of ours, after payment or provision for payment of our debts and other liabilities and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of ours available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C Common Stock, together with the corresponding number of Class C OpCo Units, for shares of Class A Common Stock in accordance with the OpCo A&R LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any of our assets in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ours.

Class C Common Stock

As of May 19, 2023, we had 22,500,000 shares of Class C Common Stock issued and outstanding. Shares of Class C Common Stock may be converted to shares of Class A Common Stock, as discussed further below.

Voting Rights

Each holder of Class C Common Stock will be entitled to one vote per share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class C Common Stock will be entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of our Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of our Preferred Stock if the holders of such affected series of our Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under our Charter (including any certificate of designations relating to any series of our Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations

Subject to applicable law and the rights, if any, of the holders of outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the shares of the Class A Common Stock out of our assets that are by law available therefor, at the times and in the amounts as our Board in its discretion may determine.

In no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)     a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)    the Stock Adjustment has been reflected in the same economically equivalent manner with respect to all Class C OpCo Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of ours, after payment or provision for payment of our debts and other liabilities and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets ours available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C Common Stock, together with the corresponding number of Class C OpCo Units, for shares of Class A Common Stock in accordance with the OpCo A&R LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any of our assets in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ours.

Retirement of Class C Common Stock

No holder of Class C Common Stock may transfer shares of Class C Common Stock to any person unless such holder transfers a corresponding number of Class C OpCo Units to the same person in accordance with the provisions governing transfers of Class C OpCo Units in the OpCo A&R LLC Agreement. If any outstanding share of Class C Common Stock ceases to be held by a holder of a corresponding Class C OpCo Unit, such share shall automatically and without further action on our part of the part of any holder of Class C Common Stock be transferred to us for no consideration and retired.

Preferred Stock

Our Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock, (i) any new series of Preferred Stock may be designated, fixed and determined as provided by our Charter by our Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Authorized But Unissued Capital Stock

As it relates to Class A Common Stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C OpCo Units pursuant to the OpCo A&R LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C OpCo Units, pursuant to the OpCo A&R LLC Agreement.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of our Charter and our Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include, among other things:

Corporate Opportunities.    Our Charter sets forth provisions to regulate and define the conduct of certain of our affairs with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the Non-Employee directors or their respective Affiliates and the powers, rights, duties and liabilities of us and our directors, officers and stockholders in connection therewith. Under Section 203 of the DGCL, we will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if: (i) our Board approved the acquisition prior to its consummation; (ii) the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or (iii) the business combination is approved by our Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Written Consent by Stockholders.    Under our Charter, subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by our stockholders may be effected (i) at a duly called annual or special meeting of our stockholders or (ii) until such time of the Controlled Company Event, by the consent in writing of the holders of a majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.

Special Meeting of Stockholders.    Under our Charter, subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the chairperson of our Board, our chief executive officer, at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or, until the Controlled Company Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Advance Notice Requirements for Stockholder Proposals and director Nominations.    Under our Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our Bylaws.

Limitation on Liability and Indemnification of Officers and Directors

Our charter contains provisions that limit the liability of our officers and directors for damages to the fullest extent permitted by Delaware law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that Verde will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Verde entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require Verde to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

Verde maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

On the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or out of any services they provide at our request to any other company or enterprise.

Exclusive Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employee or agents to us or our stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to any provision of the DGCL, our Charter or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Charter or our Bylaws, (v) any action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Registration Rights

The A&R Registration Rights Agreement provides the holders party thereto (the “Reg Rights Holders”) with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the A&R Registration Rights Agreement, they will have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the A&R Registration Rights Agreement). The A&R Registration Rights Agreement also provides for piggyback registration rights for the Reg Rights Holders, subject to certain conditions and exceptions. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement. See “Certain Relationships and Related Party Transactions — A&R Registration Rights Agreement.”

Warrants

There are 15,412,479 warrants currently outstanding, including 12,937,479 Public Warrants and 2,475,000 Private Placement Warrants.

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after March 17, 2023, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrantholder. The Warrants will expire on February 15, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, and we will use our best efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of Class A Common Stock are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th Business Day after the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If we call the Warrants for redemption as described below, our management has the option to require all holders that wish to exercise Warrants to do so on a “cashless” basis. In such event, each holder would pay the exercise price for each Warrant being exercised by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. However, no cashless exercise shall be permitted unless the fair market value is equal to or higher than the exercise price. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        at any time after the Warrants become exercisable until the expiration of the Warrants;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrantholder;

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any period of 30 consecutive trading days commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrantholders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrant may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described herein, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices, except as described under the heading “— Anti-dilution Adjustments”.

If we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis.

No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise round up to the nearest whole number of the number of shares of Class A Common Stock to be issued to the warrantholder.

Redemption procedures

Warrantholders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrantholder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such warrantholder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

Anti-dilution adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend paid in shares of Class A Common Stock, or by a split up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares (or other securities into which the Warrants are convertible) (an “Extraordinary Dividend”), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by our Board, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend).

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split or reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in the outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted (to the nearest cent) by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrant(s) immediately prior to such event.

The Warrants were originally issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and our predecessor registrant, CENAQ. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by good certified check or wire payable to the warrant agent, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each warrantholder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

If, upon exercise of the Warrants, a warrantholder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants will not be redeemable by us, so long as they are held by CENAQ Sponsor or its permitted transferees (except as otherwise set forth herein). If the Private Placement Warrants are held by holders other than CENAQ Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for and registrar for our securities is the Continental Stock Transfer & Trust Company.

Listing

The shares of Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “VGAS” and “VGASW,” respectively.

BENEFICIAL OWNERSHIP

The following table sets forth information known to the Company regarding the beneficial ownership of our Class A Common Stock by:

•        each person who is the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

This table is based upon information supplied by officers, directors and beneficial holders and Schedules 13G or 13D filed with the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of Class A Common Stock is based on 9,358,620 shares of our Class A Common Stock issued and outstanding and 22,500,000 shares of our Class C Common Stock issued and outstanding as of March 31, 2023.

Name and Address of Beneficial Owners(1)	Shares of Class A Common Stock Beneficially Owned		Shares of Class C Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
	Number	Percentage	Number	Percentage	Percentage
Directors of officers:	—	—	—	—	—
Curtis Hébert, Jr.	—	—	—	—	—
Graham van’t Hoff	—	—	—	—	—
Ron Hulme	—	—	—	—	—
Duncan Palmer	—	—	—	—	—
Jonathan Siegler	—	—	—	—	—
Dail St. Claire	—	—	—	—	—
Martijn Dekker	—	—	—	—	—
Ernest Miller	—	—	—	—	—
John Doyle	—	—	—	—	—
All directors and officers after as a group (9 persons)	—	—	—	—	—

Five Percent Holders:
Bluescape Clean Fuels Holdings, LLC(2)(3)	800,000	8.5%	22,500,000	100.00%	73.1%
CENAQ Sponsor LLC(4)(5)	5,962,500	50.4%	—	—	17.4%
Cottonmouth Ventures LLC(6)	2,000,000	21.4%	—	—	6.3%

____________

(1)      Unless otherwise noted, the business address of each of the directors and officers is 600 Travis Street, Suite 5050, Houston, Texas 77002.

(2)      Consists of (i) 22,500,000 shares of Class A Common Stock issuable upon conversion of 22,500,000 Class C OpCo Units of OpCo and a corresponding number of shares of Class C Common Stock and (ii) 800,000 shares of Class A Common Stock. The business address of Holdings is 300 Crescent Court Suite 1860, Dallas, TX 75201. This information is based on a Schedule 13D filed by Holdings on February 27, 2023.

(3)      Holdings is the record holder of such shares. Holdings is a 100% owned subsidiary (portfolio company) of Bluescape Energy Recapitalization and Restructuring Fund IV LP (“BERR”), and Bluescape Energy Partners III GP LLC is the general partner of BERR. The BERR funds are managed by Bluescape Energy Partners LLC. Bluescape Resources Company LLC is the parent of Bluescape Energy Partners III GP LLC and Bluescape Energy Partners LLC and is principally owned and controlled by Mr. C. John Wilder. Mr. Wilder disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of each of the entities and persons identified in this paragraph is c/o Bluescape Resources Company LLC, 300 Crescent Court, Suite 1860, Dallas, TX 75201.

(4)      Consists of (i) 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor (of which 3,234,375 shares are subject to forfeiture until the occurrence of a Triggering Event) and (ii) 2,475,000 Private Placement Warrants, each exercisable as of March 17, 2023 to purchase one share of Class A Common Stock at $11.50 per share).

(5)      CENAQ Sponsor is the record holder of such shares. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell are each a manager of CENAQ Sponsor, and as such, each has voting and investment discretion with respect to the shares held directly by CENAQ Sponsor. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell each disclaims any beneficial ownership of the reported shares other than the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)      Cottonmouth Ventures LLC (“Cottonmouth”) is the record holder of such shares. Cottonmouth is a wholly-owned subsidiary of Diamondback Energy, Inc. (“Diamondback”), and as such, has voting and investment discretion with respect to the shares held directly by Cottonmouth. The principal business address of each of the entities identified in this paragraph is c/o Diamondback Energy Inc., 500 West Texas, Suite 1200, Midland, TX 79701. This information is based on a Schedule 13D filed by Diamondback on March 1, 2023.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 32,528,461 shares of Class A Common Stock and (ii) up to 2,475,000 Warrants to purchase Class A Common Stock, which were originally issued at a price of $1.50 per Private Placement Warrant. The selling securityholders are not obligated to resell their respective shares pursuant to the registration statement of which this prospectus forms a part. The Class A Common Stock covered by this prospectus consist of:

•        3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor;

•        22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C Common Stock issued to Holdings upon the exchange of Class C OpCo Units and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange;

•        3,200,000 shares of Class A Common Stock originally issued and sold to the PIPE Investors at a purchase price of $10.00 per share;

•        825,000 shares of Class A Common Stock held directly by Anchor Investors;

•        2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants; and

•        40,961 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock held by each Selling Securityholders immediately prior to the sale of the shares of Class A Common Stock in this offering, the number of shares of our Class A Common Stock that may be sold by each Selling Securityholder under this prospectus and the number of shares of Class A Common Stock that each Selling Securityholder will beneficially own after this offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A Common Stock in transactions exempt from the registration requirements of the Securities Act.

	Shares of Class A Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Blackpoint LT Partners, LLC Series Sponsor 1(1)	75,000	75,000	—	—	—	—	—	—
Bluescape Clean Fuels Holdings, LLC(2)	23,300,000	23,300,000	—	—	—	—	—	—
Brookdale International Partners LP(3)	48,000	48,000	—	—	—	—	—	—
Brookdale Global Opportunity Fund(3)	27,000	27,000	—	—	—	—	—	—
CENAQ Sponsor, LLC(4)	6,003,461	6,003,461	—	—	2,475,000	2,475,000	—	—
Context Partners Master Fund L.P.(5)	75,000	75,000	—	—	—	—	—	—
Cottonmouth Ventures LLC(6)	2,000,000	2,000,000	—	—	—	—	—	—
DS Liquid DIV RVA SCM LLC(7)	15,000	15,000	—	—	—	—	—	—
ESU Invest LP(8)	172,840	172,840	—	—	—	—	—	—
GCC Fund III COOPERATIEF U. A(8)	227,160	227,160	—	—	—	—	—	—
Highbridge Tactical Credit Master Fund L P(9)	37,699	37,699	—	—	—	—	—	—
Highbridge SPAC Opportunity Fund, L.P.(9)	37,301	37,301	—	—	—	—	—	—
The K2 Principal Fund LP(10)	75,000	75,000	—	—	—	—	—	—

	Shares of Class A Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
MAP 214 Segregated Portfolio(7)	29,250	29,250	—	—	—	—	—	—
MAP 136 Segregated Portfolio(11)	69,828	69,828	—	—	—	—	—	—
Meteora Capital Partners LP(12)	75,000	75,000	—	—	—	—	—	—
Rivernorth SPAC Arbitrage Fund, LP(13)	37,500	37,500	—	—	—	—	—	—
Rivernorth Capital Partners LP(13)	3,750	3,750	—	—	—	—	—	—
Rivernorth Institutional Partners LP(13)	33,750	33,750	—	—	—	—	—	—
Sea OtterAdvisors LLC(14)	75,000	75,000	—	—	—	—	—	—
Shaolin Capital Partners Master Fund LTD(7)	30,750	30,750	—	—	—	—	—	—
Space Summit Opportunity Fund I LP(15)	75,000	75,000	—	—	—	—	—	—
Yakira Partners, L.P.(11)	5,172	5,172	—	—	—	—	—	—
Total	32,528,461	32,528,461	—	—	2,475,000	2,475,000	—	—

____________

(1)      The address of this holder is 595 Shrewsbury Ave, Suite 203, Shresbury, New Jersey 07702.

(2)      Consists of (i) 22,500,000 shares of Class A Common Stock issuable upon conversion of 22,500,000 Class C OpCo Units of OpCo and a corresponding number of shares of Class C Common Stock and (ii) 800,000 shares of Class A Common Stock. Holdings is the record holder of such shares. Holdings is a 100% owned subsidiary (portfolio company) of BERR, and Bluescape Energy Partners III GP LLC is the general partner of BERR. The BERR funds are managed by Bluescape Energy Partners LLC. Bluescape Resources Company LLC is the parent of Bluescape Energy Partners III GP LLC and Bluescape Energy Partners LLC and is principally owned and controlled by Mr. C. John Wilder. Mr. Wilder disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of each of the entities and persons identified in this paragraph is c/o Bluescape Resources Company LLC, 300 Crescent Court, Suite 1860, Dallas, TX 75201. This information is based on a Schedule 13D filed by Holdings on February 27, 2023.

(3)      Includes shares owned by Brookdale Global Opportunity Fund and Brookdale International Partners, L.P. Andrew Weiss is the manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of Brookdale Global Opportunity Fund (“BGO”) and Brookdale International Partners, L.P. (“BIP”). Andrew Weiss has voting and dispositive power with respect to securities held by BGO and BIP. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address for these entities is c/o Weiss Asset Management LP 222 Berkeley St 16th Floor, Boston, MA 02116.

(4)      Consists of (i) 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor (of which 3,234,375 shares are subject to forfeiture until the occurrence of a Triggering Event), (ii) 2,475,000 Private Placement Warrants, each exercisable as of March 17, 2023 to purchase one share of Class A Common Stock at $11.50 per share) and (iii) 40,691 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note. CENAQ Sponsor is the record holder of such shares. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell are each a manager of CENAQ Sponsor, and as such, each has voting and investment discretion with respect to the shares held directly by CENAQ Sponsor. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell each disclaims any beneficial ownership of the reported shares other than the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)      Context Capital Management, LLC is the General Partner of Context Partners Master Fund, L.P., the holder of record of such shares. Michael Rosen is the Chief Executive Officer of Context Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Context Partners Master Fund, L.P. The address of Michael Rosen and the entities listed above is 7724 Girard Avenue, Suite 300, La Jolla, CA 92037.

(6)      Cottonmouth is the record holder of such shares. Cottonmouth is a wholly-owned subsidiary of Diamondback, and as such, has voting and investment discretion with respect to the shares held directly by Cottonmouth. The principal business address of each of the entities identified in this paragraph is c/o Diamondback Energy Inc., 500 West Texas, Suite 1200, Midland, TX 79701. This information is based on a Schedule 13D filed by Diamondback on March 1, 2023.

(7)      Shoalin Capital Management LLC serves as investment advisor to DS Liquid DIV RVA SCM LLC, Shaolin Capital Partners Master Fund, Ltd. and MAP 214 Segregated Portfolio. David Puritz, in his position as CIO at Shaolin Capital Management LLC and Michael Jester in his position as Co-founder and Head of Research at Shaolin Capital Management LLC may be deemed to have voting and investment control with respect to the shares owned by these entities. Shaolin Capital Management LLC has sole voting and dispositive power over the shares held by each of these entities. The address for these entities and individuals is 230 NW 24th Street, Suite 603, Miami, FL 33127.

(8)      Global Cleantech Management B.V. has voting and dispositive power over the shares held by ESU Invest LP and GCC Fund III Cooperatief U.A. (together, the “GCM Entities”). Paul Kloppenborg and Joris Vos, each a director of Global Cleantech Management B.V., jointly have voting and investment discretion with respect to the shares held directly by the GCM Entities. The principal business address of each of the entities and persons identified in this paragraph is Herengracht 338, 1016 CG Amsterdam, The Netherlands.

(9)      Highbridge Capital Management, LLC (“HCM”), the trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge SPAC Opportunity Fund, L.P. (together, the “Highbridge Funds”), has beneficial ownership of the shares held by the Highbridge Funds. The address of these entities are 277 Park Avenue, 23rd Floor, New York, NY 10172.

(10)    K2 Genpar 2017 Inc., the General Partner of The K2 Principal Fund L.P. (the “K2 Partnership”), has appointed K2 & Associates Investment Management Inc. as the manager of the K2 Partnership. Shawn Kimel is the Chairman and Chief Investment Officer of K2 & Associates Investment Management Inc. and may be deemed to have voting and dispositive power of the securities held by the K2 Partnership. The business address for the K2 Partnership is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2.

(11)    Yakira Capital Management, Inc. (“Yakira Capital”) has beneficial ownership of Yakira Partners, L.P. and MAP 136 Segregated Portfolio. Voting and investment power over the shares held by Yakira Partners, L.P. and MAP 136 Segregated Portfolio resides with its investment manager, Yakira Capital. may be deemed to have voting and investment power with respect to these shares. The address of the business office of each of the Reporting Entities is 1555 Post Road East, Suite 202, Westport, CT 06880.

(12)    Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to Meteora Capital Partners, LP (“MCP”). Voting and investment power over the shares held by MCP resides with its investment manager, Meteora Capital. Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The address for these entities and individuals is 1200 N. Federal Hwy. Ste 200, Boca Raton, FL 33432.

(13)    RiverNorth Capital Management, LLC (“RiverNorth”), the general partner of RiverNorth Capital Partners, LP and RiverNorth Institutional Partners LP. And the Managing Member of RiverNorth SPAC Arbitrage GP, the general partner of RiverNorth SPAC Arbitrage Fund, LP (together with RiverNorth Capital Partners, LP and RiverNorth Institutional Partners, LP, the “RiverNorth Funds”) has beneficial ownership of the shares held by the RiverNorth Funds. Brian H. Schmucker and Patrick W. Galley are deemed control person of RiverNorth. The address for these entities and individuals is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida, 33401.

(14)    Sea Otter Advisors LLC has beneficial ownership of these shares. Its business address is 107 Grand Street, 7th Floor, New York, NY 10013.

(15)    Space Summit Capital LLC, as the general partner of Space Summit Opportunity Fund I LP (“Space Summit Fund”), has beneficial ownership of the shares held by Space Summit Fund. The business address for the reporting person is 15455 Albright Street, Pacific Palisades, CA 90272.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee Charter provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the Audit Committee. The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, CENAQ Sponsor entered into CENAQ Sponsor Letter, pursuant to which, among other things, CENAQ Sponsor agreed to (i) forfeit 2,475,000 of its Private Placement Warrants, (ii) comply with the lock-up provisions in the Letter Agreement, dated August 12, 2021, by and among CENAQ, CENAQ Sponsor and CENAQ’s directors and officers, (iii) vote all the shares of Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iv) not redeem any shares of Class A Common Stock owned by it in connection with such stockholder approval, (v) waive its anti-dilution rights with respect to the Founder Shares owned by it in connection with the consummation of the Business Combination and (vi) subject a portion of the shares of Class A Common Stock as a result of the conversion of its Founder Shares to forfeiture pursuant to the terms of the Sponsor Earn Out.

PIPE Investment

On August 12, 2022, concurrently with the execution of the Business Combination Agreement, certain investors (the “Original PIPE Investors”) entered into separate subscription agreements (the “Original Subscription Agreements”) with CENAQ, pursuant to which the Original PIPE Investors agreed to purchase, and CENAQ agreed to sell to the Original PIPE Investors, an aggregate of 8,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share, or an aggregate purchase price of $80,000,000, in a private placement (the “Original PIPE”). Of the 8,000,000 shares subscribed for in the Original PIPE, Arb Clean Fuels Management LLC (“Arb Clean Fuels”), an entity affiliated with a member of CENAQ Sponsor, agreed to purchase, and CENAQ agreed to sell to Arb Clean Fuels, 7,000,000 shares (the “Committed Amount”) for an aggregate purchase price of $70,000,000 (the “Committed Purchase Price”); provided, that, under its subscription agreement (the “Arb Subscription Agreement”), to the extent the funds in CENAQ’s trust account (the “Trust Account”) immediately prior to the Closing, after giving effect to the exercise of stockholder’s redemption rights, exceed $17,420,000, the Committed Amount will be reduced by one share for every $10.00 in excess of $17,420,000 in the Trust Account; provided, further, that in no event will the Committed Amount be reduced by more than 2,000,000 shares or the Committed Purchase Price be reduced by more than $20,000,000 (the “Reduction Option”).

On February 13, 2023, Arb Clean Fuels and CENAQ entered into an amendment to the Arb Subscription Agreement (the “Arb Amendment”), pursuant to which, among other things, (i) the Committed Amount was lowered to 1,500,000 shares for an aggregate purchase price of $15,000,000 and the Reduction Option was removed, (ii) certain investors associated with Arb Clean Fuels (the “Arb Investors”) agreed to purchase shares at the per share redemption price of approximately $10.31 per share (the “Per Share Redemption Price”) in an aggregate amount equal to or greater than $14,250,000 from CENAQ’s redeeming stockholders and (iii) if the Arb Investors purchased shares in an amount equal to or greater than $14,250,000, CENAQ will terminate the Arb Subscription Agreement on or prior to the Closing. On February 14, 2023, CENAQ and Arb Clean Fuels agreed to terminate the Arb Subscription Agreement due to the Arb Investors purchasing shares of Class A Common Stock in an amount equal to or greater than $14,250,000 (the “Arb Termination”). On February 14, 2023, CENAQ and an Original PIPE Investor who agreed to purchase 200,000 shares (the “Terminating PIPE Investor”) for an aggregate purchase price of $2,000,000 in the Original PIPE agreed to terminate such investor’s subscription agreement (together with the Arb Termination, the “Terminations”) due to the Terminating PIPE Investor purchasing 387,973 shares at the Per Share Redemption Price and for an aggregate amount of approximately $4,000,000 from CENAQ’s redeeming stockholders.

On February 10, 2023 and February 13, 2023, CENAQ entered into separate subscription agreements (collectively, the “New Subscription Agreements” and, together with the Original Subscription Agreements, the “Subscription Agreements) with a number of investors (collectively, the “New PIPE Investors” and, together with the Original PIPE Investors, the “PIPE Investors”), pursuant to which the New PIPE Investors agreed to purchase, and CENAQ agreed to sell to the New PIPE Investors, an aggregate of 2,400,000 shares of Class A Common Stock (the “New PIPE Shares”) for a purchase price of $10.00 per share, or an aggregate purchase price of $24,000,000, in a private placement (the “New PIPE”). The New PIPE Investors include Cottonmouth Ventures LLC, a wholly-owned subsidiary of Diamondback Energy, Inc. (“Cottonmouth”), and a European-based clean technology fund. The terms of the New Subscription Agreements are substantially similar to those of the Original Subscription Agreements, including with respect to certain registration rights.

Verde Clean Fuels received $32,000,000 in proceeds from the Original PIPE (after taking into account the Terminations) and the New PIPE.

The foregoing description of the Subscription Agreements are qualified in its entirety by the full text of the Subscription Agreements, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Equity Participation Right Agreement

In connection with CENAQ entering into a New Subscription Agreement with Cottonmouth on February 13, 2023, CENAQ and OpCo entered into an Equity Participation Right Agreement (the “Participation Right Agreement”) with Cottonmouth, pursuant to which, among other things, Verde Clean Fuels and OpCo granted Cottonmouth the right to participate between 50% to 65% in the ownership of certain future project facilities of Verde Clean Fuels on the terms and conditions described therein through December 31, 2043. In addition, the Participation Right Agreement allows Verde Clean Fuels and OpCo to participate in certain future project facilities brought forth by Cottonmouth on the terms and conditions described therein. Additionally, Verde Clean Fuels has granted certain contractual preemptive rights to Cottonmouth relating to the sale of equity securities in Verde Clean Fuels for a period of five years.

The foregoing description of the Participation Right Agreement is qualified in its entirety by the full text of the Participation Right Agreement, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2022, Holdings entered into the Lock-Up Agreement with CENAQ, pursuant to which it agreed, subject to certain exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any OpCo Units or corresponding shares of Class C Common Stock received in connection with the business combination pursuant to the Business Combination Agreement (or shares of Class A Common Stock that would be received upon an exchange of Class C OpCo Units pursuant to the OpCo Exchange Right, Mandatory Exchange or Call Right), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date (x) if the last sale price of the shares of Class A Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $12.00 per share for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Closing Date or (y) the date on which Verde Clean Fuels completes a liquidation, merger capital stock exchange, reorganization or other similar transaction with a third party that results in all of Verde Clean Fuels’ stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

The foregoing description of the Lock-Up Agreement is qualified in its entirety by the full text of the Lock-Up Agreement, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Promissory Note with CENAQ Sponsor

In connection with the Closing, CENAQ Sponsor was due $409,612 under existing promissory notes with CENAQ. On February 15, 2023, in lieu of repayment of the existing promissory notes with CENAQ Sponsor, the Company entered into the New Promissory Note, which cancels and supersedes the existing promissory notes. The New Promissory note is non-interest bearing and the entire principal balance of the New Promissory Note is payable on or before February 15, 2024. The New Promissory Note is payable at the Company’s election in cash or in Class A Common Stock at a conversion price of $10.00 per share. CENAQ Sponsor has the right to cause the Company to register any shares issued under the New Promissory Note on this registration statement to register the resale of such securities issuable to CENAQ Sponsor. The foregoing description of the New Promissory Note is qualified in its entirety by the full text of the New Promissory Note, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

A&R Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement dated August 17, 2021 (the “IPO Registration Rights Agreement”) was amended and restated by Verde Clean Fuels, certain persons and entities holding securities of CENAQ prior to the Closing (the “Initial Holders”) and certain persons and entities that received Class A Common Stock and Class C Common Stock pursuant to the Business Combination (together with the Initial Holders, the “Reg Rights Holders”) (as amended and restated, the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, within 60 days after February 15, 2023, Verde Clean Fuels shall use its commercially reasonable efforts to file with the SEC (at Verde Clean Fuels’ sole cost and expense) this registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders, and Verde Clean Fuels will use its commercially reasonable efforts to have this registration statement declared effective as soon as reasonably practicable after the filing hereof. In certain circumstances, the Reg Rights Holders can demand Verde Clean Fuels’ assistance with underwritten offerings and block trades, and the Reg Rights Holders are entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Verde Clean Fuels if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by the full text of the A&R Registration Rights Agreement, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Tax Receivable Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Business Combination Agreement, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the Agent (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, we are required to pay each TRA Holder 85% of the amount of net cash savings, if any, in U.S. federal, state and local income and franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes), or are deemed to realize in certain circumstances in periods after the Closing as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of our acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these net cash savings that we realize.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally will be calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments, under the Tax Receivable Agreement will vary depending on a number of factors, including the timing of any exchange of Class C OpCo Units, the price of Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Class C OpCo Units at the time of the relevant exchange, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Assuming no material changes in the relevant tax law, we expect that if we had experienced a change of control or the Tax Receivable Agreement was otherwise terminate on the Closing Date, the estimated termination payments based on the assumptions discussed below would have been approximately $32 million (calculated using a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 150 basis points, applied against an undiscounted liability of approximately $48 million based on a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates). In connection with a change of control, any early termination payment would be subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

A delay in the timing of exchanges of Class C OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo taxable income to the redeeming unit holder prior to the exchange. Class A Common Stock price increases or decreases at the time of each exchange of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon us having sufficient future taxable income to utilize the tax attributes subject to the Tax Receivable Agreement. If our projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of our future income tax liabilities.

It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits realized in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to us by OpCo are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid our taxes and other obligations. Please read “Risk Factors — Risks Related to the Company — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued ownership interest in either OpCo or us.

In addition, although we are not aware of any issue that would cause the IRS or other relevant taxing authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable OpCo unitholders will not reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and we may not be able to recoup those payments, which could adversely affect our liquidity.

The term of the Tax Receivable Agreement commenced upon the Closing and will continue until all tax beneficts that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us) and we make the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination. Payments will generally be made under the Tax Receivable Agreement as we realize actual cash tax savings from the tax benefits covered by the Tax Receivable Agreement. However, if we experience a change of control or the Tax Receivable Agreement otherwise terminates early, our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any Class C OpCo Units outstanding on the termination date are deemed to be exchanged on the termination date. In connection with a change of control, any early termination payment would be subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates.

The Tax Receivable Agreement provides that in the event that we (i) breach any of our material obligations under the Tax Receivable Agreement, whether (A) as a result of our failure to make any payment within three months of the date when due (including in cases where we elect to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or we have available cash but fail to make payments when due in circumstances where we does not have the right to elect to defer the payment, as described below), (B) as a result of our failure to honor any other material obligation under the Tax Receivable Agreement or (C) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, or (ii) commences any proceeding, or has any proceeding commenced against us that is not dismissed or discharged following a period of 60 days, (X) for certain events of bankruptcy, dissolution or liquidation, (Y) seeking an appointment of a receiver or trustee or (Z) making a general assignment for the benefit of creditors, then all of our payment and other obligations under the Tax Receivable Agreement will be automatically accelerated and become due and payable applying the same assumptions described above.

As a result of either a change of control or another early termination, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings under the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock or alternatively reducing the consideration paid in any such transaction to holders of Class A Common Stock. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange of Class C OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange of Class C OpCo Units may increase the TRA Holders’ tax liability without giving rise to any rights of the TRA Holders to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the TRA Holders and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of our U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 100 basis points. Except in cases where we elect to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally we may elect to defer payments due under the Tax Receivable

Agreement if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreement or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 100 basis points if we are unable to make such payment as a result of limitations imposed by existing credit agreements. We have no present intention to defer payments under the Tax Receivable Agreement.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

The foregoing description of the Tax Receivable Agreement is qualified in its entirety by the full text of the Tax Receivable Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Indemnification

On the Closing Date, in connection with the consummation of the Business Combination, Verde Clean Fuels entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require Verde Clean Fuels to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Verde Clean Fuels’ directors or executive officers or any other company or enterprise to which the person provides services at Verde Clean Fuels’ request.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of Class A Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to beneficial owners of our securities that will hold our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. We have not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•        banks, insurance companies, or other financial institutions;

•        tax-exempt or governmental organizations;

•        dealers in securities or foreign currencies;

•        persons whose functional currency is not the U.S. dollar;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        persons that acquire our securities through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans;

•        persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of our shares; and

•        the Selling Securityholders (including CENAQ Sponsor, Holdings, the PIPE Investors and the Anchor Investors).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our securities to consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions with Respect to Class A Common Stock

We do not expect to pay any distributions on our Class A Common Stock in the foreseeable future. If we do make distributions of cash or other property to U.S. Holders of shares of Class A Common Stock, however, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A Common Stock, which will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Common Stock and will be treated as described under “U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

Distributions treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

Upon a sale or other taxable disposition of Class A Common Stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or Warrants, as applicable, so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A Common Stock or Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Common Stock or Warrants, as applicable, less, in the case of Class A Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above). Special rules apply for determining the tax basis of Class A Common Stock received upon exercise of a Warrant (as discussed below).

Exercise or Redemption of a Warrant

Except as discussed below with respect to the “cashless exercise” of a Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A Common Stock upon the exercise of a Warrant. The U.S. Holder’s tax basis in its Class A Common Stock received upon exercise of a Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not treated as a realization event or, if it is treated as a realization event, because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the holder’s basis in the Warrants exercised therefor. However, it is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price of the number of Warrants to be exercised. The U.S. Holder would then recognize capital gain or loss in an amount generally equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial tax basis in the Warrants exercised and the exercise price of such Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to which, if any, of the alternative tax consequences described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

We intend to treat any cashless exercise of a Warrant occurring after we give notice of an intention to redeem the Warrants for cash (as permitted under the terms of the warrant agreement) as if we redeemed such Warrants for shares in a redemption qualifying as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder should not recognize any gain or loss on the exercise of Warrants for shares of Class A Common Stock. A U.S. Holder’s initial tax basis in the shares of Class A Common Stock received should equal the U.S. Holder’s initial tax basis in the Warrants exercised. If the cashless exercise were instead treated as a redemption that was not treated as a realization event, the same tax basis rules described in the preceding sentence would generally apply. However, there is some uncertainty regarding this tax treatment and it is possible such a cashless exercise could be treated differently, including as in part a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed in the second paragraph of this section.

If we redeem the Warrants for cash (as permitted under the terms of the warrant agreement) or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” above.

Expiration of a Warrant

If a Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Warrants

The terms of the Warrants provide for an adjustment to the number of shares of Class A Common Stock for which Warrants may be exercised or to the exercise price of the Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrantholder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A Common Stock described herein. See “U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our securities that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

Taxation of Distributions with Respect to Class A Common Stock

Distributions of cash or property on Class A Common Stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock. See “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. Subject to the discussion of effectively connected dividends below, any distribution made to a Non-U.S. Holder on its Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

Subject to the discussions below under “Non-U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A Common Stock or Warrants (including an expiration or redemption of Warrants) unless:

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•        the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•        our Class A Common Stock or Warrants constitute United States real property interests by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by certain U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe that we will be a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we were to become a USRPHC, as long as the Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, (i) more than 5% of the Class A Common Stock or (ii) more than 5% of the Warrants (provided the Warrants are considered to be regularly traded), as applicable, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of our status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Class A Common Stock. In addition, special rules may apply in the case of a disposition of Warrants if the Class A Common Stock is considered to be regularly traded, but such Warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether the Class A Common Stock or Warrants will be treated as regularly traded. If we were to become a USRPHC and our Class A Common Stock were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of our securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Class A Common Stock or Warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Redemption of a Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Warrants for cash as permitted under the terms of the warrant agreement (or if we purchase Warrants in an open market transaction) generally will correspond to that described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Expiration of a Warrant

The U.S. federal income tax treatment of the expiration of a Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Warrant held by a U.S. Holder, as described under “U.S. Holders — Expiration of a Warrant” above.

Possible Constructive Distributions with Respect to Warrants

The terms of the Warrants provide for an adjustment to the number of shares of Class A Common Stock for which Warrants may be exercised or to the exercise price of the Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrantholder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A Common Stock described herein. See “Non-U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above. The applicable withholding agent may withhold any resulting withholding tax from future cash distributions or other amounts owed to the Non-U.S. Holder.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our Class A Common Stock or Warrants generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A Common Stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Securityholders of up to 32,528,461 shares of Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through the distributions by any Selling Securityholder or its affiliates to its partners, members or stockholders

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the Selling Securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on Nasdaq under the symbol “VGAS” and our Public Warrants are currently listed on Nasdaq under the symbol “VGASW.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholders or borrowed from any Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon the validity of the Class A Common Stock offered by this prospectus and certain other matters related to this prospectus.

EXPERTS

The financial statements of CENAQ Energy Corp. as of and for the years ended December 31, 2022 and 2021 included in this prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Intermediate as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 15, 2023, the audit committee of our board of directors (the “Audit Committee”) approved the dismissal of Marcum LLP (“Marcum”) as our independent registered public accounting firm, effective upon completion of Marcum’s audit of our consolidated financial statements as of and for the year ending December 31, 2022, and the issuance of their report thereon (the “Auditor Change Effective Date”). The management of our company communicated the Audit Committee’s decision to Marcum on February 15, 2023.

Marcum’s report on CENAQ’s financial statements as of December 31, 2022 and as of December 31, 2021 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than included an explanatory paragraph as to CENAQ’s ability to continue as a going concern.

During the years ended December 31, 2022 and 2021 and the subsequent period through March 31, 2023, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related instructions to Item 304 of Regulation S-K under the Exchange Act) with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report. During the years ended December 31, 2022 and 2021 and the subsequent period through March 31, 2023, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than the material weakness in internal controls identified by management related to the lack of ability to account for complex financial instruments, including the reevaluation of the classification of the Class A Common Stock subject to possible redemptions, which resulted in the restatement of CENAQ’s audited balance sheet dated August 17, 2021. In addition, as part of such process, CENAQ identified a material weakness in internal control relating to the over-allotment option for the quarter ended December 31, 2021, and a material weakness for improper recording of accrued liabilities during the quarter ended June 30, 2022, which affected the quarter ended March 31, 2022. An amended and restated Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 was filed with the SEC on August 26, 2022.

We have provided Marcum with a copy of the foregoing disclosures and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from Marcum dated January 24, 2022 is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On February 15, 2023, the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as its independent registered public accounting firm, effective upon the Auditor Change Effective Date. Deloitte previously served as the independent registered public accounting firm of Intermediate prior to the Business Combination. During the years ended December 31, 2022 and 2021 and the subsequent period through March 31, 2023, neither the Company, nor anyone on the Company’s behalf consulted with Deloitte, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.opalfuels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member and the Board of Managers of Bluescape Clean Fuels Intermediate Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bluescape Clean Fuels Intermediate Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2022, and 2021, the related consolidated statements of operations, changes in member’s equity, and cash flows, for the years ended December 31, 2022, and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 6, 2023

We have served as the Company’s auditor since 2022.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$463,475	$87,638
Prepaid expenses	113,676	53,761
Deferred transaction costs	3,258,880	—
Deferred financing costs	6,277	—
Total current assets	3,842,308	141,399

Security deposits	258,000	150,000
Property, equipment and improvements, net	7,414	13,037
Operating lease right-of-use assets, net	323,170	304,094
Intellectual patented technology	1,925,151	1,925,151
Total assets	$6,356,043	$2,533,681

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$2,857,223	$59,423
Accrued liabilities	762,119	98,440
Notes payable – insurance premium financing	11,166	8,185
Operating lease liabilities – current portion	237,970	224,566
Total current liabilities	3,868,478	390,614

Non-current Liabilities
Contingent consideration	1,299,000	8,850,000
Operating lease liabilities	85,200	79,528
Total liabilities	5,252,678	9,320,142

Member’s Equity
Member’s Equity	12,775,901	7,605,369
Accumulated deficit	(11,672,536)	(14,391,830)
Total member’s (deficit) equity	1,103,365	(6,786,461)
Total liabilities and member’s equity	$6,356,043	$2,533,681

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Statements of Operations

	For the year ended December 31,
	2022	2021
General and administrative expenses	$(4,514,994)	$(3,605,580)
Contingent consideration	7,551,000	(8,810,000)
Research and development expenses	(316,712)	(509,545)
Income (loss) from operations	2,719,294	(12,925,125)
Net income (loss)	$2,719,294	$(12,925,125)

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Statements of Changes in Member’s Equity

For the year ended December 31, 2022

	Member’s Equity	Accumulated Deficit	Total Member’s Equity (Deficit)
Balance – December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)
Capital contribution	3,750,000	—	3,750,000
Unit-based compensation expense	1,420,532	—	1,420,532
Net income	—	2,719,294	2,719,294
Balance – December 31, 2022	$12,775,901	$(11,672,536)	$1,103,365

For the year ended December 30, 2021

	Member’s Equity	Accumulated Deficit	Total Member’s Equity (Deficit)
Balance – December 31, 2020	$4,295,486	$(1,466,705)	$2,828,781
Capital contribution	2,000,000	—	2,000,000
Unit-based compensation expense	1,309,883	—	1,309,883
Net loss	—	(12,925,125)	(12,925,125)
Balance – December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Statements of Cash Flows

	For the year ended December 31,
	2022	2021
Operating Activities
Net income (loss)	$2,719,294	$(12,925,125)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Contingent consideration	(7,551,000)	8,810,000
Depreciation	10,034	19,903
Unit-based compensation expense	1,420,532	1,309,883
Amortization of right-of-use assets	237,850	229,253
Changes in operating assets and liabilities
Prepaid expenses	17,053	50,834
Security deposits	(108,000)	—
Accounts payable	108,121	25,701
Accrued liabilities	104,819	82,270
Operating lease liabilities	(237,850)	(229,253)
Net cash used in operating activities	(3,279,147)	(2,626,534)

Investing Activities
Purchases of property, equipment and improvements	(4,411)	(2,596)
Asset acquisition	—	(287,500)
Net cash used in investing activities	(4,411)	(290,096)

Financing Activities
Repayments of notes payable – insurance premium financing	(73,987)	(47,008)
Deferred transaction costs	(10,341)	—
Deferred financing costs	(6,277)	—
Capital contribution	3,750,000	2,000,000
Net cash provided by financing activities	3,659,395	1,952,992

Net Change in Cash	375,837	(963,638)
Cash, beginning of the period	87,638	1,051,276
Cash, end of the period	$463,475	$87,638

Noncash Investing and Financing Activities
Deferred transaction costs	$3,248,539	$—

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 1: Organization

Bluescape Clean Fuels Intermediate Holdings, LLC (the “Company” or “BCF”), a Delaware Limited Liability Company, was formed on July 31, 2020. The Company had no operations prior to the purchase of intellectual property and patented technology on August 7, 2020.

As of December 31, 2022, the Company was wholly-owned by its sole member and immediate parent, Bluescape Clean Fuels Holdings, LLC (“BCF Holdings”). BCF Holdings was controlled by Bluescape Energy Recapitalization and Restructuring Fund IV LP (“BERR”) through a series of intermediate entities.

The Company is a developer of a proprietary liquid fuel’s technology, the STG+ process, which is designed to produce liquid hydrocarbons from synthesis gas, or syngas, derived from renewable feedstocks such as biomass and municipal solid waste (“MSW”) as well as natural gas (including synthetic natural gas) and other feedstocks. BCF’s STG+ process converts syngas into Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline, methanol, or a stream miscible with crude oil (“synthetic crude”). The availability biogenic MSW and the economic and environmental drivers to divert these materials from landfills enables BCF to utilize these waste streams to produce renewable gasoline. The Company is focused on the development of technology used in turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any refining steps. Planned principal operations have not yet commenced. As of December 31, 2022 and December 31, 2021, the Company had not derived revenue from its principal business activities. The Company is managed as an integrated business; consequently, there is only one reportable segment.

The Company entered into a non-binding Business Combination Term Sheet dated December 15, 2021 (the “Term Sheet”) to combine with an existing Special Purpose Acquisition Company (SPAC). The Term Sheet indicates that the current equity holders of the Company would receive ownership interests in the merged entity implying an estimated fair value of $225,000,000 at closing and an earn out amount. Subsequently, the Company entered into a revised non-binding Business Combination Term sheet with the same Special Purpose Acquisition Company dated July 20, 2022.

On August 12, 2022, the Company signed a Business Combination Agreement with the SPAC. The implied value that the current equity holders of the Company would receive at closing remained unchanged ($225,000,000). The PIPE offering, related transactions and conditions needed to close such combination were completed on February 15, 2023 and such transaction has closed. See Note 8.

On August 5, 2022, BCF Holdings entered into an agreement with the Company’s management and CEO whereby, if the Business Combination discussed above reaches closing, the Contingent Consideration as discussed in Note 2 will be forfeited. As discussed in Note 7, the Business Combination closed and therefore the contingent consideration arrangement was terminated and no payments were made. Also on August 5, 2022, certain amendments to existing unit-based awards were made whereby all outstanding unvested Series A Incentive Units and Founders Units of BCF Holdings (as discussed in Note 5) will become fully vested in upon completion of the Business Combination. Additionally, as part of the amendment to these agreements, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to BCF Holdings’ Series A Preferred Unit holders (instead of 20%). The modifications to the Series A Incentive Units and Founders Units did not result in any incremental unit-based compensation expense in connection with the modification.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The Company has reclassified certain prior period amounts to conform to the current period’s presentation.

Risks and Uncertainties

The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. The development of the Company’s projects are subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, commodity price risk impacting the decision to go forward with the projects, the availability and ability to obtain the necessary financing for the construction and development of projects.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingent assets and liabilities. The Company regularly assesses these estimates; however, actual amounts could differ from those estimates. The most significant items involving management’s estimates include estimates of unit-based compensation and contingent consideration. The impact of changes in estimates is recorded in the period in which they become known.

Principles of Consolidation

The Company’s policy is to consolidate all entities that the Company controls by ownership interest or other contractual rights giving the Company control over the most significant activities of an investee. The consolidated financial statements include the accounts of Bluescape Clean Fuels Intermediate Holdings, LLC and its wholly-owned subsidiaries Bluescape Clean Fuels, LLC, Bluescape Clean Fuels Employee Holdings, LLC, Bluescape Clean Fuels EmployeeCo, LLC, and Maricopa Renewable Fuels I, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with maturities of three months or less at the time of purchase. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and insurance premium financing, approximates their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or currency risks arising from these financial instruments.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
Level 2

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Property, Equipment, and Improvements

Property, equipment, and improvements are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers, office equipment and hardware	3 – 5 years
Furniture and fixtures	7 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvement

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2022	December 31, 2021
Accrued bonuses	86,120	86,120
Accrued legal fees	558,860	—
Other accrued expenses	117,139	12,320
	$762,119	$98,440

Leases

The Company accounts for leases under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. In accordance with the guidance of Topic 842, leases are classified as finance or operating leases, and both types of leases are recognized on the consolidated balance sheet.

The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. As of December 31, 2022 and 2021, the Company has only operating leases.

The Company’s right-of-use asset relates to an office facility, which includes an option to renew, with renewal terms that can extend the lease term up to 1 year. The exercise of the lease renewal is at the Company’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by the Company. The Company’s lease agreement does not contain residual value guarantees or material restrictions or covenants.

The Company’s lease is capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate Net Present Value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. (See note 4.)

Intangible Assets

The Company’s intangible asset consists of its intellectual property and patented technology and is considered an indefinite lived intangible and is not subject to amortization. As of December 31, 2022 and 2021, the gross and carrying amount of this intangible asset was $1,925,151.

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events, and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Based on the Company’s qualitative impairment assessment, including the implied transaction value of the business combination discussed in Note 1, the fair value of its indefinite-lived intangible asset is greater than its carrying amount, and no impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Deferred Transaction Costs

Deferred transaction costs are expenses directly related to the business combination with the SPAC. These costs consist primarily of legal and accounting fees that the Company capitalized. The deferred transaction costs will be offset against the business combination proceeds and will be reclassified to additional paid-in capital in the period of the completion of the business combination with the SPAC.

Unit-Based Compensation

The Company applies the fair value method under ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-Based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed.

The fair value of awards granted is estimated on the grant date using a Black-Scholes option valuation model. Expected volatility is based on historical volatility for guideline public companies that operate in the Company’s industry. The expected term of awards granted represents management’s estimate for the number of years until a liquidity event as of the grant date. The risk-free rate for the period of the expected term is based on the U.S. Treasury yield curve in effect at the time of grant. In addition, management considered the distribution priority schedule or “waterfall calculation” in its estimation process.

Contingent Consideration

BCF Holdings has an arrangement payable to the Company’s CEO and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within 5 years of the closing date of the asset purchase described in Note 1. The Company remeasures this liability each reporting period and records any associated change in such obligation to the statement of operations.

In measuring the estimated amount payable under this arrangement as of December 31, 2022, the Company took into consideration the business valuation implied by the transaction entered into by the Company as described in Note 1 (Transaction approach to valuation) and a discounted cash flow analysis, which implied a value to existing equity holders of $225,000,000. Such implied value underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success or payout, and a specified contractual return hurdle (based on internal rate of return).

During the year ended December 31, 2022, the Company reduced its probability of payment of the contingent consideration due to the likelihood of closing the Business Combination with the SPAC, at which time the contingent payment would be forfeited. The Company also updated its expected timing of transaction closing to occur in February of 2023 or approximately four months later than originally assumed as part of the December 31, 2021 valuation. The incremental time added to the expected transaction closing resulted in a higher threshold for achievement based on the internal rate of return hurdle. The Company also updated its volatility assumption and discount rate (including risk free rate) used in the valuation. Accordingly, the Company recorded a reduction in contingent consideration totaling $7,551,000 during the year ended December 31, 2022, resulting in a contingent consideration liability balance of $1,299,000 as of December 31, 2022. The measurement of this contingent consideration liability was a classified as a recurring Level 3 fair value measurement. As discussed in Notes 1 and 7, the Business Combination closed and therefore the contingent consideration arrangement was terminated and no payments were made.

There were no transfers into or out of Level 3 during the years ended December 31, 2022 and 2021.

Income Taxes

The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws; however, the Company is subject to state income taxes within certain states under the provisions of the Internal Revenue Code and applicable state laws. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal and state income taxes has been included in the accompanying consolidated financial statements.

Impact of COVID-19 Pandemic

The Company is monitoring the ongoing COVID-19 pandemic, which has disrupted the global economy and financial markets. There is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. While governmental and non-governmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact the Company’s business, results of operations and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted. The Company has considered information available to it as of the date of issuance of these financial statements and has not currently experienced significant negative impact to its operations, liquidity or capital resources as a result of the COVID-19 pandemic.

Note 3: Property, Equipment, and Improvements

Major classes of property, equipment, and improvements are as follows:

	December 31, 2022	December 31, 2021
Computers, office equipment and hardware	$11,461	$7,050
Furniture and fixtures	1,914	1,914
Machinery and equipment	36,048	36,048
Property, equipment, and improvements	49,423	45,012
Less: accumulated depreciation	42,009	31,975
Property, equipment and improvements, net	$7,414	$13,037

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 3: Property, Equipment, and Improvements (cont.)

Depreciation of property, equipment, and improvements amounted to $10,034 and $19,903 for the years ended December 31, 2022 and 2021, respectively.

Note 4: Commitments and Contingencies

Leases

On October 17, 2022, the Company entered into a 25-year land lease in Maricopa, Arizona with the intent of building a biofuel processing facility. The commencement date of the lease is in February of 2023, as control of the identified asset did not transfer to the Company on the effective date of the lease. As such, the Company did not record a ROU asset nor a lease liability as of December 31, 2022, specific to the land lease.

As of December 31, 2022, the Company maintains a lease for office and production facilities under a lease that expires in April 2023. The lease also contains a renewal option for a period of one year from the current date of expiration, which was included in the lease liability as of December 31, 2022 as the lease was reasonably certain of being renewed. The lease was renewed in January 2023 and now expires in April 2024. The lease also requires the Company to pay all executory costs (property taxes, maintenance, and insurance).

Supplemental information related to the Company’s office lease is as follows:

	December 31, 2022	December 31, 2021
Right-of-use assets obtained in exchange for operating lease	$323,170	$304,094
Remaining lease term – operating lease	1.33 years	1.33 years
Discount rate – operating lease	7.5%	7.5%

Future minimum lease commitments as of December 31, 2022, are as follows:

2023	$252,179
2024	$85.970
Total	$338,149
Less: Interest	$(14.979)
Present value of lease liabilities	$323,170

Total operating lease expense for the years ended December 31, 2022 and 2021 was $237,850 and $229,253, respectively.

Contingencies

The Company is not party to any litigation.

Note 5: Member’s Equity

During the years ended December 31, 2022 and 2021, the Company received capital contributions from BCF Holdings totaling $3,750,000 and $2,000,000, respectively.

The Company is a wholly-owned subsidiary of BCF Holdings. BCF Holdings has entered into several compensation related arrangements with management of the Company. Compensation cost associated with these arrangements has been allocated to the Company from BCF Holdings as the employees are rendering services to the Company. However, the ultimate contractual obligation related to these awards, including any future settlement, rests with BCF Holdings.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 5: Member’s Equity (cont.)

Series A Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Series A Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by the BCF Holdings’ Board of Managers. Series A Incentive Unit holders participate in earnings and distributions after a specified return to the Series A Preferred Unit holders. There were 800 Series A Incentive Units issued on August 7, 2020, and outstanding at December 31, 2022 and December 31, 2021.

Founder Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Founder Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by the BCF Holdings’ Board of Managers. Founder Incentive Unit Holders participate in distributions after a specified aggregate amount of distributions paid to the Series A Preferred Unit holders. There were 1,000 Founder Incentive Units issued on August 7, 2020, and outstanding at December 31, 2022 and December 31, 2021.

Note 6: Incentive Units

The Company follows the provisions of FASB ASC Topic 718, Compensation — Stock Compensation, as applicable to incentive units awarded by the Company and the Company’s recognition of compensation expense.

At the direction of the Company’s Board of Directors, Series A Preferred Incentive Units (Service-Based) and Series A Founder Incentive Units (Performance-Based) under the Limited Liability Company Agreement were issued to certain management members as indicated above. The Company considers these units to be equity awards and measures their fair value at the grant date.

Vesting of such units for the year ended December 31, 2022 and December 31, 2021 are as follows:

Service-Based Units

Such units shall vest in equal installments of 25% on each of the first through fourth anniversaries of the August 7, 2020, grant date subject to the participant’s continuous service through such dates.

Performance-Based Units

Such units shall become fully vested in the event that distributions are made on account of such units subject to the participant’s continuous service through such dates.

As discussed in Note 7, the Business Combination closed on February 15, 2023 and therefore, all outstanding unvested Series A Incentive Units and Founders Units of BCF Holdings became fully vested on that date.

During the years ended December 31, 2022 and 2021, the Company recorded $1,420,532 and $1,309,883, respectively, in award-based compensation expense for the Service-Based units which is included within general and administrative expenses in the accompanying statements of operations. As of December 31, 2022, there was $2,146,792 and $593,500 of total unrecognized compensation cost related to nonvested Service-Based and Performance-Based awards granted, respectively.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 6: Incentive Units (cont.)

A summary of the status of the Company’s nonvested units as of December 31, 2022 and changes during the year then ended, is presented below:

	Service-based units	Weighted average grant- date fair value per unit	Service and performance- based units	Weighted average grant- date fair value per unit
Nonvested, beginning of year	600	$6,778	1,000	$594
Granted	0	0	0	0
Vested	200	6,778	0	0
Forfeited	0	0	0	0
Nonvested, end of year	400	$6,778	1,000	$594

A summary of the status of the Company’s nonvested units as of December 31, 2021, and changes during the year then ended is presented below:

	Service-based units	Weighted average grant- date fair value per unit	Service and performance- based units	Weighted average grant- date fair value per unit
Nonvested, beginning of year	800	$6,778	1,000	$594
Granted	0	0	0	0
Vested	200	6,778	0	0
Forfeited	0	0	0	0
Nonvested, end of year	600	$6,778	1,000	$594

Note 7: Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

There were no related party transactions entered into with Green Energy Partners, Inc, our controlling owner BERR or its general partner, Bluescape Energy Partners IV GP LLC, and registered investment advisor Bluescape Energy Partners LLC for the year ended December 31, 2022. During the year ended December 31, 2021, the Company paid $2,758 in fees related to franchise tax and other tax preparation services on behalf of Green Energy Partners, Inc.

Note 8: Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 6, 2023, the date that the financial statements were issued.

On August 12, 2022, the Company and BCF Holdings entered into a business combination agreement with Verde Clean Fuels, Inc., a Delaware corporation (formerly CENAQ Energy Corp.), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of CENAQ Energy Corp., and CENAQ Sponsor LLC, A Delaware limited liability company. In connection with the closing of the business combination, on February 15, 2023, the combined company changed its name to Verde Clean Fuels, Inc. (“Verde”), and shares of Class A common stock of Verde began trading on the NASDAQ Capital Markets on February 16, 2023 under the symbol “VGAS” along with the public warrants under the symbol “VGASW.” Cash consideration received by Verde at closing totaled $51 million prior to the payment of closing-related costs, of which $32 million was received from the PIPE investors and the remaining $19 million in proceeds was from CENAQ’s trust account.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements

Note 8: Subsequent Events (cont.)

Concurrent with the business combination, $3,750,000 of capital contributions from BCF Holdings related to the Series A Preferred Units were repaid upon closing of the transaction, and the units were cancelled.

Also concurrent with the business combination, Diamondback Energy, Inc. (“Diamondback”), through its wholly-owned subsidiary, Cottonmouth Ventures LLC (“Cottonmouth Ventures”), made a $20 million equity investment in Verde (which is included in the amount of proceeds from the PIPE investors noted above) and has entered into an Equity Participation Right Agreement pursuant to which Verde will grant Cottonmouth the right to participate and jointly develop Permian Basin facilities utilizing Verde’s STG+ technology for the production of gasoline derived from economically disadvantaged natural gas feedstocks.

On February 14, 2023, the 25-year land lease in Maricopa, Arizona commenced with the intent of building a biofuel processing facility.

VERDE CLEAN FUELS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$34,807,815	$463,475
Restricted cash	100,000	—
Prepaid expenses	1,571,318	113,676
Deferred transaction costs	—	3,258,880
Deferred financing costs	28,847	6,277
Total current assets	36,507,980	3,842,308

Non current assets:
Security deposits	258,000	258,000
Property, plant and equipment, net	6,834	7,414
Operating lease right-of-use assets, net	268,085	323,170
Finance lease right of use assets, net	5,432,847	—
Intellectual patented technology	1,925,151	1,925,151
Total Non-current assets	7,890,917	2,513,735
Total assets	$44,398,897	$6,356,043

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$242,804	$2,857,223
Accrued liabilities	995,344	762,119
Operating lease liabilities – current portion	182,885	237,970
Finance lease liabilities – current portion	188,034	—
Notes payable – insurance premium financing	7,444	11,166
Promissory note – related party	409,279	—
Income taxes payable	312,446	—
Total Current liabilities	2,338,236	3,868,478

Non-current liabilities:
Contingent consideration	—	1,299,000
Other accrued expenses – long term	1,587,975	—
Operating lease liabilities	85,200	85,200
Finance lease liabilities – long term	5,268,768	—
Total Non-liabilities	6,941,943	1,384,200
Total liabilities	$9,280,179	$5,252,678

Stockholders’ equity
Intermediate Member’s Equity	$—	$12,775,902
Class A common stock, par value $0.0001 per share, 9,358,620 shares issued and outstanding as of March 31, 2023	936	—
Class C common stock, par value $0.0001 per share, 22,500,000 shares issued and outstanding as of March 31, 2023	2,250	—
Additional paid in capital	33,924,078	—
Accumulated deficit	(21,753,603)	(11,672,537)
Noncontrolling interest	22,945,057	—

Total stockholders’ equity	35,118,718	1,103,365
Total liabilities and stockholders’ equity	$44,398,897	$6,356,043

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VERDE CLEAN FUELS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three-months ended March 31, 2023	Three-months ended March 31, 2022
General and administrative expenses	$4,333,465	$1,328,035
Contingent Consideration	(1,299,000)	—
Research and development expenses	82,662	97,242
Total Operating (income) loss	3,117,127	1,425,277

Provision for income taxes	—	—

Net income (net loss)	(3,117,127)	(1,425,277)
Net income (loss) attributable to noncontrolling interest	(2,542,666)	—
Net income (loss) attributable to Verde Clean Fuels, Inc.	$(574,461)	$(1,425,277)

Earnings per share
Weighted average Class A common stock outstanding, basic and diluted	6,124,245	N/A
Loss per Share of Class A common stock	$(0.09)	N/A

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VERDE CLEAN FUELS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

Statement of Stockholders’ Equity for the Three months ending March 31, 2023

	Member’s Equity	Preferred stock		Class A Common		Class C Common		Additional Paid In Capital	Accumulated Deficit	Non controlling Interest	Total Stockholders’ Equity
		Shares	Values	Shares	Values	Shares	Values
Balance – December 31, 2022	$9,500,000	—	$—	—	—	—	$—	$3,275,901	$(11,672,536)	$—	$1,103,365
Retroactive application of recapitalization					936		$2,573	(3,509)			0
Adjusted beginning balance	9,500,000	—	—		936		2,573	3,272,392	(11,672,536)		1,103,365
Reversal of Intermediate original equity	(9,500,000)				(936)		(2,573)	$(3,272,392)	11,672,536		(1,103,365)

Recapitalization transaction		—	—	9,358,620	936	22,500,000	2,250	15,391,286	(4,793,142)	25,487,723	36,089,053
Class A Sponsor earn out shares								5,792,000	(5,792,000)		—
Class C Sponsor earn out shares								10,594,000	(10,594,000)		—
Stock-based compensation	—	—	—					2,146,792			2,146,792
Net income (loss)	—	—	—						(574,461)	(2,542,666)	(3,117,127)
Balance – March 31, 2023	$—	—	$—	9,358,620	936	22,500,000	$2,250	$33,924,078	$(21,753,603)	$22,945,057	$35,118,718

Statement of Member’s Equity for the Three Months Ending March 31, 2022

	Member’s Equity	Accumulated Deficit	Total Member’s Equity
Balance – December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)
Capital contribution	1,250,000	—	1,250,000
Unit-based compensation expense	602,498	—	602,498
Net loss	—	(1,425,277)	(1,425,277)
Balance March 31, 2022	$9,457,867	$(15,817,107)	$(6,359,240)

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VERDE CLEAN FUELS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,117,127)	$(1,425,277)
Adjustments to reconcile net loss to net cash used in operating activities
Contingent consideration	(1,299,000)	—
Depreciation	580	2,714
Unit-based compensation expense	2,146,792	602,498
Finance lease amortization	36,463
Changes in operating assets and liabilities
Prepaid expenses	(1,457,643)	(1,433)
Accounts payable	51,810	91,493
Accrued liabilities	792,085	(45,898)
Net cash used in operating activities	(2,846,040)	(775,903)

Investing activities
Purchases of property, equipment and improvements	—	—
Net cash used in investing activities	—	—

Financing activities
PIPE proceeds	32,000,000	—
Cash received from Trust	19,031,516	—
Transaction expenses	(10,043,793)	—
BCF Holdings capital repayment	(3,750,000)	—
Repayments of notes payable – insurance premium financing	(3,719)	(3,069)
Repayments of the principal portion of finance lease liabilities	(12,508)	—
Deferred financing costs	(22,570)	—
Capital Contribution	—	1,250,000
Net cash provided by financing activities	37,198,926	1,246,931

Net change in cash and restricted cash	$34,352,886	$471,028
Cash, beginning of year	463,475	87,638
CENAQ operating cash balance acquired	91,454	—
Cash and restricted cash, end of year	34,907,815	558,666

Supplemental cash flows
Income tax payable (non-cash)	312,446	—
Non-cash impact of debt issuance through the business combination	409,279	—

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

On February 15, 2023 (the “Closing Date”), Verde Clean Fuels, Inc. (the “Company” or “Verde Clean Fuels”) finalized a business combination (“Business Combination”) pursuant to that certain business combination agreement, dated as of August 12, 2022 by and among CENAQ Energy Corp. (“CENAQ”), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ(“OpCo”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company, Bluescape Clean (“Holdings”) Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and, solely with respect to Section 6.18 thereto, CENAQ Sponsor LLC (“Sponsor”). Immediately upon the completion of the Business Combination, CENAQ was renamed to Verde Clean Fuels, Inc. The Business Combination is documented in greater detail in Note 3.

Following the completion of the Business Combination, the combined company is organized in an “Up-C” structure and the only direct assets of Verde Clean Fuels, consists of equity interests in OpCo, whose only direct assets consists of equity interests in Intermediate. Immediately following the Business Combination, Verde Clean Fuels is the sole manager of and controls OpCo.

As of the year ended December 31, 2022, prior to the Business Combination, and up to the transaction close on February 15, 2023, Verde, previously CENAQ Acquisition Corp., was a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Following the Business Combination, Verde Clean Fuels is a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, municipal solid waste (“MSW”) and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+® process. Through Verde Clean Fuel’s STG+® process, Verde Clean Fuels converts syngas into Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline. Verde Clean Fuels is focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities.

The Company is monitoring the ongoing COVID-19 pandemic, which has disrupted the global economy and financial markets. There is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. While governmental and non-governmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact the Company’s business, results of operations and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted. The Company has considered information available to it as of the date of issuance of these financial statements and has not currently experienced significant negative impact to its operations, liquidity or capital resources as a result of the COVID-19 pandemic.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements should be read in conjunction with the audited financial statements of Intermediate included in the Current Report on Form 8-K/A filed on April 7, 2023 and are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows. The results of operations for an interim period may not give a true indication of results for a full year.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risks and uncertainties

The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. The development of the Company’s projects are subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, commodity price risk impacting the decision to go forward with the projects, the availability and ability to obtain the necessary financing for the construction and development of projects.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

Principles of Consolidation

The Company’s policy is to consolidate all entities that the Company controls by ownership interest or other contractual rights giving the Company control over the most significant activities of an investee. The consolidated financial statements include the accounts of Verde Clean Fuels, and its subsidiaries OpCo, LLC, Intermediate, Bluescape Clean Fuels Employee Holdings, LLC, Bluescape Clean Fuels EmployeeCo., LLC, Bluescape Clean Fuels, LLC, and Maricopa Renewable Fuels I, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has a restricted cash balance of $100,000 as of March 31, 2023 for a letter of credit which is included in the determination of cash and restricted cash in the Statement of Cash Flows. There were no other cash equivalents as of March 31, 2023, or December 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of March 31, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —

Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheet. The fair values of cash, prepaid expenses, and accrued expenses are estimated to approximate the carrying values as of March 31, 2023, and December 31, 2022, due to the short maturities of such instruments.

Net Loss Per Common Stock

Subsequent to the Business Combination, the Company’s capital structure is comprised of shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) and shares of Class C common stock, par value $0.0001 per share (the “Class C common stock”). Public shareholders, the Sponsor, and the investors in the private offering of securities of Verde Clean Fuels in connection with the Business Combination (the “PIPE Financing”) hold shares of Class A common stock and warrants, and Holdings owns shares of Class C common stock and Class C units of OpCo (the “Class C OpCo Units”). Class C common stock represents the right to cast one vote per share at the Verde Clean Fuels level, and carry no economic rights, including rights to dividends and distributions upon liquidation. Thus, Class C common stock are not participating securities per ASC 260-10-20. As the Class A common stock represent the only participating securities, the application of the two-class method is not required.

Antidilutive instruments including outstanding warrants and earn out shares were excluded from diluted earnings per share for the three-months ended March 31, 2023, because such instruments are contingently exercisable, the contingencies have not yet been met, and the inclusion of such instruments would be anti-dilutive. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the Accounting Standards Codification (“ASC”) 480 — Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815 — Derivatives and Hedging (“ASC 815”). Management’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, they are recorded at their initial fair value on the date of issuance and subject to remeasurement each balance sheet date with changes in the estimated fair value of the warrants to be recognized as a non-cash gain or loss in the statement of operations. The warrants meet the equity classification criteria.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment, as the CODM reviews financial information presented on a combined basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. The Company has elected to use the outside basis approach to measure the deferred tax assets or liabilities based on its investment in its subsidiaries without regard to the underlying assets or liabilities.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023, and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reverse recapitalization

The Business Combination was accounted for according to a common control reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. This determination reflects Holdings holding a majority of the voting power of Intermediate’s pre and post Business Combination operations and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings continues to have control of the board of directors through its majority voting rights.

Under the guidance in the Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations, for transactions between entities under common control, the assets, liabilities and noncontrolling interests of CENAQ and Intermediate are recognized at their carrying amounts on the date of the business combination. Under this method of accounting, CENAQ is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination is treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization. The net assets of Intermediate are stated at their historical value within the financial statements with no goodwill or other intangible assets recorded.

Property, Equipment, and Improvements

Property, equipment, and improvements are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers, office equipment and hardware	3 – 5 years
Furniture and fixtures	7 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvement

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

Accrued Liabilities

Accrued liabilities consist of the following:

	March 31, 2023	December 31, 2022
Accrued bonuses	$96,738	$86,120
Accrued legal Fees	418,261	558,860
Accrued professional fees	416,797	107,022
Other Accrued Expenses	63,548	10,117
	$995,344	$762,119

Leases

The Company accounts for leases under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. In accordance with the guidance of Topic 842, leases are classified as finance or operating leases, and both types of leases are recognized on the consolidated balance sheet.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Certain lease arrangements may contain renewal options. Renewal options are included in the expected lease term only if they are reasonably certain of being exercised by the Company.

The Company elected the practical expedient to not separate non-lease components from lease components for real-estate lease arrangements. The Company combines the lease and non-lease component into a single accounting unit and accounts for the unit under ASC 842 where lease and non-lease services are included in the classification of the lease and the calculation of the right-of-use asset and lease liability. In addition, the Company has elected the practical expedient to not apply lease recognition requirements to leases with a term of one year or less. Under this expedient, lease costs are not capitalized; rather, are expensed on a straight-line basis over the lease term. The Company’s leases do not contain residual value guarantees or material restrictions or covenants.

The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate Net Present Value of the lease liability. The incremental borrowing rate represents the rate that would approximate the rate to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

Impairment of Intangible Assets

The Company’s intangible asset consists of its intellectual property and patented technology and is considered an indefinite lived intangible and is not subject to amortization. As of March 31, 2023, and December 31, 2022, the gross and carrying amount of this intangible asset was $1,925,151.

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, macroeconomic conditions, industry and market conditions are considered in addition to current and forecasted financial performance, entity-specific events and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested.

During the three months ended March 31, 2023, and 2022, the Company did not record any impairment charges.

Impairment of Long-Term Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. During the three months ended March 31, 2023 and 2022, the Company did not record any impairment charges.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company expects to be an emerging growth company at least through 2023. Prior to the Business Combination, CENAQ elected to irrevocably opt out of the extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company will adopt the new or revised standard when those standards are effective for public registrants.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Unit-Based Compensation

The Company applies ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. Performance-based unit compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is expensed over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed. Forfeitures of service-based and performance-based units are recognized upon the time of occurrence.

Prior to closing of the Business Combination, certain subsidiaries of the Company, including Bluescape Clean Fuels Intermediate Holdings, LLC, were wholly-owned subsidiaries of Holdings. Holdings, which was outside of the Business Combination perimeter, had entered into several compensation related arrangements with management of Bluescape Clean Fuels Intermediate Holdings, LLC. Compensation costs associated with those arrangements were allocated by Holdings to Bluescape Clean Fuels Intermediate Holdings, LLC as the employees were rendering services to Bluescape Clean Fuels Intermediate Holdings, LLC. However, the ultimate contractual obligation related to these awards, including any future settlement, rested and continues to rest with Holdings.

On August 5, 2022, Holdings entered into an agreement with our management team whereby, all outstanding unvested Series A Incentive Units and Founder Incentive Units became fully vested on the closing of the Business Combination. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Incentive Units was also revised such that participants receive 10% of distributions after a specified return to Holdings’ Series A Preferred Unit holders (instead of 20%). Series A Incentive Units refers to 800 incentive units issued by Holdings on August 7, 2020 to certain members of management of Intermediate in compensation for their services. Founder Incentive Units refers to 1,000 incentive units issued by Holdings on August 7, 2020 to certain members of management of Intermediate in compensation for their services.

In connection with the Close of the Business Combination, the Company accelerated the unvested service and performance-based units and recorded share-based payment expense of $2,146,792 during the three-months ended March 31, 2023. The share-based payment expense was included in general and administrative expenses for the three-month period ended March 31, 2023. Performance conditions for the performance-based Founder Incentive Units had not, and were unlikely to be met as of March 31, 2023. As such, no share-based compensation cost was recorded for these units.

Contingent Consideration

Holdings had an arrangement payable to the Company’s CEO and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles were met within 5 years of the closing date of the Primus asset purchase. On August 5, 2022, Holdings entered into an agreement with the Company’s management and CEO whereby, if the Business Combination discussed below reaches closing, the Contingent Consideration as discussed below will be forfeited.

The Company did not recognize expense related to the contingent payments for the three months ended March 31, 2022.

The Business Combination closed on February 15, 2023, and therefore the contingent consideration arrangement was terminated and no payments were made. Thus, the Company reversed the entire $1,299,000 during the three months ended March 31, 2023.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — BUSINESS COMBINATION

On August 12, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) by and among CENAQ Energy Corp., Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ, Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company, Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company, and CENAQ Sponsor LLC. The Company consummated the Business Combination on February 15, 2023 (the “Closing Date”).

Pursuant to the Business Combination Agreement, (i) (A) CENAQ contributed to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by CENAQ stockholders of their redemption rights (the “Redemption Rights”) and (2) the shares of Class C common stock (the “Holdings Class C Shares”) and (B) in exchange therefor, OpCo issued to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A common stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”) and (ii) immediately following the SPAC Contribution, (A) Holdings contributed to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo transferred to Holdings the Holdings OpCo Units and the Holdings Class C Shares. Holdings holds 22,500,000 OpCo Units and an equal number of shares of Class C common stock.

Pursuant to ASC 805 — Business Combinations (“ASC 805”), the Business Combination is accounted for as a common control reverse recapitalization where Intermediate is deemed the accounting acquirer and the Company is treated as the accounting acquiree, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Business Combination is not treated as a change in control of Intermediate. This determination reflects Holdings holding a majority of the voting power of Verde Clean Fuels, Intermediate’s Pre-Business Combination operations being the majority post-Business Combination operations of Verde Clean Fuels, and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings continues to have control of the Board of Directors through its majority voting rights. Under ASC 805, the assets, liabilities, and noncontrolling interests of Intermediate are recognized at their carrying amounts on the date of the Business Combination.

The Business Combination includes:

•        Holdings contributing 100% of the issued and outstanding limited liability company interests of Intermediate to OpCo in exchange for 22,500,000 Class C OpCo Units and an equal number of shares of Class C common stock;

•        The issuance and sale of 3,200,000 shares of Class A common stock for a purchase price of $10.00 per share, for an aggregate purchase price of $32,000,000 in the PIPE Financing pursuant to the Subscription Agreements;

•        Delivery of $19,031,516 of proceeds from CENAQ’s Trust Account related to non-redeeming Holders of 1,846,120 of Class A common stock; and

•        Repayment of $3,750,000 of capital contributions made by Holdings since December 2021 and payment of $10,043,793 of transaction expenses including deferred underwriting fees of $1,700,000;

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — BUSINESS COMBINATION (cont.)

The following summarizes the Verde Clean Fuels Common Stock outstanding as of February 15, 2023. The percentage of beneficial ownership is based on 31,858,620 shares of Company’s Class A common stock and Class C common stock issued and outstanding as of February 15, 2023.

	Shares	% of Common Stock
CENAQ Public Stockholders(a)	1,846,120	5.79%
Holdings(b)	23,300,000	73.14%
New PIPE Investors (excluding Holdings)(c)	2,400,000	7.53%
Sponsor and Anchor Investors(d)	1,078,125	3.39%
Sponsor Earn Out shares(e)	3,234,375	10.15%
Total Shares of Common Stock at Closing	31,858,620	100.00%
Earn Out Equity shares(f)	3,500,000
Total diluted shares at Closing (including shares above)(g)	35,358,620

____________

(a)      CENAQ Public Stockholders holding 15,403,880 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that were forfeited as of Closing pursuant to the Underwriters Letter.

(b)      Includes (i) 22,500,000 shares of Class C common stock issued to Holdings at Closing, representing 100% of the shares of Class C common stock outstanding as of February 15, 2023, and (ii) 800,000 shares of Class A common stock acquired by Holdings in the PIPE Financing.

(c)      Excludes 800,000 shares of Class A common stock acquired by Holdings in the PIPE Financing.

(d)      Includes 253,125 and 825,000 shares of Class A common stock issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B common stock at Closing.

(e)      Includes 3,234,375 shares of Class A common stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events. Excludes 2,475,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants held by Sponsor.

(f)      Includes 3,500,000 shares of Class C common stock issuable to Holdings upon the occurrence of the Triggering Events.

(g)      Excludes 12,937,479 and 2,475,000 shares of Class A common stock issuable upon the exercise of the Public Warrants and Private Placement Warrants, respectively.

Total proceeds raised from the business combination were $37,329,178 consisting of $32,000,000 in PIPE Financing proceeds, $19,031,516 from the CENAQ trust, and $91,454 from the CENAQ operating account offset by $10,043,793 in transaction expenses which were recorded as a reduction to additional paid in capital, and offset by a $3,750,000 capital repayment to Holdings.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Prior to the Business Combination, the Company entered into multiple loan arrangements with related parties as further discussed below.

In connection with the Closing, and based on the $158,797,476 of redemptions, the Sponsor was due $184,612 under a promissory note. At closing, Sponsor was also due $100,000 and $125,000 under two separate promissory notes (that were created to provide working capital to SPAC operations prior to closing of the business combination). However, on February 15, 2023, in lieu of repayment of these promissory notes, the Company entered into a new promissory note with the Sponsor totaling $409,612 (“New Promissory Note”). The New Promissory Note, cancels and supersedes all prior promissory notes. The New Promissory note is non-interest bearing and the entire principal balance of the New Promissory Note is payable on or before February 15, 2024. The New Promissory Note is payable at Verde Clean Fuel’s election in cash or in Class A common stock at a conversion price of $10.00 per share.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Subsequent to the Business Combination, in addition to the New Promissory Note with the Sponsor, the combined company has a related party relationship with Holdings whereby Holdings holds a majority ownership in the Company via voting shares and has control of the Board of Directors. Further, Holdings possesses 3,500,000 earn out shares.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Leases

The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. In accordance with the guidance of Topic 842, leases are classified as finance or operating leases, and both types of leases are recognized on the consolidated balance sheet.

The Company determines if an arrangement is, or contains, a lease at inception based on whether that contract conveys the right to control the use of an identified asset in exchange for consideration for a period of time. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. For all lease arrangements with a term of greater than 12-months, the Company presents at the commencement date: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

The Company leases office space and other office equipment under operating lease arrangements, with initial terms greater than twelve months. The lease was extended until 2024. Office space is leased to provide adequate workspace for all employees in disclose location. The office space lease is accounted for as an operating lease.

In October of 2022, the Company entered into a 25-year land lease in Maricopa, Arizona with the intent of building a biofuel processing facility. The commencement date of the lease is in February of 2023 as control of the identified asset did not transfer to the Company on the effective date of the lease. As such, the Company did not record a ROU asset nor a lease liability as of December 31, 2022, specific to the land lease. Construction of the facility is expected to commence in fiscal year 2024 and the Company expects to incur an asset retirement obligation throughout the construction period as the Company is obligated to return the land to its original state upon exit of the lease. The fair value of the asset retirement obligation is zero as of March 31, 2023 and December 31, 2022, as construction has not commenced. The present value of the minimum lease payments exceeds the fair value of the land, and, accordingly, the lease is classified as a finance lease under ASC 842. The lease expires in 2047 and contains a single four-year renewal option. The exercise of the lease renewal is at the Company’s discretion; however, management is not reasonably expected to exercise the option; thus, the option is not included within the lease term. Renewal periods are included in the expected lease term only if they are reasonably certain of being exercised by the Company.

The Company elected the practical expedient for real estate lease arrangements to not separate non-lease components from lease components as the lease component is the predominant element. Under the practical expedient, as a lessee, the Company combines the lease and non-lease component into a single accounting unit and accounts for the unit under ASC 842. As such, lease and non-lease services are included in the classification of the lease and the calculation of the right-of-use asset and lease liability. In addition, the Company has elected the practical expedient to not apply lease recognition requirements to leases with a term of one year or less. Under this expedient, lease costs are not capitalized; rather, are expensed on a straight-line basis over the lease term. The Company’s leases do not contain residual value guarantees or material restrictions or covenants.

The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate Net Present Value of the lease liability. The incremental borrowing rate represents the rate that would approximate the rate to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

Supplemental information related to operating lease arrangements was as follows:

Lease costs for the three-months ended March 31, 2023.

Lease Cost	Statements of Operations Classification	Three Months Ended March 31, 2023
Finance lease cost
Amortization of right-of-use assets	General and administrative expense	36,462
Interest on lease liabilities	General and administrative expense	67,825
Total finance lease cost	General and administrative expense	104,287
Operating lease cost	General and administrative expense	60,179
Variable lease cost	General and administrative expense	35,146
Total lease cost		$199,613

Lease costs for the three-months ended March 31, 2022.

Lease Cost	Statements of Operations Classification	Three Months Ended March 31, 2022
Operating lease cost	General and administrative expense	58,030
Variable lease cost	General and administrative expense	38,947
Total lease cost		$96,977

Five year table, operating and finance leases as of March 31, 2023.

	As of March 31, 2023
	Operating	Finance
Maturity of lease liabilities
2023	$192,000	$361,500
2024	85,970	482,000
2025	—	482,000
2026	—	482,000
thereafter	—	10,122,001
Total future minimum lease payments	277,970	11,929,501
Less: interest	(9,885)	(6,512,867)
Present value of lease liabilities	$268,085	$5,416,634
Operating lease – supplemental information	Three months ended March 31, 2023	Three months ended March 31, 2022
Right-of-use assets obtained in exchange for operating lease	$268,085	$250,841
Remaining lease term – operating lease	1.08 years	1.08 years
Discount rate – operating lease	7.50%	7.50%

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

Finance lease – supplemental information	Three months ended March 31, 2023	Three months ended March 31, 2022
Right-of-use assets	$5,432,847	—
Remaining lease term – finance lease	24.75 years	—
Discount rate – finance lease	7.50%	—

Contingencies

The Company is not party to any litigation.

NOTE 6 — PROPERTY, EQUIPMENT AND IMPROVEMENTS

Major classes of property, equipment, and improvements are as follows:

	March 31, 2023	December 31, 2022
Computers, office equipment and hardware	$11,461	$11,461
Furniture and fixtures	1,914	1,914
Machinery and equipment	36,048	36,048

Property, equipment, and improvements	49,423	49,423
Less; accumulated depreciation	42,589	42,009

Property, equipment and improvements, net	$6,834	$7,414

Depreciation expense was $580 and $2,714 for the three months ended March 31, 2023 and 2022, respectively.

NOTE 7 — STOCKHOLDER’S EQUITY

Earn-out consideration

Earnout Shares potentially issuable as part of the Business Combination are recorded within equity as the instruments are deemed to be indexed to the Company’s common stock and met the equity classification criteria under ASC 815-40-25. Earnout Shares contain market conditions for vesting and were awarded to eligible shareholders, as described further below, and not to current employees.

As consideration for the contribution of the equity interests in Intermediate, Holdings received earnout consideration (“Holdings earnout”) of 3,500,000 shares of Class C common stock and a corresponding number of Class C OpCo Units subject to vesting with the achievement of separate market conditions. One half of the Holdings earnout shares will meet the market condition when the volume-weighted average share price (“VWAP”) of the Class A Common stock is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days within five years of the closing date. The second half will vest when the VWAP of the Class A Common stock is greater than or equal to $18.00 over the same measurement period.

Additionally, the Sponsor received earnout consideration (“Sponsor earnout”) of 3,234,375 shares of Class A common stock subject to forfeiture which will no longer be subject to forfeiture with the achievement of separate market conditions (the “Sponsor Shares”). One half of the Sponsor earnout will no longer be subject to forfeiture if the VWAP of Class A common stock is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days within five years of the closing date. The second half will no longer be subject to forfeiture when the VWAP of the Class A common stock is greater than or equal to $18.00 over the same measurement period.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDER’S EQUITY (cont.)

Notwithstanding the forgoing, the Holdings earnout and Sponsor earnout shares will vest in the event of a sale of the Company at a price that is equal to or greater than the redemption price payable to the buyer of the company. The earn out consideration was issued in connection with the Business Combination on February 15, 2023. Holding earn out shares are neither issued nor outstanding as of March 31, 2023 as the performance requirements for vesting were not achieved. All Sponsor Shares granted in connection with the Business Combination are issued and outstanding as of March 31, 2023. Sponsor Shares subject to forfeiture pursuant to the above terms that do not vest in accordance with such terms shall be forfeited.

The grant-date fair value of the Earnout Shares attributable to Holdings and the Sponsor, using a Monte Carlo simulation model, was $10,594,000, and $5,791,677, respectively. The following table provides a summary of key inputs utilized in the valuation of the Earnout Shares as of February 15, 2023:

Inputs	February 15, 2023
Expected volatility	50.00%
Expected dividends	0%
Remaining expected term (in years)	4.88 years
Risk-free rate	4.7%
Discount Rate (WACC)	14.7%
Payment Probability	12.6% to 18.3% based on triggering event

The earnout arrangements are akin to a distribution to our shareholders, similar to the declaration of a pro rata dividend, and the fair value of the shares are a reduction to retained earnings.

Based on the Class A common stock trading price the market conditions were not met and no Earnout Shares vested as of March 31, 2023.

Share-based compensation

The Company follows the provisions of FASB ASC Topic 718, Compensation — Stock Compensation, as applicable to incentive units and the Company’s recognition of compensation expense.

Prior to closing of the business combination, certain subsidiaries of the Company, including Intermediate, were wholly-owned subsidiaries of Holdings. Holdings, which was outside of the business combination perimeter, had entered into several compensation related arrangements with management of Intermediate. Compensation costs associated with those arrangements were allocated by Holdings to Intermediate as the employees were rendering services to Intermediate. However, the ultimate contractual obligation related to these awards, including any future settlement, rested and continues to rest with Holdings.

The Holdings equity compensation instruments consisted of 1,000 authorized and issuable Series A Incentive Units and 1,000 authorized and issuable Founder Incentive Units. Both Series A Incentive Unit holders and Founders Incentive Unit holders participated in earnings and distributions after a specified return to the Series A Preferred Unit holders. The Series A Incentive Units were deemed to be Service-Based awards under ASC 718 due to vesting conditions. Vesting of the service-based units was to occur in equal installments of 25% on each of the first through fourth anniversaries of the August 7, 2020 grant date subject to the participant’s continuous service through such dates. The Founder Incentive Units were deemed to be Performance-Based based units as no vesting conditions existed.

The Company classified these units as equity awards and measured their fair value at the grant date. The fair value of each award was estimated on the grant date using a Black-Scholes option valuation model that used the assumptions noted below and other valuation techniques. Expected volatility was based on historical volatility for guideline public companies that operate in the Company’s industry. The expected term of awards granted represents management’s estimate for the number of years until a liquidity event as of the grant date. The risk-free rate for the period of the expected term was based on the U.S. Treasury yield curve in effect at the time of grant. In addition, management considered the distribution priority schedule or “waterfall calculation” in its estimation process.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDER’S EQUITY (cont.)

There were 800 Series A Incentive Units granted by Holdings in August of 2020 and 600 and 400 were unvested as of December 31, 2021 and 2022, respectively. As the award recipients resided on subsidiaries of Intermediate and provided service to the Company, the Company recognized $602,498 of compensation expense related to the awards during the three months ended March 31, 2022.

There were 1,000 Founder Incentive Units issued in August of 2020 by Holdings and 1,000 were unvested as of December 31, 2021 and 2022, respectively. No compensation expense was recorded related to these awards during the three months ended March 31, 2022 as performance conditions had not, and were unlikely to be met.

On August 5, 2022, certain amendments to the existing Series A Incentive Units and Founder Incentive Units were made whereby all outstanding unvested Series A Incentive Units and Founders Incentive Units would become fully vested upon completion of the Business Combination. Additionally, as part of the amendment to these agreements, the priority of distributions under the Series A Incentive Units and Founders Incentive Units was also revised such that participants receive 10% of distributions after a specified return to BCF Holdings’ Series A Incentive Unit holders (instead of 20%). The modifications to the Series A Incentive Units and Founders Units did not result in any incremental unit-based compensation expense in connection with the August 2022 modification.

In connection with the closing of the Business Combination, and as a result of the August 5, 2022 amendments, all of the outstanding and unvested the Series A Incentive Units and Founder Incentive Units became fully vested. As such, the Company accelerated the remaining service-based share-based payment expense related to these awards of $2,146,792. The share-based payment expense was included in general and administrative expenses for the three-month period ended March 31, 2023. Performance conditions for the performance-based Founder Incentive Units had not, and were unlikely to be met as of March 31, 2023. As such, no share-based compensation cost was recorded for these units.

Recast of Intermediate Equity

The Business Combination was structured as a reverse merger and recapitalization which results in a common control arrangement where Holdings, the party that controls the reporting entity prior to the Business Combination, continues to control the Company immediately after the Business Combination. As such, there is not a new basis of accounting and the financial statements of the combined company represent a continuation of the financial statements of Intermediate where assets and liabilities of Intermediate continue to be reported at historical value. However, the reverse recapitalization requires a recast of Intermediate’s equity and EPS and is adjusted to reflect the par value of the outstanding capital stock of CENAQ. For periods before the reverse recapitalization, shareholders’ equity of Intermediate is presented based on the historical equity of Intermediate restated using the exchange ratio to reflect the equity structure of CENAQ.

Management evaluated the impact of the number of shares issued by CENAQ to affect the Business Combination in exchange for the shares of Intermediate (“the exchange ratio”) and concluded the recast of historical equity based on the exchange ratio did not result in a significant impact to historical equity. Management recorded a $3,509 increase to Class A common stock with an offset to additional paid in capital.

NOTE 8 — WARRANTS

There are 15,412,479 warrants currently outstanding, including 12,937,479 public warrants and 2,475,000 Private Placement Warrants. Each warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Class A common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A common stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Private Placement Warrants, as well as warrants the Company issued to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company, are identical to the public warrants issued in connection with the CENAQ initial public offering.

NOTE 9 — INCOME TAX

Intermediate was historically and remains a disregarded subsidiary of a partnership for U.S. federal income tax purposes with each partner being separately taxed on its share of taxable income or loss. Verde Clean Fuels is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its distributive share of any net taxable income or loss and any related tax credits of OpCo.

The effective tax rate was 0% for the three months ended March 31, 2023. The effective income tax rate differed significantly from the statutory rates, primarily due to the losses allocated to NCI and the recognition of a valuation allowance as a result of the Company’s new tax structure following the Business Combination.

The Company has assessed the realizability of the net deferred tax assets and in that analysis has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company has recorded a full valuation allowance against the deferred tax assets at Verde as of March 31, 2023, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances.

The Company’s income tax filings will be subject to audit by various taxing jurisdictions. The Company will monitor the status of U.S. federal, state and local income tax returns that may be subject to audit in future periods. No U.S. federal, state and local income tax returns are currently under examination by the respective taxing authorities.

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INCOME TAX (cont.)

For the year ended December 31, 2022, CENAQ’s former Trust assets were invested in income generating US Treasury bills. As a result of the investment income, $312,446 of estimated Federal income taxes payable survived the Business Combination and remained on the Company’s balance sheets as of March 31, 2023.

The Company’s net deferred tax assets are as follows:

March 31, 2023
Deferred tax asset
Outside basis difference in partnership investment	$8,240,626
Organizational costs/startup expenses	195,311
Accrued Interest – Trust	(119,186)
Federal Net Operating loss	49,145
Total deferred tax asset	8,365,896
Valuation allowance	(8,365,896)
Deferred tax asset, net of allowance	$0

As of March 31, 2023, and December 31, 2022, the Company had $234,026 and $0, respectively of U.S. federal operating loss carryovers available to offset future taxable income, which do not expire.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. As of December 31, 2022, the valuation allowance on deferred tax assets was $0.

Reconciliations of the federal income tax rate to the Company’s effective tax rate as of March 31, 2023, and year-ended December 31, 2022 are as follows:

	March 31, 2023	December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Permanent Book/Tax Differences	(5.60)%	0.0%
Pass-through income – not taxable	(2.63)%	—
Deferred tax impact of acquisition of Bluescape	1,231.65%	—
Change in valuation allowance	(1,244.42)%	(21.0)%
Income tax provision	—%	—%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the taxing authorities.

Tax receivable agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Business Combination Agreement, Verde Clean Fuels entered into a tax receivable agreement (the “Tax Receivable Agreement”) with Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the Agent (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, Verde Clean Fuels is required to pay each TRA Holder 85% of the amount of net cash savings, if any, in U.S. federal, state and local

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INCOME TAX (cont.)

income and franchise tax that Verde Clean Fuels actually realizes (computed using certain simplifying assumptions) or is deemed to realize in certain circumstances in periods after the Closing as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right (each as defined in the Amended and Restated LLC Agreement of OpCo) and (ii) imputed interest deemed to be paid by Verde Clean Fuels as a result of, and additional tax basis arising from, any payments Verde Clean Fuels makes under the Tax Receivable Agreement. Verde Clean Fuels will retain the benefit of the remaining 15% of these net cash savings. The Tax Receivable Agreement contains a payment cap of $50,000,000, which applies only to certain payments required to be made in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company does not have assets or liabilities that are measured at fair value on a recurring basis as earn out shares, public warrants, and private placement warrants are equity classified. The Company measured the contingent consideration as of December 31, 2022 using level 3 inputs and valued the contingent consideration at $1,299,000.

NOTE 11 — LOSS PER SHARE

Prior to the reverse recapitalization in connection with the Closing, all net loss was attributable to the noncontrolling interest. For the periods prior to February 15, 2023, earnings per share was not calculated because net income prior to the Business Combination was attributable entirely to Intermediate. Further, prior to the consummation of the Business Combination, the Intermediates ownership structure included equity interests held solely by Holdings. The Company analyzed the calculation of earnings per share for comparative periods presented and determined that it resulted in values that would not be meaningful to the users of these condensed consolidated financial statements. Therefore, the earnings per share information has not been presented for the three-months ended March 31, 2022.

Basic net loss per share has been computed by dividing net loss attributable to class A common shareholders for the period subsequent to the business combination by the weighted average number of shares of common stock outstanding for the same period. Diluted earnings per share of Class A common stock were computed by dividing net loss available to the Company by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The Company’s potentially dilutive securities, which include warrants, Holdings and Sponsor earn-out shares, and convertible debt have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The following table sets forth the computation of net loss used to compute basic net loss per share of Class A common stock for the period ended March 31, 2023.

Three months ended March 31, 2023
Net income (loss)	$(574,461)
Basic weighted-average shares outstanding	6,124,245
Dilutive effect of share-based awards	—
Diluted weighted-average shares outstanding	6,124,245
Basic income per share	(0.09)
Diluted income per share	(0.09)

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — LOSS PER SHARE (cont.)

The Company’s stock options, warrants, and earnouts could have the most significant impact on diluted shares should the instruments represent dilutive instruments. However, securities that could potentially be dilutive are excluded from the computation of diluted earnings per share when a loss from continuing operations exists or when the exercise price exceeds the average closing price of the Company’s common stock during the period, because their inclusion would result in an antidilutive effect on per share amounts.

The following amounts were not included in the calculation of net income per diluted share because their effects were anti-dilutive:

Three months ended, March 31, 2023
Public warrants	12,937,479
Private placement warrants	2,475,000
Earnout Shares	3,234,375
Convertible debt	40,963
Total antidilutive instruments	18,687,817

As a result of incurring a net loss for the three months ended March 31, 2023, 18,687,817 potential anti-dilutive common shares were excluded from the above earnings per share calculation.

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date, up to the date which the financial statements were issued.

Employment Agreements

The Company entered into employment agreements with each of Ernest Miller and John Doyle on April 12, 2023 (respectively, the “Miller Agreement” and the “Doyle Agreement”, and collectively, the “Agreements”). The Agreements each provide for an initial four-year term ending on February 15, 2027 (the “Initial Term”).

The Miller Agreement provides for, among other things, (i) an annualized base salary of $508,000, (ii) eligibility to receive an annual cash incentive bonus in an amount up to 75% of his then-applicable base salary, based upon the achievement of certain performance objectives established by the Board at its sole discretion, which goals may extend over multiple years, (iii) participation in the Company’s employee benefit and welfare plans, and (iv) an initial option grant under the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”) with an aggregate grant date fair value of $889,000, which will have an exercise price per share equal to the greater of (a) $11.00 per-share or (b) the per-share trading price of the Company common stock on the date of grant. Pursuant to the Miller Agreement, if Mr. Miller’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Miller resigns for “good reason” (each as defined in the Miller Agreement), Mr. Miller will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (I) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months, and (II) a cash severance payment equal to 2.625 times his then-current base salary, payable in a lump sum within 60 days following the termination date, if such qualifying termination occurs within 24 months following a Change in Control (as defined in the 2023 Plan).

The Doyle Agreement provides for, among other things, (i) an annualized base salary of $400,000, (ii) eligibility to receive an annual cash incentive bonus in an amount up to 50% of his then-applicable base salary, based upon the achievement of certain performance objectives established by the Board at its sole discretion, which goals may extend over multiple years, (iii) participation in the Company’s employee benefit and welfare plans, and (iv) an initial option

VERDE CLEAN FUELS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SUBSEQUENT EVENTS (cont.)

grant under the 2023 Plan with an aggregate grant date fair value of $600,000, which will have an exercise price per share equal to the greater of (a) $11.00 per-share or (b) the per-share trading price of the Company common stock on the date of grant. Pursuant to the Doyle Agreement, if Mr. Doyle’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Doyle resigns for “good reason” (each as defined in the Doyle Agreement), Mr. Doyle will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (I) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months, and (II) a cash severance payment equal to 2.25 times his then-current base salary, payable in a lump sum within 60 days following the termination date, if such qualifying termination occurs within 24 months following a Change in Control.

Following the expiration of the Initial Term, the employment relationship will continue on an “at-will” basis, and the Company will have no obligation to provide the severance benefits described above upon any termination of employment. Additionally, the Agreements contain certain restrictive covenants regarding confidential information, non-competition, non-solicitation, and non-disparagement.

In connection with the Business Combination, we adopted the 2023 Plan. The 2023 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards to our employees (including our Named Executive Officers), consultants and directors and is intended to align the interests of our service providers with those of our stockholders. We granted stock option awards to our management team (including our Named Executive Officers, consistent with the terms of the Agreements described above) in April 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Verde Clean Fuels, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CENAQ Energy Corp. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

PCAOB ID 688

We have served as the Company’s auditor from 2020 to 2022.

Houston, TX

March 31, 2023

CENAQ ENERGY CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets
Cash	$127,965	$505,518
Prepaid expenses	6,667	223,144
Total current assets	134,632	728,662

Deferred financing costs	511,760	—
Marketable securities held in trust account	177,790,585	174,229,680
Total Assets	$178,436,977	$174,958,342

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$5,029,363	$241,579
Promissory note – related party	1,950,000	—
Interest payable	7,363	—
Income taxes payable	312,446	—
Deferred tax liability	119,186	—
Total current liabilities	7,418,358	241,579

Deferred underwriters’ discount	4,312,500	6,037,500
Total Liabilities	11,730,858	6,279,079

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 17,250,000 shares at $10.29 and $10.10 redemption value at December 31, 2022 and 2021, respectively	177,578,871	174,225,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,677,250 and 189,750 issued and outstanding (excluding 17,250,000 shares subject to possible redemption) at December 31, 2022 and 2021, respectively	368	19
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 825,000 and 4,312,500 shares issued and outstanding at December 31, 2022 and 2021, respectively	82	431
Additional paid-in capital	—	—
Accumulated deficit	(10,873,202)	(5,546,187)
Total Stockholders’ Deficit	(10,872,752)	(5,545,737)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$178,436,977	$174,958,342

The accompanying notes are an integral part of these consolidated financial statements.

CENAQ ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Formation and operating costs	$5,715,022	$456,765
Loss from operations	(5,715,022)	(456,765)

Other income (expense):
Interest earned on marketable securities held in Trust Account	2,455,873	4,680
Interest expense on promissory note – related party	(7,363)	—
Unrealized loss on fair value changes of over-allotment option liability	—	(22,500)
Total other income (expense), net	2,448,510	(17,820)

Loss before provision for income taxes	(3,266,512)	(474,585)
Provision for income taxes	(431,632)	—
Net loss	$(3,698,144)	$(474,585)

Basic and diluted weighted average shares outstanding, common stock subject to redemption	17,250,000	6,462,329
Basic and diluted net loss per common stock subject to redemption	$(0.17)	$(0.05)

Basic and diluted weighted average shares outstanding, non-redeemable common stock	4,502,250	4,029,134
Basic and diluted net loss per non-redeemable common stock	$(0.17)	$(0.05)

The accompanying notes are an integral part of these consolidated financial statements.

CENAQ ENERGY CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	4,312,500	$431	$24,569	$(4,713)	$20,287
Issuance of 189,750 representative shares to underwriters	189,750	19	—	—	1,442,081	—	1,442,100
Excess of fair value of Anchor Shares	—	—	—	—	6,265,215	—	6,265,215
Fair value of 12,937,500 Public Warrants net of allocated offering costs	—	—	—	—	11,627,801	—	11,627,801
Proceeds of 6,675,000 Private Placement Warrants net of allocated offering costs	—	—	—	—	6,366,396	—	6,366,396
Reclassification of over-allotment Liability to Equity	—	—	—	—	180,000	—	180,000
Measurement adjustment of Class A common stock subject to possible redemption	—	—	—	—	(25,906,062)	(5,066,889)	(30,972,951)
Net loss	—	—	—	—	—	(474,585)	(474,585)
Balance as of December 31, 2021	189,750	19	4,312,500	431	—	(5,546,187)	(5,545,737)
Waived deferred underwriting fee payable	—	—	—	—	1,725,000	—	1,725,000
Conversion of Class B shares to Class A shares	3,487,500	349	(3,487,500)	(349)	—	—	—
Remeasurement adjustment of Class A common stock subject to possible redemption	—	—	—	—	(1,725,000)	(1,628,871)	(3,353,871)
Net loss	—	—	—	—	—	(3,698,144)	(3,698,144)
Balance as of December 31, 2022	3,677,250	$368	825,000	$82	$—	$(10,873,202)	$(10,872,752)

The accompanying notes are an integral part of these consolidated financial statements.

CENAQ ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(3,698,144)	$(474,585)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,455,873)	(4,680)
Unrealized loss on fair value changes of over-allotment option liability	—	22,500
Deferred tax provision	119,186	—
Changes in operating assets and liabilities:
Prepaid expenses	216,477	(223,144)
Accounts payable and accrued expenses	4,276,024	151,626
Interest payable	7,363	—
Income taxes payable	312,446	—
Net cash used in operating activities	(1,222,521)	(528,283)

Cash flows from investing activities
Principal deposited in Trust Account	(1,725,000)	(174,225,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	619,968	—
Net cash used in investing activities	(1,105,032)	(174,225,000)

Cash flows from financing activities
Proceeds from Initial Public Offering, net of underwriters’ fees	—	169,050,000
Proceeds from private placement	—	6,675,000
Proceeds from issuance of promissory note to related party	—	225,000
Repayment of promissory note to related party	—	(329,317)
Proceeds from note payable-related party	1,950,000	—
Payment of deferred offering costs	—	(373,002)
Net cash provided by financing activities	1,950,000	175,247,681

Net change in cash	(377,553)	494,398
Cash, beginning of the period	505,518	11,120
Cash, end of the period	$127,965	$505,518

Supplemental disclosure of noncash investing and financing activities:
Deferred financing costs included in accounts payable and accrued expenses	$511,760	$—
Deferred underwriting commissions charged to additional paid in capital	$(1,725,000)	$6,037,500
Remeasurement adjustment of Class A common stock subject to possible redemption	$3,353,871	$30,972,951
Reclassification of over-allotment option from liability to equity	$—	$180,000

The accompanying notes are an integral part of these consolidated financial statements.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

CENAQ Energy Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on June 24, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On November 10, 2022, the Company filed a definitive proxy statement with the SEC in connection with the Business Combination Agreement (as defined below). The Company completed its initial Business Combination on February 15, 2023.

The Company has one subsidiary, Verde Clean Fuels OpCo, LLC., a direct wholly owned subsidiary of the Company incorporated in the Delaware on July 26, 2022. As of December 31, 2022 the subsidiary had no activity.

As of December 31, 2022, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from June 24, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“IPO”), described below, and identifying a target company for a Business Combination, in particular, activities in connection with the potential transaction with Bluescape (see Note 6). The Company did not generate any operating revenues. The Company generated non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is CENAQ Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on August 12, 2021 (the “Effective Date”). On August 17, 2021, the Company consummated its IPO of 15,000,000 units (the “Units”). Each Unit consists of one Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and three-quarters of one redeemable warrant of the Company (“Warrant”), each whole Warrant entitling the holder thereof to purchase one Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $150,000,000, which is discussed in Note 3.

Certain qualified institutional buyers or institutional accredited investors which are not affiliated with any member of the Company’s management (the “Anchor Investors”) purchased up to 1,485,000 Units in the IPO at the offering price of $10.00 per Unit, generating gross proceeds to the Company of $14,850,000 included in the gross proceeds from units offered to the public of $150,000,000.

In connection with the closing of the IPO, the Sponsor sold membership interest reflecting an allocation of 75,000 founder shares, or an aggregate of 825,000 founder shares, to each anchor investor at their original purchase price of approximately $0.0058 per share.

The Company estimated the aggregate fair value of these founder shares attributable to anchor investors to be $6,270,000, or $7.60 per share. The Company allocated $6,265,215, the excess of the fair value over the gross proceeds from these anchor investors, among Class A common stock, Public Warrants and Private Placement Warrants (defined below).

Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 6,000,000 warrants (the “Private Placement Warrants”) to the Sponsor and the Underwriters at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $6,000,000. The Private Placement Warrants are identical to the Warrants sold in the IPO, except that the Sponsor and the Underwriters agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

The underwriters had a 45-day option from the date of the Company’s IPO (August 17, 2021) to purchase up to an additional 2,250,000 Units to cover over-allotments, if any. On August 19, 2021, the underwriters exercised the over-allotment in full, at $10.00 per Unit, generating additional gross proceeds of $22,500,000. Simultaneously with the closing of the over-allotment, the Company consummated the sale of additional 450,000 Private Placement Warrants to the Sponsor, and additional 225,000 Private Placement Warrants to the Underwriters, at $1.00 per warrant, generating gross proceeds to the Company of $675,000.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Transaction costs of the IPO and the over-allotment amounted to $17,771,253 consisting of $3,450,000 of underwriting discount, $6,037,500 of deferred underwriting discount, an excess of fair value of the founder shares acquired by the Anchor Investors of $6,265,215, fair value of the 189,750 representative shares of $1,442,100 and $576,438 of other cash offering costs were charged to additional paid in capital.

Following the closing of the IPO on August 17, 2021 and over-allotment on August 19, 2021, $174,225,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO, and a portion of the proceeds from the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and were only invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay franchise and income tax obligations as well as expenses relating to the administration of the Trust Account, the proceeds from the IPO and the sale of the Private Placement Warrants were not released from the Trust Account until the completion of initial Business Combination. The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation was extended for a period of 3 months from August 17, 2022 to November 16, 2022 based upon the filing of a proxy statement for an initial business combination on August 12, 2022. On November 15, 2022, the Company’s board of directors elected to extend the date by which the Company has to consummate a business combination from November 16, 2022 to February 16, 2023, as permitted under the Company’s third amended and restated certificate of incorporation. The Extension was the second of two three-month extensions permitted under the Charter. In connection with the Extension, the Sponsor deposited $1,725,000, representing 1% of the gross proceeds of the IPO, into the Trust Account for its public stockholders. The proceeds deposited in the Trust Account could have become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders, according to the investment management trust agreement.

The Company was required to complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company was also required to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Both requirements were satisfied by the Company’s initial Business Combination completed on February 15, 2023.

The Company provided its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination in connection with a stockholder meeting called to approve the Business Combination. The stockholders were be entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount the Company distributed to investors who properly redeemed their shares was not be reduced by the deferred underwriting commissions the Company paid to the underwriters.

The shares of common stock subject to redemption is recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company proceeded with a Business Combination whereby the Company has net tangible assets of at least $5,000,001 upon consummation and a majority of the issued and outstanding shares voted were voted in favor of the Business Combination.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company had until August 17, 2022, 12 months from the closing of the IPO, to complete the initial Business Combination (the “Combination Period”). The Company had the ability to extend the Combination Period two times by an additional three months each time (for a total of up to 18 months to complete a Business Combination); provided that the Sponsor (or its designees) were required to deposit into the trust account funds equal to one percent (1%) of the gross proceeds of the offering (including such proceeds from the exercise of the underwriters’ over-allotment option, if exercised) for each 3-month extension of the time period to complete the initial Business Combination, in exchange for a non-interest bearing, unsecured promissory note. However, if the Company filed a proxy statement, registration statement or similar filing for an initial business combination within the initial 12-month period, it was allowed to extend the period of time to consummate a business combination by three months (or up to 15 months to complete a business combination) without depositing the Additional Funds. The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation is extended for a period of 3 months from August 17, 2022 to November 16, 2022 based upon the filing of a proxy statement for an initial business combination on August 12, 2022. On November 15, 2022, the Company’s board of directors elected to extend the date by which the Company has to consummate a business combination from November 16, 2022 to February 16, 2023, as permitted under the Company’s third amended and restated certificate of incorporation. The Extension was the second of two three-month extensions permitted under the Charter. In connection with the Extension, the Sponsor has deposited $1,725,000, representing 1% of the gross proceeds of the IPO, into the Trust Account for its public stockholders. The Company completed its initial Business Combination on February 15, 2023.

If the Company were unable to complete the initial Business Combination within the Combination Period, by February 16, 2023, the Company would have (i) ceased all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeemed the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption would completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors, as well as the Anchor Investors, agreed to (i) waive their redemption rights with respect to any Founder Shares held by them in connection with the completion of the initial Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company were to fail to complete the initial Business Combination within the Combination Period, by February 16, 2023, and (iii) vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of the initial Business Combination.

The Anchor Investors were not required to vote any of their public shares (as opposed to their Founder Shares) in favor of the Company’s initial business combination or for or against any other matter presented for a stockholder vote.

The Sponsor agreed that it would be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes as well as expenses relating to the administration of the Trust Account, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor was not be responsible to the

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

extent of any liability for such third-party claims. The Company sought to reduce the possibility that the Sponsor might have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Going Concern

As of December 31, 2022, the Company had $127,965 in its operating bank account, and a working capital deficit of $7,072,012.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Until the consummation of a Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

In order to finance transaction costs in connection with the Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors committed to provide the Company with Working Capital Loans up to $1,500,000, as defined later (see Note 5). This commitment extended through February 16, 2023 and there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company completed its initial business combination on February 15, 2023. The Company’s future liquidity requirements are satisfied by the net $37,329,178 of cash proceeds received in connection with the Closing.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The most significant estimates that affected the consolidated financial statements as of December 31, 2022 are the calculations of the fair values of the over-allotment option, fair values of the representative shares and the fair values of the anchor shares. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, the Company has cash of $127,965 and $505,518, respectively. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

As of December 31, 2022, the Company had $177,790,585 in Marketable Securities held in the Trust Account which was invested in US Treasury bills. Upon closing of the IPO, $10.10 per Unit sold in the IPO, including the proceeds of the sale of the Private Placement Warrants, were held in a trust account (“Trust Account”) and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Offering Costs associated with the Initial Public Offering

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A —“Expenses of Offering”. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received.

Deferred Financing Costs

Deferred financing costs consists of legal expenses incurred through the balance sheet date that are directly related to a proposed financing agreement of a Business Combination. As of December 31, 2022, there were $511,760 of deferred financing costs recorded in the accompanying consolidated balance sheets.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. At December 31, 2022 and 2021, 17,250,000 Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

All of the 17,250,000 shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. The following table contains the changes to Class A common stock during the years ended December 31, 2022 and 2021:

	Class A Common Stock Redemption Value	Shares of Class A Common Stock Subject to Possible Redemption (Temporary Equity)	Redemption Value Per Share
Class A common stock subject to possible redemption as December 31, 2021	174,225,000	17,250,000	$10.10
Plus:
Remeasurement adjustment of Class A common stock subject to possible redemption	3,353,871	17,250,000	0.19
Class A common stock subject to possible redemption as of December 31, 2022	177,578,871	17,250,000	$10.29

The Class A common stock sold as part of the Units in the IPO is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the subsequent re-measurement under ASC 480-10-S99 from initial carrying amount to redemption value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

The representative shares and Class B common stock are non-redeemable.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per Common Share

The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The 19,612,500 potential common stock for outstanding warrants to purchase the Company’s common stock were excluded from diluted earnings per share for the years ended December 31, 2022 and 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met and its inclusion would be anti-dilutive. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Years Ended December 31,
	2022		2021
	Redeemable common stock	Non-redeemable common stock	Redeemable common stock	Non-redeemable common stock
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(2,932,707)	$(765,437)	$(292,326)	$(182,259)

Denominator:
Weighted-average shares outstanding including common stock subject to redemption	17,250,000	4,502,250	6,462,329	4,029,134
Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.05)	$(0.05)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2022, the Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, other than the over-allotment option, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature. The net asset value for the investments held in the trust account as of December 31, 2022 and 2021 was $177,790,585 and $174,229,680, respectively.

In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —

Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheet. The fair values of cash, prepaid expenses, and accrued expenses are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.

The Company valued the over-allotment option using the Black Scholes model and the over-allotment option liability is recorded as a Level 3 financial instrument due to the unobservable inputs. At August 17, 2021, the Company recorded $157,500 of over-allotment liability. On August 19, 2021, in connection with the fully exercise of over-allotment option by the underwriters, the Company recorded changes of fair value of over-allotment option of $22,500, and reclassified $180,000 of over-allotment liability into equity.

Over-allotment Option Liability

The Company accounted for the over-allotment option (Note 6) in accordance with the guidance contained in ASC 480. The over-allotment is not considered indexed to the Company’s own common stock, and as such, it does not meet the criteria for equity treatment and is recorded as a liability. The fair value changes of over-allotment option liability between IPO closing date and the option exercise date was recorded in operations.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The guidance was adopted starting January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The guidance was adopted starting January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING

On August 17, 2021, Company consummated its IPO of 15,000,000 Units. Each Unit consists of one Class A common stock and three-quarters of one redeemable Warrant, each whole Warrant entitling the holder thereof to purchase one Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $150,000,000. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The underwriters had a 45-day option from the date of the Company’s IPO (August 17, 2021) to purchase up to an additional 2,250,000 Units to cover over-allotments. On August 19, 2021, the over-allotments were exercised in full, at $10.00 per Unit, generating additional proceeds of $22,500,000.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 4,500,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,500,000 and the Company’s underwriters purchased an aggregate of 1,500,000 warrants at a price of $1.00 per whole warrant (for an aggregate purchase price of $1,500,000) in a private placement.

On August 19, 2021, simultaneously with the closing of the over-allotments, the Sponsor purchased an additional 450,000 Private Placement Warrants, and the underwriters purchased an additional 225,000 Private Placement Warrants, at $1.00 per warrant, generating gross proceeds to the Company of $675,000.

The Private Placement Warrants are identical to the warrants sold as part of the Units in the IPO. The Sponsor and the underwriters have agreed, subject to certain limited exceptions, that the Private Placement Warrants will not be transferred, assigned or sold until 30 days after the completion of the Company’s initial Business Combination and that they will be entitled to certain registration rights.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2020, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain offering costs in consideration for 4,312,500 Class B common stocks, par value $0.0001 (the “Founder Shares”). Up to 562,500 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On August 19, 2021, the underwriters exercised the over-allotment option in full. As a result, these 562,500 founder shares are no longer subject to forfeiture.

Additionally, upon consummation of the IPO, the Sponsor sold 75,000 Founder Shares to each of the 11 Anchor Investors that purchased at least 9.9% of the units sold in the IPO, at their original purchase price of approximately $0.0058 per share. The aggregate fair value of these founder shares attributable to anchor investors is $6,270,000, or $7.60 per share. The Company allocated $6,265,215, the excess of the fair value over the gross proceeds from these Anchor Investors, among Class A common stock, Public Warrants and Private Placement Warrants.

On October 26, 2022, in accordance with the third amended and restated certificate of incorporation of the Company, the Sponsor elected to convert 3,487,500 of its shares of Class B Common Stock into shares of Class A common stock on a one-for-one basis.

The initial stockholders and the Anchor Investors have agreed not to transfer, assign or sell any of their Founder Shares and any Class A common stock issuable upon conversion thereof until the earlier to occur of: (A) six months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

30-trading day period commencing at least 75 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up” ). Notwithstanding the foregoing, if (1) the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 75 days after the initial Business Combination, or (2) the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property, the Founder Shares will be released from the Lock-up.

Promissory Note — Related Party

On May 31, 2022, the Sponsor agreed to loan the Company $125,000 pursuant to a promissory note (the “Promissory Note”). The Promissory Note bears an interest of 10% per annum, payable on the earlier of (i) February 17, 2023 or (ii) the closing date on which the Company consummates an initial business combination. There was $125,000 and $0 outstanding under the Promissory Note as of December 31, 2022 and 2021, respectively. Such amounts are included in Proceeds from note payable-related party on the Consolidated Balance Sheets.

On November 15, 2022, the Company issued an unsecured promissory note (the “Extension Note”) in the principal amount of $1,725,000 to the Sponsor in connection with the Extension. The Extension Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which CENAQ’s initial business combination is consummated and (ii) the liquidation of the Company on or before February 16, 2023 or such later liquidation date as may be approved by the Company’s stockholders. If the Business Combination is consummated, the amount repayable under the Extension Note will be reduced by a percentage equal to the aggregate amount of cash proceeds required to satisfy any exercise by the Company’s eligible stockholders of their redemption rights provided for in the Company’s third amended and restated certificate of incorporation divided by the total amount required if all eligible holders of Class A common stock, par value $0.0001 per share, of the Company elected to exercise their redemption rights with respect to all eligible shares of Class A common stock held by such holders in accordance with Section 8.03 of the Business Combination Agreement. There was $1,725,000 and $0 outstanding under the Extension Note as of December 31, 2022 and 2021, respectively. Such amounts are included in Proceeds from note payable-related party on the Consolidated Balance Sheets.

On November 15, 2022, the Company issued an unsecured promissory note (the “Sponsor Note”) allowing the Company to borrow up to $467,500 from the Sponsor. Amounts drawn under the Sponsor Note bear no interest and are due and payable upon the earlier to occur of (i) the date on which CENAQ’s initial business combination is consummated and (ii) the liquidation of the Company on or before February 16, 2023 or such later liquidation date as may be approved by the Company’s stockholders. On November 15, 2022, the Company requested and received $100,000 under the Sponsor Note. There was $100,000 and $0 outstanding under the Sponsor Note as of December 31, 2022 and 2021, respectively. Such amounts are included in Proceeds from note payable-related party on the Consolidated Balance Sheets.

As further described in Note 6, in connection with the Closing, and based on the $158,797,476 of redemptions, CENAQ Sponsor was due $184,612 under the Extension Note. At closing, CENAQ Sponsor was also due $100,000 under the Sponsor Note and $125,000 under the Promissory Note. However, on February 15, 2023, in lieu of repayment of the Extension Note and repayment of the Sponsor Note and Promissory Note, CENAQ entered into a new promissory note with the Sponsor totaling $409,612 (“New Promissory Note”). The New Promissory Note, cancels and supersedes the Extension Note and the Sponsor Note. The New Promissory note is non-interest bearing and the entire principal balance of the New Promissory Note is payable on or before February 15, 2024. The New Promissory Note is payable at Verde Clean Fuel’s election in cash or in Class A Common Stock at a conversion price of $10.00 per share.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, on November 11, 2021 the Sponsor signed a commitment letter to provide loans of up to an aggregate of $1,500,000 to the Company (“Working Capital Loans”). This commitment extends through August 17, 2022. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, the Class A representative shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on the IPO closing date of the IPO, requiring the Company to use its best efforts to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (A) six months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 75 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) in the case of the Private Placement Warrants and the respective Class A common stock underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriters a 45-day option from the date of our IPO to purchase up to an additional 2,250,000 units to cover over-allotments, if any. On August 19, 2021, the over-allotments were exercised in full.

Simultaneously with the closing of the IPO and the over-allotment, the underwriters were paid an underwriting discount of two percent (2%) of the gross proceeds of the IPO and the over-allotment, or $3,450,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO and the over-allotment upon the completion of the Company’s initial Business Combination.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Company, Intermediate and Holdings entered into a letter agreement with the underwriters, pursuant to which, the underwriters agreed to reduce their deferred underwriting fees related to the IPO from 3.5%, or $6,037,500, to 2.5%, or $4,312,500.

Representative Shares

Simultaneously with the closing of the IPO, the Company issued to Imperial Capital LLC and/or its designees, 165,000 shares of Class A common stock (the “Representative Shares”). On August 19, 2021, the over-allotments were exercised in full and the Company issued additional 24,750 Representative Shares to Imperial Capital LLC and/or its designees. The aggregate fair value of the Representative shares was $1,442,100, or $7.60 per share and recorded as offering costs, which was treated as transaction cost of offering.

Imperial Capital LLC agreed not to transfer, assign or sell any such shares of common stock until the completion of an initial business combination. In addition, Imperial Capital LLC agreed (i) to waive its redemption rights with respect to such shares of common stock in connection with the completion of our initial business combination; and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares of common stock if the Company had failed to complete an initial business combination within the Combination Period, until February 16, 2023.

The representative shares may be deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the registration statement for the IPO pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the IPO except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2).

Business Combination

On August 12, 2022, the Company, Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“OpCo”), and, for a limited purpose, the Sponsor, entered into a business combination agreement (as the same may be amended from time to time, the “Business Combination Agreement”) with Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), and Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “business combination.” In connection with the closing of the business combination (the “Closing”), on February 15, 2023, the Company changed its name to Verde Clean Fuels, Inc. (“Verde Inc.”).

Pursuant to the Business Combination Agreement, during the period between the consummation of the business combination and the earlier of the five year anniversary from the consummation of the business combination or the date of the consummation of a sale of the post combination company (the “Earn Out Period”), OpCo may transfer up to 3,500,000 Class C common units of OpCo and a corresponding number of shares of Class C common stock, par value $0.0001 per share (“Class C common stock”), of the post combination company to Holdings within five business days after the occurrence of certain triggering events.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Sponsor entered into a letter agreement with Intermediate, Holdings and the Company, pursuant to which, among other things, the Sponsor agreed to (i) forfeit 2,475,000 of its Private Placement Warrants, (ii) comply with the lock-provisions in the Letter Agreement, dated August 12, 2021, by and among the Company, the Sponsor and the Company’s directors

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

and officers, (iii) vote all of its shares of Class A common stock and Founder Shares in favor of the adoption and approval of the Business Combination Agreement and the business combination, (iv) not redeem any of its shares of Class A common stock in connection with such stockholder approval, (v) waive its anti-dilution rights with respect to its Founder Shares in connection with the consummation of the business combination and (vi) subject a portion of the shares of Class A common stock as a result of the conversion of its Founder Shares to forfeiture if certain triggering events do not occur during the Earn Out Period.

Underwriters Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Company, Intermediate and Holdings entered into a letter agreement with the underwriters, pursuant to which, among other things, (i) Imperial Capital, LLC agreed to forfeit all of its 1,423,125 Private Placement Warrants and all of its 156,543 Representative Shares, (ii) I-Bankers Securities, Inc. agreed to forfeit all of its 301,875 Private Placement Warrants and all of its 33,207 Representative Shares and (iii) the underwriters agreed to reduce their deferred underwriting fees related to the IPO from $6,037,500 to $4,312,500.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Company entered into separate subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and the Company agreed to sell to the PIPE Investors, an aggregate of 8,000,000 shares of Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $80,000,000 in a private placement (the “PIPE Financing”). Of the $80,000,000 of commitments, Holdings has agreed to purchase 800,000 shares to be sold in the PIPE Financing for an aggregate commitment of $8,000,000. Arb Clean Fuels Management LLC (“Arb Clean Fuels”), an entity affiliated with a member of the Sponsor, has agreed to purchase 7,000,000 shares to be sold in the PIPE Financing for an aggregate commitment of $70,000,000; provided, that, to the extent funds in the Trust Account immediately prior to the consummation of the business combination, after giving effect to the Company stockholders’ redemption rights, exceed $17,420,000, each $10.00 increment of such excess funds shall reduce Arb Clean Fuels’ commitment by $10.00 up to a maximum reduction of $20,000,000. Additionally, an entity unaffiliated with the Sponsor has agreed to purchase 200,000 shares for an aggregate commitment of $2,000,000.

Amendment to Subscription Agreement

Of the 8,000,000 shares subscribed for in the original PIPE Financing, Arb Clean Fuels agreed to purchase, and CENAQ agreed to sell to Arb Clean Fuels, 7,000,000 shares (the “Committed Amount”) for an aggregate purchase price of $70,000,000 (the “Committed Purchase Price”); provided, that, under its subscription agreement (the “Arb Subscription Agreement”), to the extent the funds in CENAQ’s trust account (the “Trust Account”) immediately prior to the closing of the Business Combination (the “Closing”), after giving effect to the exercise of stockholder’s redemption rights, exceed $17,420,000, the Committed Amount will be reduced by one share for every $10.00 in excess of $17,420,000 in the Trust Account; provided, further, that in no event will the Committed Amount be reduced by more than 2,000,000 shares or the Committed Purchase Price be reduced by more than $20,000,000 (the “Reduction Option”).

On February 13, 2023, Arb Clean Fuels and CENAQ entered into an amendment to the Arb Subscription Agreement (the “Arb Amendment”), pursuant to which, among other things, (i) the Committed Amount was lowered to 1,500,000 shares for an aggregate purchase price of $15,000,000 and the Reduction Option was removed, (ii) certain investors associated with Arb Clean Fuels (the “Arb Investors”) agreed to purchase shares at the per share redemption price of approximately $10.31 per share (the “Per Share Redemption Price”) in an aggregate amount equal to or greater than $14,250,000 from CENAQ’s redeeming stockholders and (iii) if the Arb Investors purchased shares in an amount equal to or greater than $14,250,000, CENAQ will terminate the Arb Subscription Agreement on or prior to the Closing.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Termination of Subscription Agreement

On February 14, 2023, CENAQ and Arb Clean Fuels agreed to terminate the Arb Subscription Agreement due to the Arb Investors purchasing shares of Class A Common Stock in an amount equal to or greater than $14,250,000 (the “Arb Termination”).

On February 14, 2023, CENAQ and an Original PIPE Investor who agreed to purchase 200,000 shares (the “Terminating PIPE Investor”) for an aggregate purchase price of $2,000,000 in the Original PIPE agreed to terminate such investor’s subscription agreement (together with the Arb Termination, the “Terminations”) due to the Terminating PIPE Investor purchasing 387,973 shares at the Per Share Redemption Price and for an aggregate amount of approximately $4,000,000 from CENAQ’s redeeming stockholders.

New Subscription Agreements

On February 10, 2023 and February 13, 2023, CENAQ entered into separate subscription agreements (collectively, the “New Subscription Agreements”) with a number of investors (collectively, the “New PIPE Investors”), pursuant to which the New PIPE Investors have agreed to purchase, and CENAQ agreed to sell to the New PIPE Investors, an aggregate of 2,400,000 shares of Class A Common Stock (the “New PIPE Shares”) for a purchase price of $10.00 per share, or an aggregate purchase price of $24,000,000, in a private placement (the “New PIPE”).

The closing of the New PIPE pursuant to the New Subscription Agreements was contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The combined company following the Business Combination (the “Combined Company”) received $32,000,000 in proceeds from the Original PIPE (after taking into account the Terminations) and the New PIPE.

The terms of the New Subscription Agreements are substantially similar to those of the Original Subscription Agreements, including with respect to certain registration rights.

Equity Participation Right Agreement

In connection with CENAQ entering into a New Subscription Agreement with Cottonmouth Ventures LLC, a wholly-owned subsidiary of Diamondback Energy, Inc. (“Cottonmouth”), on February 13, 2023, CENAQ and OpCo entered into an Equity Participation Right Agreement (the “Participation Right Agreement”) with Cottonmouth, pursuant to which, among other things, the Combined Company and OpCo will grant Cottonmouth the right to participate between 50% to 65% in the ownership of certain future project facilities of the Combined Company on the terms and conditions described therein through December 31, 2043. In addition, the Participation Right Agreement allows the Combined Company and OpCo to participate in certain future project facilities brought forth by Cottonmouth on the terms and conditions described therein. Additionally, the Combined Company has granted certain contractual preemptive rights to Cottonmouth relating to the sale of equity securities in the Combined Company for a period of five years.

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2022, Holdings entered into a Lock-Up Agreement, pursuant to which Holdings agreed to subject its shares of common stock received in connection with the business combination to the lock-up provisions therein.

Closing

On January 4, 2023, the Company convened a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders voted on the proposals set forth in the definitive proxy statement (File No. 001-40743) filed by the Company with the U.S. Securities and Exchange Commission on November 10, 2022.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

There were 21,752,250 shares of common stock issued and outstanding at the close of business on November 7, 2022, the record date (the “Record Date”) for the Special Meeting. At the Special Meeting, there were 17,172,959 shares present either by proxy or online, representing approximately 78.95% of the total outstanding shares of the Company’s common stock as of the Record Date. All proposals as set forth in the definitive proxy statement were approved at the Special Meeting.

The stockholders (a) approved and adopted the Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2022 (the “Business Combination Agreement”), among CENAQ, Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ (“OpCo”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and CENAQ Sponsor LLC, pursuant to which (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by CENAQ stockholders of their redemption rights (“Redemption Rights”) pursuant to CENAQ’s third amended and restated certificate of incorporation (the “Charter”)) and (2) 22,500,000 newly issued shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), of CENAQ (such shares, the “Holdings Class C Shares”) and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A common units of OpCo equal to the number of total shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of CENAQ issued and outstanding immediately after the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by the Business Combination Agreement (taking into account the private offering of securities of Verde Clean Fuels, Inc. to certain investors in connection with the business combination (the “PIPE Financing”) and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) 22,500,000 Class C common units (the “Class C OpCo Units”) of OpCo and the Holdings Class C Shares (such transactions, the “Holdings Contribution” and, together with the SPAC Contribution, the “business combination”) and (b) approved the business combination and the Transactions (the “Business Combination Proposal”).

The stockholders approved and adopted the fourth amended and restated certificate of incorporation (the “Proposed Fourth A&R Charter”), which will take effect upon Closing (the “Charter Proposal”). In addition to the approval of the Proposed Fourth A&R Charter, the stockholders approved six proposals, on a non-binding advisory basis, which were presented separately to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Fourth A&R Charter.

The proposal to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of preferred stock, was approved. The proposal to remove certain provisions in the Charter relating to CENAQ’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing was approved. The proposal to allow stockholders to call special meetings and act by written consent until such time that Verde Clean Fuels, Inc. (“Verde Clean Fuels”) is no longer a “Controlled Company” pursuant to the Nasdaq Capital Market Listing Rule 5615(c)(1) was approved. The proposal to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations was approved. The proposal to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the General Corporation Law of the State of Delaware was approved. The proposal to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter was approved.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

The stockholders approved, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the amended and restated limited liability company agreement of OpCo and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the PIPE Financing (the “Nasdaq Proposal”).

The stockholders approved and adopted the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan Proposal”). The stockholders elected Graham van’t Hoff and Duncan Palmer to serve as Class I directors until the first annual meeting of stockholders, Curtis Hébert, Jr. and Ron Hulme to serve as Class II directors until the second annual meeting of stockholders and Dail St. Claire, Martijn Dekker and Jonathan Siegler to serve as Class III directors until the third annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”). The stockholders approved the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal was approved.

On February 15, 2023 (the “Closing Date”), as contemplated by the Business Combination Agreement:

•        CENAQ filed a Fourth Amended and Restated Certificate of Incorporation (the “Fourth A&R Charter”) with the Secretary of State of the State of Delaware, pursuant to which CENAQ changed its name to “Verde Clean Fuels, Inc.” and the number of authorized shares of Verde Clean Fuels’ capital stock, par value $0.0001 per share, was increased to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 25,000,000 shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share;

•        (A) CENAQ contributed to OpCo (i) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by CENAQ stockholders of their Redemption Rights (as defined below)) and (ii) 22,500,000 newly issued shares of Class C Common Stock (such shares, the “Holdings Class C Shares”) and (B) in exchange therefor, OpCo issued to CENAQ a number of Class A common units of OpCo (the “Class A OpCo Units”) equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by the Business Combination Agreement (taking into account the PIPE Investment (as defined below) and following the exercise by CENAQ stockholders of their Redemption Rights) (such transactions, the “SPAC Contribution”); and

•        Immediately following the SPAC Contribution, (A) Holdings contributed to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo transferred to Holdings (i) 22,500,000 Class C common units of OpCo (the “Class C OpCo Units” and, together with the Class A OpCo Units, the “OpCo Units”) and (ii) the Holdings Class C Shares (such transactions, the “Holdings Contribution” and, together with the SPAC Contribution, the “Business Combination”).

In addition, pursuant to the New Subscription Agreements previously noted, concurrently with the Closing, Verde Clean Fuels received $32,000,000 in proceeds from the PIPE Investors (the “PIPE Investment”), for which it issued 3,200,000 shares of Class A Common Stock to the PIPE Investors.

Holders of 15,403,880 Class A Common Stock sold in CENAQ’s initial public offering (the “public shares”) properly exercised their right to have their public shares redeemed (the “Redemption Rights”) for a pro rata portion of the trust account (the “Trust Account”) which holds the proceeds from CENAQ’s initial public offering, funds from

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

CENAQ’s payment to extend the time to consummate a business combination and interest earned, calculated as of two business days prior to the Closing, which was approximately $10.31 per share, or $158,797,476 in the aggregate. The remaining balance in the Trust Account (after giving effect to the Redemption Rights) was $19,031,516.

After giving effect to the Business Combination, the redemption of public shares as described above and the consummation of the PIPE Investment, there are currently (i) 9,358,620 shares of Class A Common Stock issued and outstanding, (ii) 22,500,000 shares of Class C Common Stock issued and outstanding and (iii) no shares of preferred stock issued and outstanding.

The Class A Common Stock and Verde Clean Fuels warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VGAS” and “VGASW,” respectively, on February 16, 2023.

OpCo A&R LLC Agreement

In connection with the Closing, Verde Clean Fuels and Holdings entered into an amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”). The OpCo A&R LLC Agreement provides, among other things, that each Class C OpCo Unit is exchangeable, subject to certain conditions, for one share of Class A Common Stock, and a corresponding share of Class C Common Stock will be cancelled in connection with such exchange.

Tax Receivable Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Business Combination Agreement, Verde Clean Fuels entered into a tax receivable agreement (the “Tax Receivable Agreement”) with Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the Agent (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, Verde Clean Fuels is required to pay each TRA Holder 85% of the amount of net cash savings, if any, in U.S. federal, state and local income and franchise tax that Verde Clean Fuels actually realizes (computed using certain simplifying assumptions) or is deemed to be realized in certain circumstances in periods after the Closing as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right (each as defined in the OpCo A&R LLC Agreement) and (ii) imputed interest deemed to be paid by Verde Clean Fuels as a result of, and additional tax basis arising from, any payments Verde Clean Fuels makes under the Tax Receivable Agreement. Verde Clean Fuels will retain the benefit of the remaining 15% of these net cash savings.

A&R Registration Rights Agreement

In connection with the Closing, that Registration Rights Agreement, dated August 17, 2021 (the “IPO Registration Rights Agreement”), was amended and restated by Verde Clean Fuels, certain persons and entities holding securities of CENAQ prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock and Class C Common Stock pursuant to the Business Combination (together with the Initial Holders, the “Reg Rights Holders”) (as amended and restated, the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, within 60 days after Closing, Verde Clean Fuels shall use its commercially reasonable efforts to file with the SEC (at Verde Clean Fuels’ sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Verde Clean Fuels will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand Verde Clean Fuels’ assistance with underwritten offerings and block trades, and the Reg Rights Holders are entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Verde Clean Fuels if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Fourth Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement, at Closing, Verde Clean Fuels filed the Fourth A&R Charter.

Indemnification Agreements

On the Closing Date, in connection with the consummation of the Business Combination, Verde Clean Fuels entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require Verde Clean Fuels to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Verde Clean Fuels’ directors or executive officers or out of any services they provide at Verde Clean Fuels’ request to any other company or enterprise.

As described in Note 5, in connection with the $1,725,000 extension deposit previously noted, on November 15, 2022, the Company issued an unsecured promissory note (the “Extension Note”) in the principal amount of $1,725,000 to the Sponsor in connection with the Extension. The Extension Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which CENAQ’s initial business combination is consummated and (ii) the liquidation of the Company on or before February 16, 2023 or such later liquidation date as may be approved by the Company’s stockholders. If the Business Combination is consummated, the amount repayable under the Extension Note will be reduced by a percentage equal to the aggregate amount of cash proceeds required to satisfy any exercise by the Company’s eligible stockholders of their redemption rights provided for in the Company’s third amended and restated certificate of incorporation divided by the total amount required if all eligible holders of Class A common stock, par value $0.0001 per share, of the Company elected to exercise their redemption rights with respect to all eligible shares of Class A common stock held by such holders in accordance with Section 8.03 of the Business Combination Agreement.

On November 15, 2022, the Company issued an unsecured promissory note (the “Sponsor Note”) allowing the Company to borrow from the CENAQ Sponsor up to $467,500. On November 15, 2022, the Company requested and received $100,000 under the Sponsor Note. The Sponsor Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which CENAQ’s initial business combination is consummated and (ii) the liquidation of the Company on or before February 16, 2023 or such later liquidation date as may be approved by the Company’s stockholders.

In connection with the Closing, and based on the $158,797,476 of redemptions, the Sponsor was due $184,612 under the Extension Note. At closing, the Sponsor was also due $100,000 under the Sponsor Note and $125,000 under the Promissory Note. However, on February 15, 2023, in lieu of repayment of the Extension Note and repayment of the Sponsor Note, the Company entered into a new promissory note with the Sponsor totaling $409,612 (“New Promissory Note”). The New Promissory Note, cancels and supersedes the Extension Note and the Sponsor Note. The New Promissory note is non-interest bearing and the entire principal balance of the New Promissory Note is payable on or before February 15, 2024. The New Promissory Note is payable at the Company’s election in cash or in Class A common stock at a conversion price of $10.00 per share.

The Company also obtained additional transaction expense reductions leading up to the Closing including a reduction to the deferred underwriting fees and a reduction to legal expenses. In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Company, Intermediate and Holdings entered into a letter agreement with the underwriters, pursuant to which, among other things, (i) Imperial Capital, LLC agreed to forfeit all of its 1,423,125 Private Placement Warrants and all of its 156,543 Representative Shares, (ii) I-Bankers Securities, Inc. agreed to forfeit all of its 301,875 Private Placement Warrants and all of its 33,207 Representative Shares and (iii) the underwriters agreed to reduce their deferred underwriting fees related to the IPO from $6,037,500 to $4,312,500. As part of the Closing, the underwriters agreed to further reduce their deferred underwriting fees related to the IPO from $4,312,500 to $1,700,000. Additionally, as of December 31, 2022, the Company had $4,110,755 of accrued legal expenses related to the Closing (included in Accounts payable and accrued expenses) and $511,760 of legal expenses

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

recorded to Deferred financing costs related to the PIPE capital raise. However, the Company’s legal counsel agreed to reduce total legal expenses to $3,250,000 in connection with the Closing. The underwriter’s counsel involved in the PIPE capital raise also agreed, in connection with Closing, to reduce total legal expenses included in deferred financing costs to $325,000.

The Company’s future liquidity requirements are satisfied by the net $37,329,178 of cash proceeds received on February 15, 2023 in connection with the Closing.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. On October 26, 2022, in accordance with the third amended and restated certificate of incorporation of the Company, the Sponsor elected to convert 3,487,500 of its shares of Class B Common Stock into shares of Class A common stock on a one-for-one basis. At December 31, 2022 and 2021, there were 3,677,250 and 189,750 shares of Class A common stock issued or outstanding, respectively, excluding 17,250,000 shares of Class A common stock subject to redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At December 31, 2022 and 2021, there were 825,000 and 4,312,500 shares of Class B common stock issued and outstanding, respectively. Of the 4,312,500 shares of Class B common stock, an aggregate of up to 562,500 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stocks after the IPO. On August 19, 2021, the over-allotments were exercised in full, hence the 562,500 Founder Shares were no longer subject to forfeiture.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the Delaware General Corporation Law (“DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in our IPO and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Warrants — There are 19,612,500 warrants currently outstanding, including 12,937,500 public warrants and 6,675,000 Private Placement Warrants. Each warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Class A common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A common stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Private Placement Warrants, as well as any warrants the Company issues to the Sponsor, officers, directors, initial stockholders or their affiliates in payment of Working Capital Loans made to the Company, will be identical to the public warrants underlying the Units being offered in the IPO.

NOTE 8 — INCOME TAX

The Company’s net deferred tax assets (liability) at December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets (liability)
Organizational costs/Startup expenses	$195,311	$53,826
Accrued interest – Trust	(119,186)	—
Federal Net Operating loss	—	41,721
Total deferred tax assets	76,125	95,547
Valuation allowance	(195,311)	(95,547)
Deferred tax liability, net of allowance	$(119,186)	$—

CENAQ ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — INCOME TAX (cont.)

The income tax provision for the years ended December 31, 2022 and 2021 consists of the following:

	December 31,	December 31,
	2022	2021
Federal
Current	$312,446	$—
Deferred	19,422	(94,557)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	99,764	94,557
Income tax provision	$431,632	$—

As of December 31, 2022 and 2021, the Company had $0 and $198,672, respectively of U.S. federal operating loss carryovers available to offset future taxable income, which do not expire.

In assessing the realization of the deferred tax assets (liability), management considers whether it is more likely than not that some portion of all of the deferred tax assets (liability) will not be realized. The ultimate realization of deferred tax assets (liability) is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets (liability), projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year December 31, 2022 and December 31, 2021, the valuation allowance increased by $99,764 and $95,547, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.00%	21.0%
State taxes, net of federal tax benefit	0.00%	0.0%
Permanent Book/Tax Differences	—%	(1.08)%
Non-deductible merger costs	(31.17)%	—%
Change in valuation allowance	(3.05)%	(19.92)%
Income tax provision	(13.22)%	—%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the taxing authorities.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as previously described, the Company did not identify any other subsequent events that would have required adjustment in these consolidated financial statements.

VERDE CLEAN FUELS, INC.